Exhibit 1.1
                                                                     -----------

                    ANNUAL REPORT FOR DYNEA INTERNATIONAL OY
                      FOR THE YEAR ENDED DECEMBER 31, 2002

         PREPARED PURSUANT TO THE IDENTURE DATED AUGUST 8, 2000, BY AND
        BETWEEN THE BANK OF NEW YORK AS TRUSTEE, DYNEA CHEMICALS OY, AS
                 GUARANTOR AND DYNEA INTERNATIONAL OY AS ISSUER

                                TABLE OF CONTENTS

Market Information..................................i

Certain Definitions.................................i

Forward Looking Statements........................iii

Item 1. Identity of Directors,
         Senior Management and Advisers.............4

Item 2. Offer Statistics and Expected Timetable.....4

Item 3. Key Information.............................5

Item 4. Information on the Company.................17

Item 5. Operating and Financial
         Review and Prospects......................29

Item 6. Directors, Senior Management
         and Employees.............................50

Item 7. Major Shareholders and Related
         Party Transactions........................52

Item 8.  Financial Information.....................55

Item 9.  The Offer and Listing.....................55

Item 10. Additional Information....................56

Item 11. Quantitative and Qualititative Disclosures
          About Market Risk........................64

Item 12. Description of Securities
          Other than Equity Securities.............66

Item 13. Defaults, Dividend Arrearges
          and Deliquencies.........................67

Item 14. Material Modifications to the
          Rights of Security Holders and
          Use of Proceeds..........................67

Item 15.Controls and Procedures....................67

Item 16. [Reserved]................................67

Item 17. Financial Statements......................67

Item 18. Financial Statements......................67

Item 19. Exhibits..................................67

Index to Dynea International Oy
 Financial Statements............................F-1

Index to Dynea Chemicals Oy
 Financial Statements.............................G-1

         This annual report describes the operations of Dynea International Oy and the operations of Dynea Chemicals Oy, the holding company subsidiary of Dynea International Oy, as the businesses of Dynea International Oy and Dynea Chemicals Oy are identical since all operations are conducted at or below the level of Dynea Chemicals Oy.

                               MARKET INFORMATION

         Information regarding market share, market position and industry data pertaining to our business contained in this annual report consists of estimates based on data and reports compiled by industry professional organizations and analysts and our knowledge of our sales and markets. We take responsibility for compiling and extracting but have not independently verified market data provided by third parties or industry or general publications. Similarly, while we believe our internal estimates to be reliable, they have not been verified by any independent sources.

                               CERTAIN DEFINITIONS

         As used in this annual report, "we," "our," "us," and "Dynea International" refer to Dynea International Oy, a holding company incorporated under the laws of Finland, together with Dynea Chemicals Oy, its wholly-owned holding company subsidiary incorporated under the laws of Finland and, where the context requires, their subsidiaries. Dynea Chemicals Oy is referred to as "Dynea Chemicals" and "the guarantor", which also includes, where the context requires, its subsidiaries, and contains the resins manufacturing operations that were acquired from Fortum Oyj and, where the context requires, the other operations that historically were operations of Dynea Chemicals Oy and that have been sold. "Dynea" means Dynea Oy (formerly Nordkemi Oy). We are a wholly-owned subsidiary of Dynea Oy. "Neste" refers to the chemicals business which was acquired from Fortum Oyj, on November 30, 1999. "Dyno" means Dyno ASA, a company incorporated under the laws of Norway, together with its subsidiaries, containing the resins manufacturing, paper overlays and oil field chemicals production operations that were acquired on August 8, 2000, and, where the context requires, the other operations that historically were operations of Dyno ASA and that have been sold.

                           FORWARD-LOOKING STATEMENTS

         Some statements in this annual report are not historical facts and are "forward-looking." Words such as "believes," "expects," "estimates," "may," "intends," "will," "should" or "anticipates" and similar expressions or their negatives frequently identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or industry results to be materially different from those expressed or implied by those forward-looking statements. From time to time, we have made or may make forward-looking statements orally or in writing. Those forward-looking statements may be included in, among other things, press releases, filings with or submissions to the U.S. Securities and Exchange Commission, reports to shareholders and noteholders and other communications or oral statements made by or with the approval of an authorized executive officer.

         Forward-looking statements, such as statements regarding our ability to develop and expand our business, our ability to reduce costs, our ability to take advantage of new technologies, the effects of regulations (including tax regulations), litigation, our anticipated future revenues, capital spending and financial resources and other statements contained in this annual report regarding matters that are not historical facts, involve predictions. Actual events or results may differ materially as a result of risks and uncertainties that we face. Those risks and uncertainties include:

         o the significant amount of indebtedness we and our subsidiaries incurred and our obligations to service that indebtedness;

         o contractual restrictions on our ability to receive dividends or loans from some of our subsidiaries;

         o    changes in our business strategy or development plans;

         o    our ability to attract and retain qualified personnel;

         o    worldwide economic and business conditions;

         o increased competition from other or new resins manufacturing companies;

         o customer purchasing behavior or trends toward consolidation or up-stream integration;

         o    changing technology;

         o    regulatory, legislative and judicial developments; and

         o    operating difficulties.

         Some of these factors are discussed in more detail elsewhere in this annual report including, under the captions "Item 3. Key Information--Risk Factors," "Item 4. Information on the Company--Business" and "Item 5. Operating and Financial Review and Prospects."

Item 1. Identity of Directors, Senior Management and Advisers.

        Not applicable.

Item 2. Offer Statistics and Expected Timetable.

        Not applicable.

Item 3.  Key Information.

                       SELECTED COMBINED AND CONSOLIDATED
                HISTORICAL FINANCIAL DATA OF DYNEA INTERNATIONAL

         The table below sets forth selected combined and consolidated historical financial data for Dynea International as of and for the periods indicated. The selected combined financial data as of November 30, 1999 and for the eleven month period ended November 30, 1999 and the selected consolidated financial data as of December 31, 1999, 2000, 2001 and 2002, and for the one month period ended December 31, 1999 and the years ended December 31, 2000, December 31, 2001 and December 31, 2002 have been derived from the audited combined and consolidated financial statements of Dynea International, which have been audited by PricewaterhouseCoopers Oy, independent accountants. The selected combined financial data as of December 31 1998 and for the year ended December 31 1998 have been derived from the audited combined financial statements of the predecessor to Dynea International, which have been audited by Arthur Andersen, independent accountants. Dynea International has prepared its financial statements in accordance with International Financial Reporting Standards ("IFRS"). The selected combined and consolidated historical financial data of Dynea International should be read in conjunction with "Item 5. Operating and Financial Review and Prospects" and the combined and consolidated financial statements of Dynea International included elsewhere in this annual report.

                       SELECTED COMBINED AND CONSOLIDATED
                HISTORICAL FINANCIAL DATA OF DYNEA INTERNATIONAL

                                                   Combined(4)                          Consolidated(4)
                                      -----------------------------------------------------------------------------

                                                    11 month
                                                    Period          1 month
                                        Year Ended  Ended        Period Ended                  Year ended
                                       December 31, Nov. 30,        Dec 31,                   December 31,
                                       -----------  -----------  -----------    ---------------------------------------
                                           1998         1999         1999          2000           2001           2002

                                                                         (millions)
Income Statement Data:
Sales.............................  (euro) 915.8 (euro) 770.6  (euro)  66.2  (euro) 1,054.6  (euro) 1,049.6 (euro) 955.8
Other operating income............           6.0          6.9           3.1            18.2            11.3         13.8
Cost of sales(1) .................                                                   (913.4)         (894.1)      (798.0)
Selling and distribution expenses(1)                                                  (49.2)          (41.8)       (41.3)
Research and development expenses(1)                                                  (17.9)          (15.6)       (17.6)
Administrative expenses(1) .......                                                    (59.1)          (65.8)       (55.5)
Changes in inventories and raw
   materials and consumables used(1)      (586.7)      (466.9)        (42.8)
Staff costs(1)....................        (121.4)      (120.8)        (10.3)
Other operating expenses(1).......        (159.6)      (141.2)        (19.1)          (41.2)          (10.9)       (13.9)
Depreciation and amortization(1)..         (45.7)       (45.7)         (4.8)          (13.3)          (17.4)       (14.6)
                                     -----------   -----------  -----------     -----------     -----------  -----------
Operating profit (loss)...........           8.4          2.9          (7.7)          (21.3)           15.3         28.7
Finance costs.....................          (8.0)        (4.5)         (2.0)          (75.1)          (80.2)       (50.0)
Share of results of associates....          (0.6)         0.3           0.1            15.2             9.7          3.3
                                     -----------   -----------  -----------     -----------     -----------  -----------
Loss before income taxes and minority
   interest.......................          (0.2)        (1.3)         (9.6)          (81.2)          (55.2)       (18.0)
Income tax expense (benefit)......           6.3         15.3          (0.5)          (19.6)           (7.6)        (5.2)
                                     -----------   -----------  -----------     -----------     -----------  -----------
Loss from ordinary activities before
   minority interest..............          (6.5)       (16.6)         (9.1)          (61.6)          (47.6)       (12.8)
Minority interest.................           0.2         (0.4)          0.1             0.7             2.4          2.5
                                     -----------   -----------  -----------     -----------     -----------  -----------
Net loss..........................  (euro)  (6.7) (euro)(16.2) (euro)  (9.2) (euro)   (62.3) (euro)   (50.0) (euro)(15.3)
                                     ===========   ===========  ===========     ===========     ===========  ===========
Supplemental Operating Data:
Capital expenditures..............          51.3         27.6           8.5            27.1            28.9         25.0
Cash Flow Statement Data:

Net cash inflow (outflow) from
   operating activities...........          70.7          5.6          (9.1)          (26.5)            0.3         14.9
Net cash inflow (outflow) from
   investing activities...........         (31.5)       (19.2)       (364.3)           39.1            46.1        (25.1)
Net cash inflow (outflow) from
   financing activities...........         (43.3)        23.6         408.7            (7.9)          (27.3)       (17.7)
Amounts in Accordance with U.S. GAAP:
Operating profit (loss)...........           8.4         12.3          (1.2)          (19.4)           16.2         44.7
Net profit (loss).................          (6.7)        (9.4)         (2.6)          (63.5)          (49.3)         0.3



                                           Combined(4)                         Consolidated(4)
                                        -------------  -------------  -------------------------------------------------------
                                          As of          As of    -
                                         Dec. 31,        Nov. 30,                         As of December 31,
                                        ------------   -------------  --------------------------------------------------------
                                            1998           1999           1999          2000         2001          2002
                                        ------------   -------------  ------------ ------------- ------------   -------------
                                                                                          (millions)
Balance Sheet Data:
Cash and cash equivalents...............(euro)31.2    (euro) 26.4    (euro) 33.7  (euro)  40.2  (euro)  59.5    (euro)  31.9
Working capital(2)......................      12.4           63.5           91.5          58.9          18.4           (24.0)
Intangible assets.......................      53.7           51.8           90.6         277.9         269.2           252.7
Total assets............................     592.4          656.5          772.7       1,302.0       1,063.4           969.1
Total debt(3)...........................     227.9          194.6          319.3         720.4         669.8           631.1
Shareholders' equity....................     159.4          216.4          175.7         200.0         172.7           128.4
Amounts in accordance with U.S. GAAP
Total assets............................     592.4          656.5          682.3       1,327.5       1,054.4           989.2
Shareholders' equity....................     159.4          223.2          182.3         195.5         163.9           143.1

                                                 (see footnotes on the following page)

                     Footnotes To Historical Financial Data

(1) Operating expenses are classified according to their nature in the combined income statements for the year ended December 31, 1998 and for the 11 months ended November 30, 1999, as well as one month period ending December 31, 1999 and according to their function in the consolidated income statements for the year ended December 31, 2000, 2001 and 2002. The change in the classification has been done to better reflect the management of expenses.

(2)    Working capital is computed as current assets less current liabilities.

(3) Total debt comprises long-term loans (including first years' installments), bank loans, overdrafts and related party borrowings.

(4) Due to the purchase of Neste on November 30, 1999, Dynea International's combined financial statements for the periods prior to December 1, 1999, are not comparable to the consolidated financial statements presented subsequent to December 1, 1999.

                                 Exchange Rates

     On January 1, 1999, the euro was introduced as a new currency in Finland and ten other European Union member states. The legal rate of conversion between Finnish marks and euros was established on January 1, 1999 at FIM 5.94573 =
(euro)1.00. On January 1, 2002, the Finnish mark was replaced by the euro as the legal currency of Finland.

         Before January 1, 1999, there was no exchange rate between the euro and the U.S. dollar. The following table describes, for the periods and dates indicated, information concerning the noon buying rate for the euro in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. Amounts are expressed in euro per $1.00, and average figures reflect the average of the noon buying rates on the last day of each month during the relevant period.

                           Period-end rate   Average rate        High            Low
                           --------------- --------------- --------------- ---------------
Year
2002.......................    0.9530           1.0605          1.1615         0.9530
2001.......................    1.1235           1.1224          1.1947         1.0488
2000.......................    1.0652           1.0861          1.2092         0.9676
1999.......................    0.9930           0.9445          0.9984         0.8466
1998.......................    0.8518           0.8981          0.9466         0.7030

Through April 4, 2003......    0.9336           0.9277          0.9336         0.9171
March 2003                     0.9174           0.9264          0.9483         0.9040
February 2003..............    0.9277           0.9272          0.9339         0.9195
January 2003...............    0.9312           0.9414          0.9652         0.9207
December 2002..............    0.9537           0.9810          1.0074         0.9537
November 2002..............    1.0068           0.9987          1.0106         1.0068
October 2002...............    1.0120           1.0192          1.0290         1.0120


                                  Risk Factors

         You should carefully consider all the information in this annual report, including these material risk factors.

                         Risks Relating to Our Business

Our business is highly competitive, and in the future we may lose market share or profitability or our net losses may increase as a result of activities of our competitors.

         The markets for some of our products are highly competitive. We are exposed to the competitive characteristics of several different geographic markets and industries. We have identified a variety of competitive factors, including:

         o    product quality;

         o    product price;

         o    reliability of product supply;

         o    technical support and other customer services; and

         o    proximity to customers.

         Some of our competitors, including Borden Chemicals Inc., Georgia-Pacific Corporation and BASF AG, are larger and have greater financial resources than we do. We also compete with a large number of smaller regional companies. We may lose market share to these or other competitors.

         In the past several years, there have been a number of mergers, acquisitions and spin-offs in the chemicals industry. This restructuring activity may result in our competitors consisting of fewer, larger producers. We believe that restructuring is further advanced in the North American resins market, but we expect significant restructuring in Europe and Asia. In addition, as the markets for our products expand, we expect that additional competition will emerge and that existing competitors may commit more resources to the markets in which we participate. This could lead to changes in the competitive environment, cause a decrease in our revenues and cash flow and have a detrimental effect on our business and operations.

We may possibly face competition from producers of materials that are substitutes for formaldehyde-based resins and paper overlays, which could lead to declines in sales or revenues from our sales of these products.

         We face the possibility of competition from a number of products that are potential substitutes for formaldehyde-based resins and paper overlays. Currently, we estimate that formaldehyde-based resins make up most of the resins used as panelboard resins, wood and specialty adhesives and industrial resins. However, in some markets, non-formaldehyde based resins are a viable alternative to our formaldehyde-based resins. For example:

         o We estimate that, in North America, about 20% of the resins used for oriented strand board ("OSB") are polyurethane-based products. This product is more expensive than formaldehyde-based resins, but less of it is used to produce the same amount of OSB, it is more water resistant than formaldehyde-based OSB resins and it allows for faster production speeds.

         o Acrylic resins are used as a substitute for formaldehyde-based resins in insulation. Recently, a major insulation manufacturer has completely replaced certain phenolic-formaldehyde resins with acrylic resins in the manufacture of its building insulation product.

         o Various latex and polyurethane products are used as substitutes for wood and specialty adhesives by furniture manufacturers.

         o With regard to paper overlays, high pressure laminates, wood veneers, powder coatings, plastics, paint and lacquer are all substitutes. These products are increasingly popular substitutes for paper overlays, although they do not have all of the same characteristics of paper overlays.

         Considerable growth in these substitutes for resins or paper overlays could adversely affect our market share, net sales and profit margins. Furthermore, within our market, new products could be developed in the future which could further threaten our market share for some of our products.

We may face competition from our current customers in the panelboard resins market, which could lead to declines in sales or revenues from these products.

         Many of our customers for panelboard resins are currently large and continuing to grow. As these large manufacturers expand their operations and build new facilities, they may choose to build their own panelboard resins production facilities and begin to produce their own panelboard resins, particularly those customers who use predominantly urea-formaldehyde resins. In some cases, those plants could be newer or more cost-effective than the plants we are currently using to supply those customers. Some of the larger wood panel producers already manufacture formaldehyde-based resins for their own use. Captive production of formaldehyde-based resins tends to be limited to the largest producers. These customers do, however, represent an important part of the market. We estimate that approximately 60 percent of our annual sales in 2002 derived from sales of urea-formaldehyde resins. If any of our customers began to produce their own resins, either using a new plant or an existing facility purchased from another party, we could lose the customer, which could cause our revenues and cash flow to decline. If one of our plants were particularly dependent on a customer of that sort, we could be forced to close that facility. In addition, the possibility that one or more of our customers might decide to construct a new facility of that sort acts to limit prices, which we can charge for those panelboard resins.

We may lose market share as a result of customer consolidation, which could cause our income to decline and our net losses to increase.

         We are the third largest supplier of resins in North America. However, we estimate that both of our larger competitors supply about twice as much resin to the North American market (on a tonnage basis) than we do. This is due, in part, to considerable consolidation among our customers in that market over the past few years. Customers who intend to use a sole or dual-source supplier strategy may choose to pick one of or both of our two large competitors. Accordingly, our market share in North America may decline in future years, which could cause our revenues and cash flow to decline. In addition, there has been similar, although less extensive, consolidation in Europe, which could reduce our European market share.

Declines in worldwide economic conditions could lead to declines in our sales or could cause our net losses to increase.

         Our resins and paper overlays production businesses depend on the building construction and furniture manufacturing industries, which are global industries subject to regional or national cycles. These industries are particularly affected by any downturn in gross domestic product and, accordingly, any decline in gross domestic product in a given market could have a detrimental impact on our business, cash flow, results of operations or financial condition in that market.

Raw material prices may fluctuate significantly, which could lead to decreased profit margins for some of our products in some circumstances. In addition, we are somewhat dependent on some suppliers for some of the raw materials we use to produce our resins and paper overlays.

         Our raw material costs in connection with the production of resins and paper overlays in 2002 included methanol, urea, phenol and melamine. For our paper overlays operations, the principal raw materials also include paper. We purchase the majority of our raw materials as bulk commodities through a combination of long-term contracts of one to three years in duration, informal long-term arrangements with suppliers and purchases on the spot market. Approximately 70% to 80% of our supply contracts for these raw materials are long-term contracts or informal agreements with long-term suppliers. Our long-term contracts generally specify a supply level and guarantee availability of that supply. Prices under these contracts are either negotiated monthly or quarterly or they are tied by a formula to any given benchmarks reported by independent incorporations like Independent Commodity Information Service (ICIS) or Chemical Market Associates Inc. (CMAI). In connection with these purchases, we have been able to obtain some volume rebates. We also purchase raw materials directly on the spot market. Spot prices fluctuate and may be significantly less than, or significantly greater than, the prices we have paid for our raw materials purchased under long-term agreements.

         As the prices we pay for our raw materials change quarterly or monthly, we are subject to considerable volatility in the prices we pay for raw materials. Prices of methanol and urea are highly volatile, while prices of phenol and melamine are generally slightly less so. Due to the considerable volatility in methanol and urea prices, our raw material costs can vary significantly both from year to year and during a given year. We are not always able to fully pass through to our customers fluctuations in the prices of our raw materials. When this occurs, our sales generate lower margins, particularly with respect to sales made under contracts with periodic adjustment features. There have been in the past, and may be in the future, periods of time during which we cannot recover cost increases. These failures to recover costs can result in part because of competitive pressures, the timing of changes to the prices of raw materials and because at times, in some markets, industry over-capacity prevents selling prices from being raised. Furthermore, raw material cost decreases are generally reflected more quickly in our sales prices than raw material cost increases due to pressure from our customers.

         In addition, we may not be able to continue to purchase the volumes of raw materials that we require from our suppliers in the future. The loss of any of our major suppliers would take us on average three to six months, and potentially as long as one year, to replace and could require that we make purchases on the spot market, at potentially higher prices, in the interim.

We depend on continued technological and product innovation for our future growth, and any failure to improve our products could lead to a decline in market share and a resultant decrease in revenues and an increase in net losses.

         All of our businesses experience gradual periodic technological change, ongoing incremental product improvements and obsolescence of existing products. Manufacturers periodically introduce new products or production processes. In the past, we have benefited from our ability to operate at the forefront of some markets. We produce resins in thousands of different formulations, the great majority of which are individually tailored to meet the specific requirements of our customers. We continually seek to develop innovative, technically advanced products. These efforts typically result in the turnover of our portfolio of product formulations every three to five years. Our future growth will depend on our ability to gauge the direction of the commercial and technological progress in all key markets and successfully develop, manufacture and market products in those changing markets. We must identify, develop and market innovative products on a timely basis to replace existing products in order to maintain our competitive position.

         We intend to devote significant resources to the development of new technologically advanced products and intend to continue to devote a substantial amount of spending to the research, development and technology process functions of our businesses. However, we may fail to develop new products and/or technology or our customers may not accept such new products or technology. If we fail to keep pace with the evolving technological innovations in our markets, then our sales, profitability and cash flow will decline as our customers turn to newer products produced by our competitors.

                          Risks Relating to Our Company

Since our assets and all of the assets of our subsidiaries are already pledged as security for the obligations of our subsidiaries under the senior credit facility and other debt, we may find it difficult or impossible to borrow additional funds if we need to do so.

         The lenders under our existing senior credit agreement have a first ranking security interest in substantially all of the tangible and intangible assets our subsidiaries and a security interest in the shares we own of Dynea Chemicals Oy. In addition, some of the other debt of our subsidiaries is secured under similar, lower-ranking pledges of assets of those subsidiaries. These lenders are not obligated to allow us to enter into further security arrangements with these assets, or to allow us to grant similar security interests to new lenders. As a result, we and our subsidiaries may not be able to obtain additional loans from lenders who require us to provide them with security interests in those assets unless we can first repay all of our existing outstanding indebtedness under the senior credit agreement and other subsidiary debt. This may prevent us from obtaining additional funds when needed and could negatively affect our business or our results of operations.

We are subject to restrictive debt covenants that prevent us from taking a number of actions, including some actions which might increase our income or improve our financial results.

         The indentures governing our notes contain covenants with respect to us and our restricted subsidiaries that restrict, among other things:

         o    the incurrence of additional indebtedness;

         o the payment of dividends on, and redemptions of, capital stock and the redemption of indebtedness that is junior in right of payment to the notes;

         o some other restricted payments including, without limitation, investments;

         o    some transactions with affiliates;

         o    some transfers or sales of assets;

         o    the grant of liens on our properties;

         o    the execution of sale and leaseback transactions;

         o the sale of stock or the issuance of disqualified stock and preferred stock of restricted subsidiaries;

         o the guarantee of indebtedness of our company, other than the notes, by our subsidiaries;

         o    our expansion into unrelated businesses;

         o the creation of restrictions on distributions from restricted subsidiaries; and

         o consolidations, mergers and transfers of all or substantially all of our assets.

         These restrictions may prevent us from taking a number of actions, including some actions which might increase our income or otherwise improve our financial results.

Our subsidiaries are subject to restrictive debt covenants that prevent them from taking a number of actions, including some actions which might increase our income or improve our financial results, and which may prevent us from obtaining funds from them to repay the notes.

         Our subsidiaries are subject to the restrictive covenants and events of default provisions contained in the senior credit facility. These covenants and provisions restrict, among other things, the ability of our subsidiaries to make any payments or distributions to us in order to enable us to prepay the notes or make the interest payments under the notes while indebtedness under the senior credit facility is outstanding. The senior credit facility also requires our subsidiaries to maintain specified financial ratios and satisfy financial condition tests. These tests and financial ratios become more restrictive over the life of the senior credit facility. The ability of our subsidiaries to meet those financial ratios and tests can be affected by events beyond our control, and our subsidiaries may in the future fail to meet those ratios and tests.

         A breach of any of these covenants, ratios, tests or restrictions could result in an event of default under the senior credit facility. Upon the occurrence of any event of default under the senior credit facility, the lenders could elect to declare all amounts outstanding under the senior credit facility, together with accrued interest, to be immediately due and payable. If our subsidiaries could not repay those amounts or if any other enforcement event under the security documents arises, the lenders could proceed against the collateral granted to them to secure repayment of those amounts. If the lenders under the senior credit facility accelerate the payment of those amounts, the assets of our subsidiaries may not be sufficient to repay in full those amounts, to satisfy all other liabilities of our subsidiaries and to enable us to repay the notes in full.

We may still be able to incur substantially more debt which may be senior debt, in addition to that which we have already incurred, which could further increase the risks described above.

         We and our subsidiaries may be able to incur substantial additional debt in the future. We could, for example, incur an additional (euro)1.0 million of debt under the senior credit agreement beyond that which we had incurred as of December 31, 2002. The terms of the indenture restrict, but do not fully prohibit, us and our subsidiaries from borrowing additional debt. The additional debt we incur could be secured and debt of the guarantor could be senior to the guarantee. Debt incurred by our subsidiaries will be effectively senior in right of payment to the notes. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

We may not succeed in making further acquisitions, or may not successfully integrate any further acquired operations, which could cause our net losses to increase or could lead to declines in our overall revenues or profitability.

         As part of our strategy, we may acquire companies or operations engaged in similar or complementary businesses to our own. Restrictions in the terms of the notes may, however, preclude our ability to make some acquisitions. Further, for acquisitions that are not precluded, we may need to borrow money which will increase our debt service requirements and could make it harder for us to make payments on the notes. In order to manage any acquisitions we successfully complete, we will need to continue to implement and improve our operational, financial and management information systems. If making acquisitions or integrating any acquired business diverts too much management attention from the operations of our core businesses, this could adversely effect our financial condition and results of operations. Any acquisition that we make could be subject to a number of risks, including:

         o failure to discover liabilities of the acquired company for which we may be responsible despite any investigation we may make before the acquisition;

         o our ability to assimilate the operations and personnel of the acquired company; and

         o    the loss of key personnel in the acquired company.

         Any acquisition we consummate may fail to provide the benefits we originally anticipate. Furthermore, we may fail to identify attractive acquisition candidates, complete and finance potential acquisitions on favorable terms, or integrate acquired operations with our existing businesses.

We will have ongoing costs and may have additional costs, obligations or liabilities with respect to environmental matters, which may cause our net losses to increase in the future.

         Our operations are subject to extensive environmental, health and safety laws and regulations. Among other things, these laws and regulations:

         o regulate air emissions, wastewater discharges and other releases to the environment, the handling and use of hazardous materials, the generation, treatment, storage and disposal of wastes, and workplace conditions, as well as other aspects of our operations and products;

         o    impose requirements relating to the clean-up of contamination;

         o impose liability in the event of harm to human health, the environment and natural resources; and

         o provide for substantial fines and potential criminal sanctions for violations.

         We incur substantial costs in our efforts to comply with these laws and regulations. At some of our sites, there may be contamination from past operations which requires, or is anticipated to require, investigation and remediation. The nature of the chemical industry also exposes us to risks of liability under these laws and regulations due to the production, storage, transportation and sale of materials that can cause harm to human health, the environment and natural resources. In addition, individuals could seek damages for alleged personal injury or property damage due to exposure to chemicals at our facilities or to chemicals otherwise produced, owned or controlled by us.

         We expect that our operations will continue to be subject to increasingly stringent environmental and health and safety laws and regulations. We anticipate that these laws and regulations will continue to require increased costs and impose additional liabilities. Future changes to environmental, health and safety laws and regulations may be significant, and contamination could occur or be identified in the future. In addition, the indemnifying parties to the agreement relating to the acquisition of Neste may fail to honor their contractual commitments to us. The amounts we have provided or budgeted may not be adequate. Our future cash flow may decline as a result of increased expenditures on environmental health or safety matters.

We may have ongoing liabilities associated with the explosives business of Dyno vis-a-vis third parties, which could lead to unforeseen expenses and could cause our net losses to increase in the future.

         Dyno ASA historically owned and operated the explosives business of Dyno in Norway. The assets related to that business were transferred to Dyno Nobel ASA at the time we acquired Dyno ASA. Some of the liabilities related to the activities of that business prior to that transfer may remain with us. In addition, the explosives business of Dyno in countries other than Norway was conducted by former and current subsidiaries of Dyno ASA, and we may have some remaining liabilities from past activities of those subsidiaries as well. However, Dyno Nobel ASA has agreed to indemnify us for any loss, liability, claim, damage or defense we may face as a result of Dyno's prior ownership of the assets related to the explosives business.

         The nature of Dyno's former explosives business involved storage and detonation of explosives, which is treated in the United States as an inherently dangerous or ultra-hazardous activity. Accordingly, Dyno's former subsidiaries in the United States which have been transferred to Dyno Nobel ASA, or their affiliates, including companies that are still subsidiaries of Dyno, may be held liable for personal injury or property damage that resulted from the storage or detonation of explosives in the past, regardless of the degree of care they exercised.

         While Dyno and those of its subsidiaries engaged in the explosives business followed regulations and industry standards applicable to storage and distribution of ammonium nitrate and explosive products prior to the transfer of those operations to Dyno Nobel ASA, the possibility cannot be excluded of criminal misuse of products produced by Dyno or its former explosives-related operations. Dyno's products may have been stolen or diverted to improper use and litigation might be brought against us seeking to hold Dyno liable in such a case. Litigation is impossible to predict and future legal actions may be material. Similarly, attempts may be made to sue Dyno ASA or its affiliates in the future under a variety of legal theories in Norway, the United States, or in other countries for its previous ownership of the explosives business. However, no such attempts have been made to date.

Our operations are exposed to various risks because we operate in different countries around the world, which may lead us to incur unanticipated expenses or encounter unanticipated difficulties that negatively impact our business, our future revenues or our future profitability and could cause our net losses to increase.

         Because liquid resins cannot generally be transported economically over long distances, our resins production facilities are located close to our customers around the world. Our international operations are generally subject to many additional risks, including:

         o multiple and possibly conflicting laws and unexpected changes in regulatory requirements;

         o difficulties and costs of staffing and managing international operations;

         o    potentially adverse tax consequences;

         o    import and export restrictions and tariffs;

         o    political instability;

         o    cultural differences; and

         o    increased expenses due to inflation.

         Any one of these factors could hurt our sales of services and products to international customers, which could cause our revenues to decline and adversely impact our business, cash flow, financial position and results of operations.

As a large portion of our revenues are denominated in currencies other than the euro, changes in exchange rates could cause our financial results to decline as reported in euros.

         Our revenues, costs, assets and liabilities are denominated in multiple currencies, particularly the U.S. dollar, the Canadian dollar and the Norwegian kroner. This exposes us to fluctuations in various currencies, which may affect our financial condition and results of operations as reported in euro.

         In addition, changes in exchange rates could hurt our ability to make planned capital expenditures as well as payments to you as a result of increased costs relating to our operations in various jurisdictions. We may not in all cases be able to use currency hedging transactions to protect against transaction risk.

         We are also subject to interest rate risk relating to raises in interest rates, as borrowings under our senior debt are based on floating interest rates, such that if interest rates increase, our interest expenses will also increase. This risk is only partially mitigated by interest rates swaps from floating to fixed interest rates into which we enter.

An adjustment to the carrying value of our goodwill or the amortization period would adversely affect our operating results and net worth.

         We have a significant amount of goodwill. As of December 31, 2002 we had unamortized goodwill of (euro)247.8 million, which represents 26% of our total assets, 35% of our total non-current assets and 193% of shareholder's equity. A significant change in market conditions that reduces the estimated future cash flows of the company may trigger an impairment of our goodwill. This would result in a non-cash charge and reduce the operating profit in the year the impairment is recognized and reduce the annual amortization charge in future years. A decrease in the period over which the company estimates the life of goodwill would result in an increased annual amortization charge in future years.

We have an unfunded pension obligation, which could cause us to incur additional future expenses which would cause our net losses to increase.

         As of December 31, 2002, we have an unfunded pension obligation of
(euro)40.3 million, which exceeds the accrued pension cost on our balance sheet by (euro)24.0 million. In the event of changes in the structure of the company, insolvency, or other circumstances, an unrecognized obligation may become payable under the terms of the company's pension plans. This obligation is senior to our obligation to repay amounts due under the notes.

Item 4. Information on the Company.

History and Development

         Dynea International Oy and Dynea Chemicals Oy consist primarily of the combined bonding and surfacing businesses of Neste Chemicals and Dyno ASA. Our address is Snellmaninkatu 13, 00170, Helsinki, Finland, and our telephone number is + 358 10 585 2000.

         The Acquisition of Neste

         In November 1999, our parent company, Dynea Oy, which was then known as Marmorandum Oy, acquired the Neste chemicals business controlled by Fortum Oy, the Finnish state oil and gas company. In this annual report, we refer to this acquisition as the acquisition of Neste. Dynea International Oy (the issuer), formerly known as Neste Chemicals International Oy, was incorporated in Finland in July 2000. Shortly after our incorporation, Dynea Oy (formerly known as Nordkemi) contributed all of the issued and outstanding shares in Dynea Chemicals Oy (the guarantor, which had been incorporated in September 1999 as part of the acquisition of Neste and was formerly known as Neste Chemicals Oy) to us in exchange for all of our issued and outstanding shares.

         The Acquisition of Dyno

         We acquired Dyno ASA on August 8, 2000. Prior to the acquisition of Dyno, Dyno was a public company organized under the laws of Norway whose global operations spanned several industrial activities in the fields of explosives and chemicals. We acquired the resins manufacturing, paper overlays and oil field chemicals production operations and other operations which historically were operations of Dyno ASA and which have been sold or which we intend to sell.

         Sales of Non-Core Operations

         Our goal in acquiring Neste and Dyno was to combine their respective chemicals operations to form a leading global bonding and surfacing products company. In order to achieve this goal, we have sold a number of Neste's and Dyno's non-core operations. In January 2003, we sold our oil field chemicals business to M-I LLC for cash consideration of (euro)76 million.

         Recent Acquisitions and Investments

         On December 18, 2001 our wholly-owned subsidiary Dynea Singapore Pte Ltd signed an agreement with Pine Sky Industries Limited pursuant to which the parties were to have funded a company, Dynea (Guangdong) Co Ltd., in order to build a resins and paper overlays plant in Gaoyao, Guandong, Peoples Republic of China. Under that initial agreement, Dynea Singapore Pte Ltd would have owned 70% of the company and Pine Sky Industries Limited the remaining 30% of the company. However, Pine Sky Industries Ltd was unable to proceed with the joint venture and, therefore, Dynea Singapore proceeded to fully finance the company itself in 2002. Dynea (Guangdong) Co Ltd was incorporated and granted with a business licence in January 31, 2002. We estimate that our investment in the company will be approximately $13 million over the next two years.

         During 2002, Dynea International invested in a new panelboard resins plant in southern Thailand. The new manufacturing company is a joint venture between Dynea International and local Thai investors. It was incorporated April 1, 2002 and named Dynea Krabi Co. Ltd. The new panelboard resins plant is located near Krabi on Thailand's western coast. Our investment amounted to
(euro)0.9 million during 2002 and we estimate that it will total (euro)2.3 million during 2002 and 2003.

         In addition, on January 1, 2002, Dynea Chemicals Oy acquired all of the share capital of Levonal GmbH, which was renamed Dynea Holzeime GmbH. On January 17, 2002, Dynea ASA increased its ownership of the shares in Ulrich Lubbert Gmbh from 20% to 40%. These two German investments totaled (euro)1.15 million.

Corporate Structure

         The following chart is a summary of our corporate structure and ownership.



              Industri Kapital 1997 Fund and      Management and
                Industri Kapital 2000 Fund      Other Shareholders
                                          |              |
                                          |              |
                                          |              |
                                    Dynea Oy ------------|
                                          |
                                          |
                                          |
                             Dynea International Oy
                                    (Issuer)    |
                                          |     |
                                          |     |
                                          |     |
               |-------        Dynea Chemicals Oy
               |               |  (Guarantor)   |
               |               |                |
               |               |                |
               | Dynea Holding |                Nordkem A/S
Obligors ------| Company Subsidiaries           |
Under the      |               |                |
Senior         |               |                |
Credit         |           Dynea Operating      Dynea ASA
Agreement      |        Company Subsidiaries    |
               |                                |
               |                                |
               |                           Dynea ASA Operating
               |--------                 Company Subsidiaries

Markets

         We are a global specialty chemicals company. We develop, manufacture and sell a diverse range of resins and paper overlays and operate primarily in the bonding and surfacing industry. During 2002, we also produced oil field chemicals for the oil industry. However, we sold our oil field chemicals business in January 2003. See "--Sale of Oil Field Chemicals." We operate primarily in Europe, North America and Asia. The following chart shows our revenues by geographic location for the past three years:

                                     2000             2001            2002
                                 -----------      -----------     -----------

Europe                        (euro) 607.8     (euro) 465.8    (euro) 412.4

North America                        335.5            415.2           375.2

Asia                                  69.3            128.0           127.5

Other                                 42.0             40.6            40.7
-------------------------------


         The following chart shows our revenue by product for the past three years:
                                     2000             2001            2002
                                 -----------      -----------     -----------

Bonding and Surfacing          (euro) 634.7    (euro) 915.6    (euro) 857.5

Oil Field Chemicals                    24.2            66.6            71.2

Other                                 393.2            67.4            27.1
-------------------------------

         The overall market for formaldehyde-based resins is primarily driven by production levels in the construction and furniture industries, which are in turn affected by general economic conditions. This market is also driven by the decreasing availability of old-growth timber, which is expected to continue to result in panelboard gaining market share in the wood products market.

         As with formaldehyde-based resins, the market for paper overlays is driven in large part by activity levels in the construction and furniture industries, which are in turn affected by general economic conditions. Both markets are somewhat seasonal, as demand drops off in December, due to a decreased number of working days, and during summer holidays.

Products

         We develop, manufacture and sell a diverse range of bonding and surfacing products in the form of resins and paper overlays

         Resins (which we estimate were approximately 85% of 2002 bonding and surfacing-related revenues). In 2002, we produced approximately 2.0 million tons of resins, from which we derived revenues of approximately (euro)700 million. We manufacture primarily the following three types of resins:

         o Panelboard resins (which we estimate were approximately 55% of 2002 bonding and surfacing-related revenues). Our customers use panelboard resins to bond various combinations of woodchips, fibers and veneer to manufacture particle board, plywood, MDF and OSB, which is a substitute for plywood. Different types of panelboard resins are used depending on requirements such as water resistance, pressing time, strength and appearance.

         o Wood and specialty adhesives (which we estimate were approximately 15% of 2002 bonding and surfacing related revenues). Our customers generally use wood adhesives to manufacture both engineered and interior wood products. Engineered wood solutions include beams, joists, posts and other wood supports for construction; interior wood solutions include veneers, kitchen cabinets, parquet, furniture and table tops Customers also use our specialty adhesives for paper and packaging applications. Both engineered and interior wood and specialty adhesives are customized to the requirements of our customers. The characteristics of these adhesives and their degree of customization depend on a large number of factors in our customers' production processes, including wood type, end use, humidity, viscosity and other factors.

         o Industrial resins (which we estimate were approximately 15% of 2002 bonding and surfacing related revenues). Our customers use industrial resins to produce paper overlays, insulation materials and specialty products for applications such as abrasives, foam, friction products, filters, resins for foundry, molding compounds etc. The construction related products are used by manufacturers in the construction and building materials industry who use them in a number of industrial applications such as roofing and insulation materials. This category also includes some non-formaldehyde-based resins. The specialty products (technical resins) are primarily used in automotive and metal working industries. The degree of customization of these products varies considerably depending on their end use.

         Paper Overlays (which we estimate were approximately 15% of 2002 bonding and surfacing-related revenues). We produce both industrial and decorative paper overlays. In 2002, we produced approximately 260 million square meters of paper overlays. Sales of industrial overlays accounted for approximately 65% of the total volume of paper overlays sold in 2002.

         Paper overlays consist of paper that has been saturated or coated with resins. These papers are then generally bonded under pressure and at high temperatures onto a variety of core materials, including particle board, MDF, OSB and plywood, for use as surface enhancements or finishes for decorative or industrial applications. Industrial paper overlays provide strength and protection and are used in the manufacture of signboards, concrete molds, truck beds and exterior siding. Decorative paper overlays are used in manufacturing products such as furniture, kitchen cabinets, store fixtures and laminated flooring.

Sales and Marketing

         We employ approximately 300 people in our worldwide sales and marketing operations, who are supplemented by technical support staff responsible for assisting our customers in developing and implementing products for use in their production processes. In addition, local and senior management is also involved in marketing and selling our products. Our sales representatives have on average more than ten years' experience with our company or our predecessors. We provide what we believe to be a high level of support and service to all of our customers. We believe our sales staff is experienced, well known and respected by our customers.

         Our sales force includes both individual sales representatives based locally in all of the major markets we serve and specialized "key customer" sales teams operating from bases in Europe and North America. Our "key customer" sales teams market the full range of our products to some of our larger customers and are responsible for coordinating our total offering to these accounts, including sales and technical support. In addition, for some customers for whom we are a sole supplier, we monitor the supply of resins and provide them with additional resins when their supply drops below a designated level. We also sell our paper overlays products through agents on a commission basis in markets where we do not have our own sales staff.

Contracts and Pricing

         The majority of our sales are made under long-term contracts or long-standing informal relationships with our customers. The prices for our products depend significantly on a number of factors, including the type of product being sold, raw material prices, the market prices for similar products and volume discount arrangements.

         Resins. Most of the long-term resins contracts we enter into provide for volumes to be supplied to customers over a period of time. These contracts generally have duration of one to two years, but often contain automatic renewal provisions. Prices under many of these contracts are subject to adjustment on a periodic basis, usually monthly or quarterly. These adjustments are usually based on changes in raw material costs, but other factors, such as the availability of resins from competitors and general market conditions, also have an effect on the adjusted price. We also offer volume rebates under some sales contracts. Within Europe, more than half of our wood and specialty adhesives sales are made on the basis of long-term relationships with customers under which pricing and volumes are set on a quarterly basis. Some of our sales, especially in the Asia-Pacific region, are also made to customers with whom we do not have contracts or long-term relationships who need products on short notice or at a particular price.

         The sales prices of our panelboard resins and industrial resins are primarily a function of the prices of the raw materials we use to make our products, transportation costs and market competition. The sales prices for our wood and specialty adhesives are a function of product performance, raw material prices, the level and quality of technical support provided and general competition among suppliers in a given region.

         Paper Overlays. About half of our sales of industrial paper overlays are made under contracts having duration of one year or more. Approximately one-third of our paper overlays sales result from short-term contracts, with the remainder consisting of single sales to clients with whom we have no contract or long-term relationship. More than three-quarters of our largest industrial paper overlays contracts are requirements contracts under which we are our customers' sole supplier for a given product or range of products. Our sales of decorative paper overlays are predominantly in the form of single sales to customers for a particular volume of a particular product.

         The price at which we sell our paper overlays are primarily related to the prices of the papers and raw materials for the resins used in their manufacture. However, pricing for industrial paper overlays and decorative paper overlays differs somewhat. The pricing for industrial paper overlays is fairly stable, in large part due to the long-term contracts we have entered into and in part due to our ability to absorb some costs with respect to these products. The prices of decorative overlays vary more with changes in the price of raw materials, even in the case of long-term contracts, which are often based on raw material prices.

Customers

         Our customers range from some of the largest companies in the building materials, furniture and oil industries to small-scale local furniture and wood materials manufacturers.

         Resins. Our customers include major panelboard producers in Europe, North America and Asia. We have long-standing relationships with the majority of our resins customers.

         Customer size varies both by product and by region. In general, our customers for panelboard resins tend to be quite large, especially in North America and Europe. In contrast, and with some exceptions, our customers for wood and specialty adhesives and industrial resins are smaller. Customers in the Asia-Pacific region, Eastern Europe and South America all tend to be smaller and the markets more fragmented, although there are a few large panelboard resin customers in these areas as well.

         Currently, a limited number of our customers, mostly panelboard producers, operate in more than one region. We believe, however, that the number of multiregional customers will continue to increase due to growth in newer markets, such as the Asia-Pacific region and South America, and due to consolidation in more mature markets. We believe that some customers will seek centrally negotiated supplier contracts with international suppliers like us, and that we are well positioned to fulfill their needs.

         In Western Europe, some panelboard resins customers have built and operate their own resins production facilities within their panel production plants in an effort to ensure supply and capture incremental margins. While we believe there might be a slight trend toward this so-called "captive" production in Western Europe, this trend appears to be limited to large panelboard manufacturers in new production facilities. See "Item 3. Key Information--Risk Factors--Risks Relating to our Business--We may potentially face competition from our current customers in the panelboard resins market." In contrast, in the United States, we have not noticed a trend toward captive production. Rather, in some instances, some North American customers have moved away from captive production. We believe we are well positioned to take advantage of any move away from this type of production in any of the markets we serve.

         Paper Overlays. Customers include major users of industrial and decorative paper overlays in Europe, Asia-Pacific, South and North America.

         The paper overlays market is predominantly composed of local and regional customers who serve the construction and furniture industries, which are also largely local and regional in nature. We do not have many global or multi-regional customers. However, there are a few panelboard and furniture producers who are global or multi-regional, and we expect them to increase their purchases on a multi-regional basis.

         The production of industrial paper overlays is more limited than decorative paper overlays due to smaller and more fragmented customers and end markets, and the technical engineering required in product design and application.

         Within the United States, there is a trend toward growth in decorative products generally, particularly laminate flooring, and we believe we are well positioned to take advantage of the future development of this business.


Manufacturing and Production

         We operate 47 production facilities in 23 countries in Europe, the Asia-Pacific region, North America and South America. We own most of these plants, although some of these, specifically those in Indonesia, Australia, Denmark, Thailand, Pakistan, China, Brazil, Hungary and Malaysia, are operated as majority owned entities or joint ventures or represent investments in which we hold minority interests of between 20% and 50%. The maximum capacity of the plants is presented in the following tables. However, our actual capacity at any given time may vary depending upon a variety of factors, including the types of products being made, the number of production runs required to make them and the mix of products being manufactured.

         Resins. Our total resins manufacturing capacity is approximately 3.2 million metric tons per year. In 2002, we produced approximately 2.0 million metric tons of resins. Our main operations are focused in North America, Western Europe and the Asia-Pacific region.

         The table below shows the amount of formaldehyde-based resins and formaldehyde we are able to produce each year in each of the countries in which we have resins production facilities.

Country*                        Formaldehyde-       Formaldehyde
                                    based               (tons)
                                resins (tons)      (37% solution)
                               --------------      ---------------

Australia......................     52,000                40,000
Austria........................    260,000               270,000
Belgium........................    130,000               108,000
Brazil.........................    120,000                64,000
Canada.........................    378,000               215,000
China..........................     50,000**                  --
Denmark........................     70,000**              56,000
Finland........................    200,000                81,000
Hungary........................         --                40,000
Indonesia......................     42,000**              33,000
Ireland........................    100,000                68,000
Malaysia.......................     60,000                43,000
Mexico.........................     42,000                15,000
The Netherlands................    190,000               189,000
New Zealand....................    179,000               152,000
Norway.........................    191,000               129,000
Poland.........................     20,000                    --
Singapore......................     90,000                99,000
Thailand.......................         --**                  --
United Kingdom.................     86,000                    --
United States..................    882,000               420,000
Vietnam........................     18,000                    --
                               --------------      ---------------
Total..........................  3,160,000             2,022,000
------------------------
* We have more than one plant in most of these countries. In addition, our operations in China, Indonesia and Malaysia are operated as majority-owned companies; in Australia, Denmark and Brazil as joint ventures and in Hungary, Pakistan and one company in Norway as minority interests of between 20% and 50%.

** We produce an additional 4,000, 4,000, 25,000 and 5,000 tons of non-formaldehyde-based resins in China, Denmark, Indonesia and Thailand, respectively.

         Paper Overlays. We currently have a total annual production capacity of 185 million square meters of decorative paper overlays and 340 million square meters of industrial paper overlays. In 2002, we produced and sold approximately 265 million square meters of paper overlays.

         Our paper overlay production facilities are located in the United States, Finland, Indonesia and Brazil. The table below shows the amount of paper overlays we are able to produce each year in each of the countries in which we have paper overlays facilities.



                                    Decorative Paper   Industrial Paper
Country                                 Overlays            Overlays
                                     --------------    ---------------
                                               (million sq. m.)
Brazil*..........................          35                  --
Finland**........................          --                  50
Indonesia***.....................          --                  30
United States**..................         150                 260
                                     --------------      ---------------

Total............................         185                 340

------------------------
*      Operated as a 50% owned joint venture.
**     Wholly owned.
***    Operated as a 70% majority-owned company.

Suppliers, Raw Materials and Procurement Practices

         The majority of our raw materials are bulk commodities, which we buy under long-term or short-term contracts or informal non-contractual long-term arrangements with suppliers. Prices for our raw materials under these contracts and long-term arrangements generally change on a periodic basis and are linked to a number of factors including the spot market price, purchase volumes, world energy prices (such as natural gas and fuel oil) and overall market supply and demand. We also supplement these contracts and informal long-term arrangements with purchases on the spot market. We are not highly dependent on any one supplier for any of our raw materials, and with sufficient notice (of approximately six months to a year, depending on the raw material) we believe we could replace even our key suppliers with purchases on the spot market and suppliers from other markets.

         Resins. The principal raw materials we use to manufacture resins are methanol (which we use to manufacture formaldehyde, an intermediate product), urea, phenol and melamine. Together these raw materials make up approximately 90% of our total resin-related raw material costs. All of the raw materials we purchase are bulk commodities with standard specifications.

         We have centralized purchasing in North America and Europe for our four main raw materials. In our purchasing, we endeavor to make purchases that allow us to benefit from economies of scale to the extent possible, and, therefore, often concentrate our purchases from global suppliers when available. However, in some markets and for some products, we are not able to purchase from global suppliers, due to the lack of global suppliers in those markets or for those products, or due to other limitations. Since all of our raw materials are bulk commodities, we have significant flexibility in selecting our suppliers. We obtain our raw materials through long-term contracts of one to three years in duration, informal long-term arrangements with suppliers, and purchases on the spot market. Our long-term contracts typically provide for a fixed volume, and only in some rare cases flexible volume, of raw materials while under our informal long-term arrangements volumes are more flexible and usually negotiated on a quarterly or monthly basis. Prices under our contracts are sometimes based on formulas, but more often, and especially in the case of our informal long-term arrangements, they are set either quarterly or monthly and are based on a number of factors, including spot prices, regional price variations, our volume and delivery needs and overall market supply. As a percentage of our overall raw material costs, prices of methanol and urea are quite volatile, while, all other things being equal, prices of phenol and melamine are slightly less so. We are often able to negotiate volume discounts.

         For all of our raw materials, we rely on a number of different suppliers. We purchase from most of the major producers in each industry, complemented by local and regional producers as well as raw material traders. Since many of our operations rely on local or regional suppliers and since many of our facilities are in remote locations, we are not always able to negotiate better prices solely as a result of our size. We currently purchase some of our raw materials from suppliers who then swap their production in other areas for locally produced materials. We believe that less than 5% of our raw materials are obtained through those mechanisms.

         Paper Overlays. Paper and resins constitute the main raw materials used in the paper overlays business. In 2002, we produced approximately half of the resins we used to manufacture paper overlays and purchased the remaining resins from other manufacturers.

         We purchase paper from a number of suppliers. Our purchase contracts for industrial paper are mostly one-year contracts with fixed price terms, while we purchase decorative paper under informal arrangements whereby volumes and prices are set quarterly. Approximately 85% of the paper we buy is standardized, and 15% is custom produced by printers to meet customers' specific needs. When we purchase custom produced papers, our customers commit to purchase the paper, thereby allowing us to pass paper costs directly to customers. We maintain an inventory of standardized papers, enabling us to avoid backlogs and production delays.

Environmental, Health and Safety Matters

         We are subject to extensive, evolving and increasingly stringent environmental, health and safety laws and regulations governing our operations and products. The laws and regulations applicable to our operations address, among other things, the following:

         o    emissions to the air;

         o    wastewater discharges to surface and subsurface waters;

         o    other releases into the environment;

         o    handling, use and disposal of hazardous materials;

         o generation, handling, storage, transportation, treatment and disposal of wastes; and

         o    maintenance of safe conditions in the workplace.

         Obtaining, producing and distributing many of our products involve the use, storage, transportation and disposal of toxic and hazardous materials. Although we devote considerable effort to limiting emissions, there are significant environmental, health and safety risks inherent in our operations and products, and we may be subject to liability in the event of harm to human health or the environment. Both the raw materials and resins produced by us, including methanol, phenol, urea, melamine and formaldehyde, pose risks of acute and chronic health effects and sensitization (development of allergies), as well as fire hazard. The high toxicity means that ground and surface water must be protected from contamination.

         We also are subject to environmental laws and regulations that may require us to investigate and remediate the effects of the disposal or release of chemical substances at various sites. Under some of these laws and regulations, a current or previous owner or operator of property may be held liable for the costs of removal or remediation of hazardous substances on, under, or in our property, without regard to whether the owner or operator knew of or caused the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred.

         As is typical for chemical businesses, at some of our production sites with an extended history of industrial use, it is likely that significant soil and groundwater contamination has occurred in the past. Contamination requiring, or anticipated to require, investigation and remediation has been identified at some sites, and contamination might occur or be discovered in the future at other sites. For example, when Dynea Chemicals purchased the Ste. Therese, Canada resins plant from Reichhold Ltd. in 1992, the site had already been contaminated and a project to clean up the property on the site had already begun. The clean up project has involved removing buried drums and soil that were contaminating ground water leaving the property. Over the past seven years, approximately 780 buried drums, which contained alkyd and polyester resins, ethyl benzene, as well as printing inks, have been removed and disposed of at a secured land fill site. In conjunction with the drum removal, approximately 13240 metric tons of contaminated soil were also removed and sent off site. A wastewater treatment pond and a safety pond were lined with geo-membrane liners to stop future seepage that could cause contamination of soil and ground waters. Two new containment dikes were also constructed to hold storage tanks, which in the past were not located inside dikes. The dikes can accommodate additional tanks in the future. All work was completed to the satisfaction of the Canadian environmental ministry in 2002.

         It is difficult to estimate the future costs of environmental investigation and remediation because of many uncertainties, including the possibility that additional contamination could occur or be identified in the future and future changes to laws and regulations. Subject to the foregoing, but taking into consideration our experience to date regarding environmental matters of a similar nature and facts currently known, we believe that costs of environmental remediation will not have a material adverse effect on our business and financial results. Because of the nature of our operations, however, there can be no assurance that significant liabilities and costs relating to environmental, safety and health matters will not be incurred in the future.

         The agreement relating to the acquisition of Neste provides a cost-sharing mechanism for remedial costs relating to environmental contamination. This cost-sharing mechanism will be in place for a period of 8.5 years from the completion of that agreement. In addition, the agreement relating to the acquisition of Neste contains an indemnity provision in connection with the litigation relating to the Ste. Therese site described below in "Item 8. Financial Information--Legal Proceedings." The agreement relating to the acquisition of Neste provides that we shall be indemnified and held harmless with respect to losses arising from ongoing litigation among Neste Canada Inc., Dynea Canada Ltd., Reichhold Chemicals Inc. and Reichhold Limited regarding environmental remedial work at the Ste. Therese facility and site in Canada; and environmental remediation work projects at the Ste. Therese facility and site.

Property

         We operate 47 manufacturing facilities in 23 countries. The following table sets forth information with respect to these facilities.

                                                Approximate
                                 Leased/            area
Property/Location                 Owned       (square meters)      Principal products manufactured      % Ownership
-----------------                 -----       ---------------      -------------------------------      -----------
Dynea
Bunbury, Australia..........      Leased              31,500        Resins                                 50%
Krems, Austria..............      Owned              274,000        Resins, formaldehyde                  100%
Gent, Belgium...............      Leased              27,500        Resins                                100%
Araucaria, Brazil...........      Owned               91,400        Resins, formaldehyde                   50%
Curitiba, Brazil............      Leased               8,700        Paper overlays                         50%
Kamloops, Canada............      Owned               28,000        Resins                                100%
North Bay, Canada...........      Owned              105,200        Resins, formaldehyde                  100%
Ste. Therese, Canada........      Owned               90,600        Resins, formaldehyde                  100%
Thunder Bay, Canada.........      Owned               93,000        Resins, formaldehyde                  100%
Shanghai, China.............      Leased               4,000        Resins (non-formaldehyde)             100%
Beijing, China..............      Leased               6,500        Resins                                 55%
Guangdong, China*                 Owned               45,000        Resins                                100%
Aarhus, Denmark.............      Leased              16,200        Resins, formaldehyde                   50%
Kvistgard, Denmark..........      Leased               1,300        Resins                                 50%
Vejle, Denmark..............      Leased               1,900        Resins                                 50%
Hamina, Finland.............      Leased             102,600        Resins, formaldehyde                  100%
Joroinen, Finland...........      Leased              18,700        Hardeners                             100%
Kitee, Finland..............      Owned               13,400        Paper overlays                        100%
Dielheim, Germany...........      Leased               2,000        Resins                                100%
Zalaegerseg, Hungary........      Owned and leased    37,600        Resins                                100%
Jakarta, Indonesia..........      Leased and owned    18,500        Resins (non-formaldehyde)              51%
Surabaya, Indonesia*              Owned                8,100        Resins (non-formaldehyde).             51%
Langsa, Indonesia...........      Leased              20,000        Resins                                 70%
Medan, Indonesia............      Leased              20,000        Paper overlays                         70%
Cork, Ireland...............      Leased              26,300        Resins, formaldehyde                  100%
Seremban, Malaysia..........      Owned                7,300        Resins, formaldehyde                  68.7%
Durango, Mexico.............      Owned               36,000        Resins, formaldehyde                  100%
Nelson, New Zealand.........      Owned               21,700        Resins, formaldehyde                  100%
New Plymouth, New Zealand...      Owned               90,100        Resins, formaldehyde                  100%
Engene, Norway..............      Owned              200,000        Resins                                100%
Lillestrom, Norway..........      Owned and leased   263,000        Resins, formaldehyde, hardener, oil   100%
                                                                    field chemicals
Trzemeszno, Poland..........      Owned               34,400        Resins                                100%
Singapore...................      Leased              27,500        Resins, formaldehyde                  100%
Bangkok, Thailand...........      Owned                3,000        Resins (non-formaldehyde)              60%
Krabi, Thailand*                  Owned               15,200        Resins                                 55%
Delfzijl, The Netherlands...      Leased              85,000        Resins, formaldehyde                  100%
Mold, United Kingdom........      Leased               4,500        Resins                                100%
Andalusia, AL, USA..........      Owned               86,700        Resins, formaldehyde                  100%
Moncure, NC, USA............      Owned              222,500        Resins, formaldehyde                  100%
Springfield, OR, USA........      Owned               69,000        Resins, formaldehyde                  100%
Toledo, OH, USA.............      Owned               54,600        Resins, formaldehyde                  100%
Winnfield, LA, USA..........      Owned              145,700        Resins, formaldehyde                  100%
Hayward, WI, USA............      Owned               80,900        Paper overlays                        100%
Portland, OR, USA...........      Owned               55,600        Paper overlays                        100%
Tacoma, WA, USA,............      Leased              21,800        Paper overlays                        100%
Welcome, NC, USA............      Owned               46,000        Paper overlays                        100%
Ho Chi Minh City, Vietnam...      Leased              30,000        Resins                                100%

---------------------------------------------------------------------------------------------------------------------
*        Under construction

For a discussion of the productive capacity of our facilities, see"--Manufacturing and Production".


Significant Subsidiaries

Our principal subsidiary undertakings as at December 31, 2002 are as follows:

                                           Country of           Ownership as of
     Subsidiary                        Incorporation          December 31, 2002
     -------------------------  ---------------------------  -------------------
     Dynea ASA                  Norway                                100%
     Dynea Austria GmbH         Austria                               100%
     Dynea B.V.                 Netherlands                           100%
     Dynea Chemicals Oy         Finland                               100%
     Dynea Ireland Ltd          Ireland                               100%
     Dynea NV                   Belgium                               100%
     Dynea Finland Oy           Finland                               100%
     Dynea UK Ltd               UK                                    100%
     Dyno Nederland BV          Netherlands                           100%
     Dynea Canada Inc           Canada                                100%
     Dynea Overlays WI Inc      USA                                   100%
     Dynea U.S.A. Inc           USA                                   100%
     Dynea Singapore Pte. Ltd   Singapore                             100%
     PT Dynea Indria            Indonesia                             51%
     Dynea NZ Ltd               New Zealand                           100%

Sale of Oil Field Chemicals

         In January 2003, we sold our oil field chemicals business to M-I LLC, for (euro)76 million in cash. In 2002, sales of oil field production chemicals generated revenues of approximately (euro)71 million.

         The global oil field chemicals market is divided into three main segments: drilling, stimulation and production, which includes transportation and refinery. We produced predominantly oil field production chemicals, which are used predominantly to facilitate oil production and transportation. Our oil fields chemicals business produced various different types of oil field production chemicals for our customers, including corrosion, wax and scale inhibitors, bactericides, emulsion breakers (which separate the water from crude oil), oxygen scavengers (which remove oxygen from water that is injected into wells to enhance down-hole pressure and increase oil production), defoamers and cleaning compounds. We also made oil field chemicals that dehydrate oil to prepare it for transportation and treat byproduct water from dehydration processes. Because the exact make-up of crude oil is different in each oil field, our products were usually customized to meet the needs of our customers depending on the oil field in which they were drilling. We also provided technical support and related services along with the oil field production chemicals we supplied to our customers.

Item 5. Operating and Financial Review and Prospects.

         This discussion and analysis should be read together with the combined and consolidated financial statements of Dynea International, and the notes to those financial statements, which are included in this annual report. The combined and consolidated financial statements of Dynea International have been prepared in accordance with IFRS. IFRS differs in some significant respects from U.S. GAAP. The most significant differences between IFRS and U.S. GAAP are described in the notes to the Dynea International financial statements.

         Dynea International, formerly Neste Chemicals International, represents the successor entity created from the acquisition of Neste on November 30, 1999 and the acquisition of Dyno on August 8, 2000. Dynea International had no operations until November 30, 1999 when we acquired the Neste chemicals businesses from Fortum. "Neste" represents the predecessor combined specialty chemicals businesses carved-out from Fortum.

Our Operations

         We are a global specialty chemicals company. We develop, manufacture and sell a diverse range of resins and paper overlays. During 2002 we also produced chemicals for various oil field applications. We sold our oil field chemicals business in January 2003. See "Item 4. Information on the Company--Sale of Oil Field Chemicals." We have 47 production sites located in 23 countries, with operations in Europe, North and South America and the Asia-Pacific region. In 2002, we had revenues of (euro)955.8 million and a net loss of (euro)15.3 million.

         The principal segment on which we focus our business is bonding and surfacing, which consists of both resins and paper overlays products. We estimate bonding and surfacing products were approximately 90% of total revenues in 2002 and oil field chemicals were approximately 7% of total revenues in 2002. The remaining revenues in 2002 (approximately 3%) were related to small non-core operations.

Insurance

         We hold property damage insurance and business interruption insurance for periods of up to two years up to $100 million per site, property damage and business interruption combined. We also carry global third party liability coverage for products and activities up to $500 million as well as liability insurance on behalf of our directors and officers. We also carry cargo insurance covering the value of shipped goods up to $5.0 million.

         Current Operations

         Bonding and Surfacing consists of our bonding and surfacing manufacturing operations, which includes resins, wood and specialty adhesives and paper overlay products.

         Other Operations includes several small non-core operations such as a polyvinyl chloride manufacturing plant in Finland, and some corporate functions and treasury operations. These results also include Det Gjensidige Forsikringsselskap Explosionskade ("DGFE"), a captive insurance company that insures Dyno and affiliated companies primarily for risks related to the explosives business previously owned by Dyno ASA. We are in the process of evaluating our options with regard to this captive insurance company and expect it will either be liquidated or sold to a third party. Its operations are no longer significant to Dynea International.

         Operations That Have Been Sold

         Our goal in acquiring Neste and Dyno was to combine their respective chemicals operations to form a leading global bonding and surfacing products company. In order to achieve this goal, we have sold a number of Neste's and Dyno's non-core operations. These operations remained a part of our historic operations, as they were sold over the course of 2000, 2001 and early 2003.

         Oxo consisted of Dynea International's oxo intermediate production operations, which produced oxo intermediates, vinyl intermediates and other coating products, including plasticizers, aldehydes, oxo alcohols and acids used in the plastics, paint and surface coatings industries. We sold this business in August 2000.

         NC Trading consisted of a global network of trading operations that bought, traded and resold polyolefins, polystyrene, PVC and other chemicals and raw materials (generally for plastics). We sold this business in May 2000.

         Dyno Nobel consisted of Dyno's global explosives manufacturing operations that were purchased in the acquisition of Dyno and immediately sold thereafter. We sold this business in August 2000.

         Polyester consisted of Dynea International's unsaturated polyester resins and gelcoat manufacturing operations, which customers use in the building and construction, land transport and marine industries. We sold this business in April 2001.

         Other Sold Entities consisted of the paper chemicals operations, which produced and sold a number of specialty chemicals to the paper manufacturing industries, a custom chemical manufacturing company, the alkyd resins and phosphate manufacturing operations, and a 50% ownership interest in a company engaged in the manufacture and sale of styrene-butadiene latex for paper and board coating.

         Specialty Polymers consisted of Dyno's polymer microparticle manufacturing operations that develop and manufacture microparticles for sale to the pharmaceutical and biotechnology industries. The beneficial interest in these operations was sold to a related party in 2000. We sold legal ownership of these entities in 2001.

         Oil Field Chemicals consisted of our oil field chemical production operations for chemicals that are used to facilitate oil production and transportation. We sold this business in January 2003.

         Factors Affecting our Core Operations

         We operate in Europe, North and South America and the Asia-Pacific region. Our resins and paper overlays production businesses depend on the building construction and furniture manufacturing industries, which are global industries subject to regional and national cycles. The overall market is primarily driven by production levels in the construction and furniture industries, which are in turn affected by general economic conditions. General economic conditions in 2002 were not favorable, as economic growth continued to be slow in most of our markets and certain markets entered recession. As a result, reduced construction resulted in reduced demand for many of our products. Other factors, such as reduced prices for raw materials and increased competition in certain markets, also had an overall impact on our results of operations.

         Revenues

         In 2002, we derived revenues from the sale of resins, paper overlays, oil field chemicals and other products to our customers. We support our sales by providing many of our customers with on-site technical services and marketing support with respect to our product lines. As a result of seasonal, market, or other fluctuations, our results of operations for interim periods may not necessarily be indicative of results for the full year. Our revenues are driven primarily by:

         o    the prices at which we sell our products; and

         o    the sales volumes of our products.

         Pricing. The prices of our products reflect significantly the prices of the raw materials we use to manufacture our products. For most of our products, therefore, our per-unit sales margin--the amount of per-unit revenues remaining after the deduction of the per-unit cost of production--tends to remain relatively stable other than at times of significant raw material price volatility. The prices we charge under our contracts:

         o are often subject to adjustment on a periodic basis (usually monthly or quarterly) based on factors such as changes in raw material costs, the availability of resins from competitors and general market conditions; and

         o may be discounted in the case of bulk purchases or sales to larger customers.

         In most cases, the periodic nature of these price adjustments results in some delay in our ability to pass price changes in raw materials through to our customers. Furthermore, in some cases, we may not be able to pass through the full impact of a price increase due to competitive pressures in the markets in which we operate.

       The prices of certain higher margin products, such as some of our wood and specialty adhesives, do not reflect their raw material costs to the same extent as many of our other products because raw materials represent a smaller portion of their sales price. These higher margin products are also more profitable to distribute due to the lower volumes and higher per-unit sales prices. See "Item 3. Key Information--Risk Factors--Risks Relating to our Business--Raw material prices may fluctuate significantly."

         Sales Volumes. Because customer demand in the building products and furniture industries (which we believe together account for approximately 90% of our bonding and surfacing product sales) is affected by general economic conditions, our sales volumes are primarily driven by the level of general economic activity in the local markets in which we operate. In each of these local markets, therefore, levels of new home or office construction, home or office remodeling and furniture production, have a corresponding effect on the sales volumes of our resins, wood and specialty adhesives and paper overlays products.

         Costs and Expenses

         Our principal costs and expenses are:

               o    raw materials;

               o    employees;

               o    maintenance;

               o    transportation; and

               o    other expenses.

         Raw Materials.

                  Bonding and Surfacing. Raw materials constituted approximately 70% of our resins manufacturing costs in 2002. The principal raw materials we use to manufacture resins are methanol, urea, phenol and melamine. Together these raw materials account for approximately 90% of our total resin-related raw material costs: in 2002, approximately 30% of our raw material expenses related to purchases of methanol; approximately 30% of our raw material expenses related to purchases of urea; approximately 25% of our raw material expenses related to purchases of phenol; and approximately 15% of our raw material expenses related to purchases of melamine.

         Raw materials constitute approximately 80% of our paper overlay manufacturing costs in 2002. Paper, resins and other chemicals and additives constitute the main raw materials used in the paper overlays business. In 2002, 50% of our total raw material expense related to the purchase of paper and 20% related to the purchase of resins. In 2002, we produced approximately 50% of the resins we used to manufacture paper overlays, and purchased the remaining resins from other manufacturers.

                  Oil Field Chemicals. The cost of raw materials for oil field chemicals as a percentage of average sales price was approximately 65% in 2002, although this percentage varied considerably depending on the product being produced. Formaldehyde-based chemicals such as triazines, resins, aldehydes and phosphonates were the main raw materials in our oil field chemicals.

         Employees. Personnel costs in 2002 represented approximately 14% of our overall operating expenses, excluding depreciation and amortization, restructuring charges, and impairment charges.

         Maintenance. We make significant expenditures on routine maintenance relating to our operations. These expenditures typically relate to routine repair operations, cleaning our manufacturing equipment, replacing defective equipment and general maintenance to maintain the existing standard of our current facilities.

         Transportation. The expense of delivering our products is another factor that affects per-unit product expenses. In particular, our liquid resins are expensive to transport. Depending upon customer location and competitive factors, either we or our customer may directly bear freight costs. When our customer bears the freight cost, there may be a corresponding decrease in our sales price. Accordingly, except for customers located near our production facilities, freight costs are a significant factor in our expense levels and/or profitability.

         Other Expenses. Other expenses that we incur include energy expenses, service costs, insurance, rents, research and development costs, advertising and marketing costs and various other charges.

         Depreciation and Amortization

         We incur depreciation and amortization charges with respect to our investment in tangible and intangible assets.

               o Our tangible assets primarily consist of our property, plant and manufacturing equipment.

               o Our intangible assets primarily consist of goodwill we have acquired in connection with the acquisition of various businesses.

         Restructuring and Impairments

In conjunction with the decision to close the Europoort plant by January 1, 2002 Dynea International recorded a (euro) 7.2 million provision relating to contractual lease payments for the closed plant site, employee termination benefits for involuntarily terminated employees, environmental site remediation, and demolition costs. In 2001, (euro)1.5 million was paid and (euro) 0.9 million of contractual lease payments were reversed as Dynea International exited Europoort site earlier than estimated. At December 31, 2001 the remaining provision included contractual lease payments for the closed plant site and employee termination benefits for these terminated employees of (euro) 4.8 million, of which (euro)0.4 million was paid during 2002. At December 31, 2002 the remaining provision related to the restructuring charges amounted to
(euro)4.4 million.

         In 2001, Dynea International continued its efforts to streamline operations. Provisions charged to the income statement relate to termination charges of 50 employees at three plants and various other expenses associated with the closure of certain operations in Austria and the Netherlands totaling
(euro)3.2 million. At December 31, 2001 the remaining provision related to the restructuring charges totaled to (euro)5.8 million, of which (euro)2.1 million was paid during 2002. At December 31, 2002 the remaining provision related to the restructuring charges amounted to (euro)3.0 million.


Effect of Currency Movements on Revenues, Expenses and Results of Operations

         We conduct business in North America, South America, Europe and the Asia-Pacific region, and, accordingly, our results of operations are subject to currency translation and transaction risks. Currency translation risk is the effect of transactions conducted in other currencies as reported in our financial statements in euro, and currency transaction risk is the effect of an operation entering into either a purchase or sales transaction using a currency other than its functional currency. Approximately 80% to 90% of our revenues and costs are denominated in euros, U.S. dollars, Canadian dollars, Norwegian kroner and currencies, which are either formally or informally linked to the euro and the U.S. dollar.

         Currency Translation Risk. With respect to currency translation risk, we generally keep our operating subsidiaries' accounts in the functional currency of the jurisdiction in which the given subsidiary primarily operates. We then translate profits and losses and cash flows from operations denominated in currencies other than euro into euro at average rates of exchange during the relevant financial period and assets and liabilities of our operations denominated in currencies other than euro into euro at the exchange rate on the balance sheet date for inclusion in our consolidated financial statements. The resulting gains and losses, as well as currency differences arising from the translation at period end rates of the net investment in overseas operations and exchange gains and losses arising on foreign currency borrowings which finance a proportion of foreign currency investments, are treated as a movement in equity.

         The effect of currency translation on our financial statements arising from the depreciation of the euro against other currencies shows a positive impact on our revenues and net income as reported in euro in our financial statements, while the appreciation of the euro against other currencies shows a negative impact. For example, the table below illustrates the effect on Dynea International's operations of appreciation and depreciation of the U.S. dollar and the Canadian dollar as reported on a euro basis from 2000 to 2002 and the Norwegian kroner as reported on a euro basis from 2001 to 2002. This table reflects exchange rates used by Dynea International in preparing its consolidated accounts.

                                   U.S. dollars                                                 Canadian dollars
            ----------------------------------------------------------- ------------------------------------------------------------
              Euro Appreciation      Revenue Effect    Cost Effect of     Euro Appreciation     Revenue Effect     Cost Effect of
                (Depreciation)          of U.S.       U.S. Operations      (Depreciation)          of Canada      Canada Operations
                                       Operations                                                 Operations

2001 to
2002                 5.0%            (euro)(14.7)        (euro)(13.9)            6.3%            (euro)(5.4)        (euro)(4.9)
                                       million             million                                 million            million
2000 to
2001                (3.2)%           (euro)9.5           (euro) 10.2             1.1%            (euro)(1.3)        (euro)(1.3)
                                       million             million                                 million            million



                               Norwegian kroner
            ------------------------------------------------------------
              Euro Appreciation     Revenue Effect     Cost Effect of
               (Depreciation)          of Norway      Norway Operations
                                      Operations
2001 to
2002                (7.2)%           (euro) 8.0          (euro) 10.3
                                       million             million
2000 to
2001                (0.8)%           (euro) 1.0          (euro)0.9
                                       million             million


         Currency Transaction Risk. In addition to currency translation risk, we incur currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or sales transaction using a currency other than its functional currency. We are generally able to hedge against currency transaction risk by matching revenues and costs in the same currency. In Europe, we price a large portion of our sales and purchases in euros and, in the United States, we price most sales and purchases in U.S. dollars. To the extent that there is a deficit between local currency funds generated by our manufacturing operations and our local currency payment requirements, we generally hedge those deficits using spot or forward foreign exchange contracts approved by our corporate treasury function. Counterparties in those transactions are internally approved commercial banks. To a degree, we are also able to hedge against this risk by periodically adjusting our prices to account for exchange rate fluctuations.

Seasonality

         Our sales are somewhat seasonal, and, in particular, sales of resins and paper overlays are linked to the performance of the construction and furniture industries. The periods of highest demand for these products and, therefore, highest volumes, are in the spring and fall. Sales volumes of these products are somewhat lower in December, due to decreased number of working days, and during the summer holidays.

Dynea International--Results of Operations

         Results

         The consolidated net loss for the years ended December 31, 2001 and December 31, 2002 in the table below reflects a year's results of our operations.

         The consolidated net loss for the year ended December 31, 2000 in the table below reflects a year's results of our Neste operations and approximately five months of operations subsequent to the acquisition of Dyno on August 8, 2000.

         The following table sets forth the consolidated operating results for Dynea International (including consolidated post-acquisition Dyno results) for the years ended December 31, 2000, December 31, 2001 and December 31, 2002.

                                                Year              Year           Year
                                                Ended            Ended           Ended
                                               Dec. 31,          Dec. 31,       Dec. 31,
                                                2000              2001           2002
                                                ----              ----           ----

      Sales
      Bonding & Surfacing                    (euro) 637.1    (euro) 915.9   (euro) 858.4
      Oil Field Chemicals                            24.4            66.6           71.2
      Other Operations                               36.2            25.0           26.2
      Operations That Have Been Sold                356.9            42.1              -
                                             -------------   -------------  -------------
         Total                              (euro)1,054.6   (euro)1,049.6    (euro)955.8
Primary Operating Expenses (1)
      Bonding & Surfacing                    (euro) 584.4    (euro) 838.3    (euro)779.5
      Oil Field Chemicals                            23.8            60.0           65.1
      Other Operations                               41.5            32.8           29.4
      Operations That Have Been Sold                344.0            40.9              -
                                             -------------   -------------  -------------
              Total                          (euro) 993.7    (euro) 972.0    (euro)874.0
EBITDA(2)
    Bonding & Surfacing                       (euro) 52.7     (euro) 77.6    (euro) 78.9
    Oil Field Chemicals                               0.6             6.6            6.1
    Other Operations                                 (5.3)           (7.8)          (3.2)
    Operations That Have Been Sold                   12.9             1.2              -
                                             -------------   -------------  -------------
             Total                            (euro) 60.9     (euro) 77.6    (euro) 81.8
Depreciation and Amortization
      Bonding & Surfacing                     (euro) 34.1      (euro)48.9    (euro) 46.9
      Oil Field Chemicals                             1.4             3.7            3.8
      Other Operations                                3.7             2.9            3.1
      Operations That Have Been Sold                 11.1             1.0              -
                                             -------------   -------------  -------------
         Total                                (euro) 50.3     (euro) 56.5    (euro) 53.8
Restructuring and Impairment
      Bonding & Surfacing                      (euro)17.9       (euro)4.7              -
      Oil Field Chemicals                               -               -              -
      Other Operations                               11.8             0.6           (0.7)
      Operations That Have Been Sold                  2.2             0.2              -
                                             -------------   -------------  -------------
           Total                               (euro)31.9       (euro)5.5    (euro) (0.7)
Profit on Sale of Associates
      Bonding and Surfacing                             -             3.0              -
Loss on Sale of Discontinued Operations
      Operations That Have Been Sold                    -             3.3              -
Operating Profit
      Bonding & Surfacing                      (euro) 0.7     (euro) 27.0    (euro) 32.0
      Oil Field Chemicals                            (0.8)            2.9            2.3
      Other Operations                              (20.8)          (11.3)          (5.6)
      Operations That Have Been Sold                 (0.4)           (3.3)             -
                                             -------------   -------------  -------------
         Total                                (euro)(21.3)     (euro)15.3     (euro)28.7
Finance Costs                                        75.1            80.2           50.0
Shares of Results of Associates
and Joint Ventures                                   15.2             9.7            3.3
Income Tax Benefit                                  (19.6)           (7.6)          (5.2)
Minority Interest Expense                             0.7             2.4            2.5
                                             -------------   -------------  -------------
Net Loss                                     (euro) (62.3)   (euro) (50.0)  (euro) (15.3)
                                             =============   =============  =============

------------------

(1) Primary operating expenses represent changes in inventories of finished goods and work in progress, raw materials and consumables used, services and rents, staff costs, and other operating expense, offset by other operating income and are equivalent to the sum of variable and fixed costs, less restructuring and impairment charges, in prior periods.

(2) EBITDA, as defined by the company, represents operating income excluding restructuring and impairment charges and depreciation and amortization charges. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. We have included the EBITDA, a non-GAAP measure, because we understand that EBITDA is used by certain investors, not as a measure of our operating results, but as a measure of our historical ability to meet debt service and capital expenditure requirements. We have excluded restructuring and repositioning charges from EBITDA because we believe this presentation increases comparability from period to period. EBITDA should not be considered as an alternative measure of operating results, cash flow from operations, or debt determined under generally accepted accounting principles (GAAP)


Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

         Sales. Sales decreased 9% to (euro)955.8 million in 2002 from
(euro)1,049.6 million in 2001.

         Bonding and Surfacing. Sales from bonding and surfacing products decreased 6% to (euro)858.4 million in 2002 from (euro)915.9 million in 2001. The overall decrease in sales for bonding and surfacing products was mainly due to the fact that the average prices for our products were lower in 2002 than in 2001. Prices for our products were lower due to a number of factors, which placed downward pressure on them. The most significant of these factors was the fact that average prices for our raw materials were lower in 2002 than in 2001. In addition, weakening demand and increased competition in certain markets also placed downward pressure on our prices. During the same period, our sales volumes increased by 1%. We sold 2,250 thousand tons of resins and formaldehyde in 2002 compared to 2,230 in 2001and 265 million square meters of paper overlays compared to 240 in 2001.

         Sales and sales volumes of panel board resins products varied across markets. In Europe, sales volumes of panelboard resins decreased overall, although performance varied depending on the country. Sales values declined also as a result of the decrease in prices for our products. In North America sales volumes of panelboard resins products increased in 2002 as compared to 2001, though volumes in the last two quarters of 2002 were lower than in 2001. As a result of lower prices due to lower raw material costs and a competitive pricing environment the value of sales declined compared with 2001. In Asia, sales volumes of panelboard products increased, largely as a result of strong activity in New Zealand and Australia. In Japan, recently enacted formaldehyde emissions requirements have increased demand for certain low emissions resins that we produce in New Zealand. However, as in other regions, sales values for panelboard resins decreased due to lower prices.

         Sales volumes of industrial resins increased slightly in 2002 compared to 2001. As in other product areas, sales value declined due to lower prices. However, there were clear regional differences. In Europe, volumes increased in spite of the difficult economic situation thanks to our marketing and sales efforts, although sales were hurt by the decreases in selling prices of our industrial resin products. In North America, sales and sales volumes were significantly affected by the low demand and consequently both declined compared to 2001.

         With regard to wood adhesives, sales and sales volumes increased in 2002 as compared to 2001. European sales decreased, mainly as a result of a lower demand in Germany, while sales in Asia increased. We believe our efforts in marketing and sales largely contributed to the increase in sales volumes, and the increase in sales is attributable to the fact that we have shifted to selling a higher priced product mix.

         With regard to sales of paper overlays, sales and sales volumes increased during 2002 as compared with 2001. A substantial part of this increase is due to increased deliveries from our facilities in Welcome, North Carolina. In addition, we succeeded in increasing our sales volumes in Asia, facilitated by export to China from our plant in Indonesia.

         Oil Field Chemicals. Sales in the oil field chemicals segment increased 7 %, to (euro)71.2 million in 2002 from (euro)66.6 million in 2001. This increase was primarily attributable to increased deliveries to certain customers in Europe. We also managed to increase our sales to new markets such as Asia-Pacific.

         Other Operations. Sales from other operations increased 5%, to
(euro)26.2 million in 2002 from (euro)25.0 million in 2001. This increase was attributable to increased sales of certain research and development services.

         Operations That Have Been Sold. There were no sales associated with operations that have been sold in 2002. Sales from operations that have been sold were (euro)42.1 million in 2001 due to the part year results of our polyester business, which was sold in April 2001.

         Operating profit. Operating profit increased to (euro)28.7 million in 2002 from (euro)15.3 million in 2001.

         Bonding and Surfacing. Operating profit associated with bonding and surfacing products increased by 19%, to (euro)32.0 million in 2002 from
(euro)27.0 million in 2001. The increase in operating profit was largely due to a decrease in operating expenses, which in turn was due to a drop in overall raw material prices and other expenses in 2002 as compared with 2001.

         During this period our operating expenses decreased 7%, to (euro)779.5 million in 2002 from (euro)838.3 million in 2001. Within bonding and surfacing operations significant changes occurred in our raw material prices. At the beginning of 2002, the prices of our key raw materials (methanol, phenol, melamine, urea) were approximately 5 to 20% lower than in the beginning of 2001. During 2002, the prices of all of these products increased, although not to the same level as at the beginning of 2001. As a result, our average raw material prices and, consequently, our raw material related expenses were lower in 2002 than in 2001.

         Overall operating profit from panelboard resins increased in 2002 as compared to 2001. In Europe, operating profits increased during the year largely due to a decrease in operating expenses. Reduced demand and increased competition among panelboard resins producers reduced sales and placed downward pressure on prices. We were however able to improve our performance in 2002 through cost saving efforts and increased production efficiency. In North America, our operating profit from panelboard resins decreased in 2002 compared to 2001. This was due to increased competition, which placed downward pressure on our prices. In addition, the product mix for our panelboard resins during 2002 was unfavorable, as we sold more lower priced panelboard resins in 2002 as compared to 2001, which resulted in reduced operating profits. In addition, our operating expenses increased in North America in 2002 as compared to 2001 due to local capacity restrictions, which led to increased inter-company freight costs for transport of material. In Asia Pacific, our operating profit was higher in 2002 than in 2001 due to increased sales.

         Operating profit from industrial resins decreased in 2002 as compared to 2001, principally due to reduced sales in North America. The decrease in operating profit in North America was partially offset by increased operating profits in Europe, which were largely due to increased sales of industrial resins in the region. Operating profit from wood and specialty adhesives increased in 2002 as compared to 2001 predominantly due to increased sales and sales volumes and to a shift in product mix towards higher margin products.

         Operating profit from paper overlays increased in 2002 as compared to 2001 mainly due to increased deliveries from our facilities in Welcome, North Carolina. Operating expenses improved during 2002 as we introduced a number of efficiency programs that resulted in decreased operating expenses across our paper overlays operations that contributed to increased operating profit from paper overlays.

         Depreciation and amortization charges decreased by 4%, to (euro)46.9 million in 2002 from (euro)48.9 million in 2001 mainly due to foreign exchange gains.

         Oil Field Chemicals. Operating profit from oil field chemicals decreased by 21%, to (euro)2.3 million in 2002 from (euro)2.9 million in 2001. This decrease is primarily attributable to increased sales of lower margin products that occurred during the year 2002. Operating expenses increased 9% to
(euro)65.1 million in 2002 from (euro)60.0 million in 2001 due to increased sales as well as increased activity in new markets.

         Other Operations. Operating loss from other operations decreased by 50%, to (euro)5.6 million in 2002 from (euro)11.3 million in 2001. This decrease in operating loss was mainly attributable to the decreased general and administrative expenses due to efficiency improvements and implemented cost savings.

         Deprecation and amortization charges related to our other operations were essentially stable at (euro)3.1 million in 2002 as compared to (euro)2.9 million in 2001.

         In 2002, we released a (euro)0.7 million restructuring provision. In 2001, we incurred a restructuring expense of (euro)0.6 million.

         Operations That Have Been Sold. There was no operating profit associated with operations that have been sold in 2002. We had a loss of
(euro)3.3 million in 2001, which reflected the part year results of our polyester business, which we sold in April 2001.

         Finance Costs. Dynea International's finance costs decreased 38%, to
(euro)50.0 million in 2002 from (euro)80.2 million in 2001. This decrease in finance costs was primarily attributable to decreased net interest cost and increased net foreign exchange gains. Net interest costs decreased (euro)12.1 million to (euro)61.6 million in 2002 mainly due to debt repayments and decreasing interest rates. Net foreign exchange gains increased (euro)12.0 million to (euro)16.5 million. Net other financial items decreased (euro)6.1 million to (euro)4.9 million.

         Share of Results of Associates and Joint Ventures. Our share of results from associates and joint ventures decreased 66%, to (euro)3.3 million in 2002 from (euro)9.7 million in 2001, primarily due to the results of Methanor v.o.f, a methanol production company in which we have a 40% investment. Over the course of 2002, demand for and the price of methanol increased considerably as compared to 2001. However, during the first quarter of 2002 the weak methanol prices of 2001 continued and sales of methanol by Methanor v.o.f. were generally at relatively low prices. In the second half of 2002, operating results for Methanor returned to positive, due to increased demand and strengthening prices for methanol. In November 2002, one of the two production lines was closed due to maintenance and refurbishment. Fourth quarter results were negatively affected by the halt in production during the refurbishment.

         Income Tax Benefit. Income tax benefit decreased to (euro)5.2 million for 2002 from a benefit of (euro)7.6 million in 2001. The income tax benefit in 2002 was comprised of a current year tax charge of (euro)10.3 million as compared to (euro)11.6 million in 2001, net of the movement in deferred tax of
(euro)15.5 million as compared to (euro)19.2 million in 2001.

         Minority Interest. Minority interests remained essentially unchanged with an expense of (euro)2.5 million in 2002 compared to an expense of (euro)2.4 million in 2001.

         Net Loss. Net loss decreased more than twofold to a loss of (euro)15.3 million in 2002 from a loss of (euro)50.0 million in 2001, primarily as a result of lower financial expense as well as higher operating profit generated by our bonding and surfacing operations and reduced restructuring and impairment charges, offset by lower income from associates.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

         Sales. Sales decreased 0.5% to (euro)1,049.7 million in 2001 from
(euro)1,054.6 million in 2000.

         Bonding and Surfacing. Sales associated with bonding and surfacing products increased 44% to (euro)915.9 million in 2001 from (euro)637.1 million in 2000. Excluding the effect of the acquisition of Dyno on our results, sales of bonding and surfacing products increased by 12% from 2000 to 2001. During the same period, our sales volumes increased by 25%, or approximately 3% excluding the effect of the acquisition of Dyno. We sold 2,230 thousand tons of resins and formaldehyde in 2001 and 240 million square meters of paper overlays.

         During 2001, we faced weakening demand in all of the markets in which we operate. In North America, although housing starts remained relatively stable, the overall economy entered into recession and demand for construction products generally declined, and consequently prices for such goods softened. Within Europe, the construction industry faced a downturn, which resulted in reduced demand for bonding and surfacing products. Falling demand also increased competition among producers of bonding and surfacing products, which resulted in downward pressure on prices as producers sought to maintain market share. In Asia, the ongoing recession in Japan economy has had a negative impact on demand for bonding and surfacing products, in particular wood adhesives and industrial resins. In contrast, growth in the Chinese economy remains strong and demand for our products remained buoyant in China.

         Sales in 2001 were affected by the prices we charged for our products. The average prices for our products were higher in 2001 than in 2000 due to price increases that we implemented at the end of 2000, to reflect the fact that raw material prices were higher at the end 2000. However, over the course of 2001, raw material prices dropped, and as a result, we faced pressure from our customers to reduce our prices, which reduced our margins over the course of the year. See -"Operating Profits."

         Overall growth in sales and sales volumes for bonding and surfacing products was mainly due to the fact that we were able to increase our deliveries of panelboard resins to certain customers in North America. We believe our marketing and sales efforts enabled us to achieve these increased deliveries of panelboard resins in North America. In contrast to North America, sales and sales volumes of panelboard resins dropped slightly in Europe due predominantly to increased competition and falling prices. Sales of panelboard resins in Asia remained relatively stable, although, in Japan recently enacted formaldehyde emissions requirements have increased demand for certain zero emissions resins that we produce in New Zealand.

         Sales and sales volumes of industrial resins and wood adhesives were generally stable, although we did observe certain trends over the course of the year. With regard to industrial resins, volumes were generally stable over the year, although sales declined somewhat due to increased competition and downward pressure on prices. With regard to wood adhesives, decreasing demand in key markets such as Germany resulted in somewhat decreasing sales volumes toward the end of the year. However, sales were fairly constant over the year due to higher prices in the second and third quarters, which maintained sales over the year notwithstanding falling demand and dropping prices in the fourth quarter.

         With regard to sales of paper overlays, sales grew during the first three quarters of 2001 and declined in the fourth quarter, due to a fall in the demand in the United States. Furthermore, although we completed the construction of our facilities in Welcome, North Carolina, sales from that facility have been lower than anticipated.

         Generally, with regard to developments from quarter to quarter during 2001, overall bonding and surfacing sales decreased, mainly due to decreases in resin prices implemented as a result of decreases in main raw materials prices. Although we were able to maintain volumes over the full year, from quarter to quarter, sales volumes also declined.

         Oil Field Chemicals. Sales in the oil field chemicals segment increased 173%, to (euro)66.6 million in 2001 from (euro)24.4 million in 2000, mainly due to the full-year effect of the oil field operations that we acquired as part of the Dyno acquisition. However, sales of our oil field products were negatively affected by two major accidents that occurred at two of our customers' sites during the first half of 2001; a rupture of a pipeline in the United Kingdom and a gas explosion in Denmark. These accidents caused standstills at those customer sites for three and four months, respectively, during which they halted purchases of our oil field chemicals.

         Oil prices have a decisive effect on this business. When oil prices drop below a certain dollar price per barrel, oil companies often reduce production from oil fields that are more expensive to exploit. One of the factors that determines whether a field is expensive to drill in is whether it requires greater quantities of oil field chemicals to exploit. Since the events of September 11, 2001 in the United States, oil prices fell to below $20 a barrel, which reduced production in fields that use larger quantities of oil field chemicals.

         Other Operations. Sales from other operations decreased 31%, to
(euro)25.0 million in 2001 from (euro)36.2 million in 2000 mainly due to the sale of certain marketing and sales operations in connection with the sale of our polyester business in 2001.

         Operations That Have Been Sold. Sales associated with operations that have been sold decreased 88% to (euro)42.1 million in 2001 from (euro)359.9 million in 2000 due to the sale of our oxo, NC Trading, paper chemicals and other operations during 2000. The decline is also attributable to the disposal of our polyester business in April 2001. There were no sales associated with these businesses following the polyester disposal.

         Operating profit. Operating profit increased to (euro)15.3 million in 2001 from a loss of (euro)21.3 million in 2000.

         Bonding and Surfacing. Operating profit associated with bonding and surfacing products increased significantly to (euro)27.0 million in 2001 from
(euro)0.7 million in 2000. We estimate that approximately half of this increase ((euro)15.5) was due to the Dyno acquisition.

         During this period our operating expenses increased 43%, to (euro)838.3 million in 2001 from (euro)584.6 million in 2000. We estimate that most of this increase was attributable to the Dyno acquisition. Over the course of 2001, a decline in operating expenses can, however, be noted from quarter to quarter, which is mainly attributable to declining raw material prices. Within bonding and surfacing operations, the year was marked by variation in raw material prices. At the beginning of 2001, the prices of our key raw materials (methanol, phenol, melamine, urea) were approximately 80 to 100% higher than at the same time previous year. During 2001, the price of all of these declined considerably; methanol and phenol prices decreased by over 50% from the beginning of the year, which resulted in a decline in our raw material related expenses. This decline in raw material prices has not directly led to increased profitability due to the fact that we have often had to reduce prices for our products in line with decreases in raw material prices and due to increased competition among panelboard resins producers, especially in Central Europe, which has also placed downward pressure on the prices we charge for our panelboard resins.

         Depreciation and amortization charges increased by 43%, to (euro)48.9 million in 2001 from (euro)34.1 million in 2000 mainly due to the increase in our asset base as a result of the Dyno acquisition.

         Restructuring and impairment decreased by 73%, to (euro)4.7 million in 2001 from (euro)17.9 million in 2000 due to the completion of all major restructuring activities during 2000. Impairment includes (euro)2.2 million relating to our operations in Austria, where capacity was reduced due to restructuring activities. We also recorded a (euro)3.0 million gain on the sale of minority shares in LP Pacific films Sdn Bhd and Hekza-Neste Sdn Bhd.

         Oil Field Chemicals. In oil field chemicals, operating profit increased to (euro)2.9 million in 2001 from a loss of (euro)0.8 million in 2000. The increase in operating profit is due mainly to the full year effect of oil field operations acquired as part of the Dyno acquisition. Within these operations, 2001 was marked by decreased margins due to the fact that we had a less favorable product mix of increased sales of lower margin products and decreased sales of higher margin products. Oil field chemicals expenses during 2001 remained stable.

         Other Operations. Operating loss from other operations decreased by 46%, to a loss of (euro)11.3 million in 2001 from a loss of (euro)20.8 million in 2000. This increase in operating profit was attributable to decreased corporate costs, mainly due to the restructuring program implemented at the end of the year 2000.

         Depreciation and amortization charges related to our other operations were (euro)2.9 million in 2001 compared to (euro)3.7 million in 2002.

         Operations That Have Been Sold. Operating profit associated with operations that have been sold declined to a loss of (euro)3.3 million in 2001 from a loss of (euro)0.4 million in 2000, due to the sales of oxo, NC Trading, paper chemicals and other operations sold during 2000. This decline is further attributable to the disposal of polyester business in April 2001. There were no sales reported in this segment following the polyester disposal. Operating profit from operations that have been sold also declined due to a (euro)3.3 million loss related to the sale of polyester business.

         Finance Costs. Dynea International's finance costs increased 9%, to
(euro)80.2 million in 2001 from (euro)75.1 million in 2000. This increase in finance costs was primarily attributable to the full year effect of the refinancing and additional debt incurred in conjunction with the Dyno acquisition.

         Share of Results of Associates and Joint Ventures. Our share of results from associates and joint ventures decreased 37%, to (euro)9.7 million in 2001 from (euro)15.3 million in 2000, primarily due to our 40% investment in the Methanor v.o.f joint venture, which was acquired as part of the Dyno Acquisition and which produces methanol. During 2000, high methanol prices contributed to Methanor's strong results. However, in the second half of 2001, decreased worldwide methanol consumption and sharply reduced methanol prices drove down Methanor profits. In spite of lower prices for natural gas feedstock, the primary raw material in methanol, Methanor v.o.f. recorded losses in the last quarter of 2001.

         Income Tax Benefit. Income tax benefit decreased by 61% to (euro)7.6 million for 2001 from a benefit of (euro)19.6 million in 2000. The income tax benefit is comprised of the current year tax charge of (euro)11.6 million (2000:
(euro)15.5 million) net of the movement in deferred tax of (euro)19.2 million (2000: (euro)35.1 million). Income tax charges decreased in Finland as in the previous year certain purchase price allocations had created additional tax liabilities in this territory. Foreign income tax charges increased slightly due to the inclusion of legacy Dyno operations for the full year in 2001. The movement in deferred tax resulted in a lower deferred tax benefit for the year primarily as a result of the polyester business disposal.

         Minority Interest. Minority interests increased 242%, to an expense of
(euro)2.4 million in 2001 from an expense of (euro)0.7 million in 2000 as a result of the Dyno acquisition, which increased our number of majority owned subsidiaries.

         Net Loss. Net loss decreased 20%, to a loss of (euro)50.0 million in 2001 from a loss of (euro)62.3 million in 2000 primarily as a result of higher operating profit generated by our bonding and surfacing operations and reduced restructuring and impairment charges, offset by higher financial expense and higher income tax expense.

Liquidity and Capital Resources

         Our liquidity requirements arise primarily from the need to meet our ongoing debt service requirements, to fund capital expenditures for the general maintenance and expansion of our production facilities, to build and acquire new facilities, and to fund our working capital requirements. Due to the seasonality of our business, our liquidity needs are highest in the spring and fall. Our principal sources of funds have been cash flows from operations, proceeds from sale of businesses, equity financing from our parent and related companies and amounts available under our existing revolving credit facility.

         We have currently outstanding the following financing, which was raised by Dynea International and its direct and indirect subsidiaries in connection with the acquisition of Dyno, prior to the closing of the acquisition:

          o (euro)240.0 million 12 1/4% notes due 2010 (increased to(euro)250.0 million in August 2000 after closing).

          o A senior credit agreement comprised of (euro)277.5 million (originally (euro) 379.5 million) in term loans and a (euro)100.0 million revolving loan and guarantee facility.

         With effect from November 15, 2001, we entered into agreement with the senior banks to use the proceeds of the sale of our polyester business (which we disposed of during 2001) to repay amounts under the senior loans in accordance with the terms of the senior credit agreement. The repayment was allocated, pursuant to the credit agreement, on a pro rata basis to each tranche of credit and repayment took place in the fourth quarter of 2001 and the first quarter of 2002. In conjunction with the repayment, we also agreed to a retroactive waiver with the senior lenders of certain possible financial covenant breaches for the twelve months ending September 2001 and certain modifications to the terms of the senior credit agreement, including amended financial covenants relating to minimum debt-service and interest-coverage ratios until June 30, 2003, in order to provide us with greater flexibility in meeting those ratios. In July 2002 we agreed to an additional retroactive waiver with the senior lenders of certain possible covenant breaches for the twelve months ending June 2002 and amendments of the financial covenants relating to minimum debt-service and interest-coverage ratios until September 2002. This was done in order to provide us with greater flexibility in meeting those ratios.

         We negotiated a further waiver of certain covenants in the senior credit agreement with effect from February 10, 2003. In accordance with the waiver the senior lenders agreed to modify the covenant ratios contained in the senior credit agreement for the years ending in 2003 and 2004 and also granted a waiver for potential breaches of the financial covenants for the quarter ending December 31, 2002. The senior lenders also approved the purchase by Dynea Chemicals of the Chemitec businesses from our parent, Dynea Oy, for a business value of (euro)35.0 million to be paid for from the proceeds of sale of our oil field chemicals business. Dynea Oy in turn agreed to increase its equity in Dynea International Oy by (euro)35.0 million, and Dynea International Oy agreed to lend the same amount to Dynea Chemicals as a subordinated loan. Dynea Chemicals also agreed to use (euro)25.0 million of the proceeds of the sale of our oil field chemicals business to prepay certain senior term loans in accordance with the senior credit agreement. A description of the significant terms of the amendment to the senior credit agreement is contained in the section "Item 10. Additional Information--Material Contracts--The Senior Credit Agreement."

         We made two scheduled repayments under the senior credit agreement, totalling (euro)16.7 million in June and December 2002.

         At the end of 2002, we had outstanding (euro)99.0 million drawn under our (euro)100.0 million revolving credit facility, (euro)87.6 million as short-term loans and (euro)11.3 million as guarantees and letters of credit. Both short-term loans and guarantees and letters of credit are in the revolving credit facility limit utilization calculations taken into account with their original euro amount, i.e. drawings denominated in currencies other than euro are converted to euros at the exchange rate on the drawdown date of each advance, as stipulated in the senior credit agreement. The undrawn amount from the revolving credit facility at December 31, 2002 was (euro)1.0 million; therefore we cannot finance any negative operating cash flow during 2003 from existing committed credit facilities.

         We believe that our cash flows from operations, together with additional equity contributions that we received from our shareholders in February 2003 and the waiver we received from our senior lenders in February 2003, as well as equity contributions we received from our shareholders in February and March 2002 of approximately (euro)15 million will be sufficient for our operating needs (other than future acquisitions) and debt service requirements as they become due for at least the next twelve months. However, our future operating performance and ability to service or refinance our existing debt, including the notes, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. If we were to face a deepening recession in any of our main markets or have a significant adverse change in our working capital development, we would need to raise additional capital either through an additional equity contribution from our shareholders or by raising additional debt. Furthermore, in the event we do not generate sufficient cash flow from our operations to service our existing debt, we expect we would be able to obtain sufficient cash flow by reducing or postponing certain discretionary expenditures for repairs and maintenance or future expansion. In addition, we expect that we will need to refinance all or part of the notes at final maturity.

         Scheduled repayments on the senior credit agreement will significantly impact liquidity. Additionally we have agreed with the senior lenders to make a prepayment of (euro)25.0 million during 2003 from the proceeds of the sale of oil field chemicals business. Loans under the senior credit agreement are issued under three loans, designated Senior Term Loan A through Senior Term C is contained in "Item 10. Additional Information--Materials Contracts--The Senior Credit Agreement."

       We are currently scheduled to make the following debt payments of principal of the term loans under the senior credit agreement, as translated into euro at December 31, 2002:

                                                               Total Payment
             Year                                                 Amount
             ----                                           ------------------
                                                            (euro)in millions)

             2003..........................................(euro) 20.8
             2004 -
             2007..........................................      147.7
             Thereafter....................................      109.0
                                                           -----------
             Total........................................ (euro)277.5

         Under the senior credit agreement, we will be required to make mandatory prepayments in some circumstances from the proceeds of vendor payments, surplus cash, asset disposals, certain insurance claims and in the event of change of control. We will also be permitted to make voluntary prepayments on the loans. Borrowings under the senior credit agreement bear an interest at LIBOR-based floating rates for varying interest periods. We are also required to comply with certain financial covenants including minimum debt service and interest-coverage ratios. As discussed above, we negotiated a waiver of certain of these covenants for the twelve months to September 30, 2001 and renegotiated certain ratios until June 30, 2003. As also discussed above, we negotiated an additional waiver of certain of these covenants for the twelve months to June 2002 and renegotiated certain ratios until September 2002. As also discussed above, we negotiated an additional waiver of certain covenants for financial years 2003 and 2004 and also waiver of potential breaches of financial undertakings for the twelve months ending December 2002. A description of the senior credit agreement, including the amended terms, is contained in the section "Item 10. Additional Information--Material Contracts."

         The notes will be repaid in one installment in 2010. However, the note holders will be able to require us to purchase the notes in the event of change of control. We may not be able to do so without the consent of our lenders under the senior credit agreement. In addition, prior to August 15, 2003, we will be permitted to repurchase up to 35% of the notes at specified redemption rates from the proceeds of the issuance of our common stock or the common stock of our parent holding company in an equity sale.

         We are a holding company that does not conduct any business operations. Accordingly, the notes are structurally subordinated to the obligations of our subsidiaries, including the debt of those subsidiaries. Our subsidiaries are separate and distinct legal entities. Other than Dynea Chemicals Oy, which is also a holding company, they are not obliged, to pay any amount due under the notes or to make any funds available to us to allow us to make those payments. The only assets of Dynea International Oy are shares in our wholly owned subsidiary, Dynea Chemicals Oy, and intercom any loans to Dynea Chemicals Oy. Our cash flow and our ability to service debt depend solely upon the cash flow of our subsidiaries and our receipt of funds from them in the form of loans, dividends or otherwise. Our subsidiaries may not generate cash flow sufficient to enable us to meet our payment obligations. In addition, the terms of the senior credit agreement and the intercreditor agreement restrict our subsidiaries' ability to provide funds to us. Applicable laws and regulations and the terms of other agreements to which our subsidiaries may become subject may further restrict this ability. The senior credit agreement and the intercreditor agreement only allow payments by our subsidiaries to us for payments of interest and payment of principal so long as there is no default or event of default under the senior credit agreement. Although the indenture limits the ability of our subsidiaries to enter into consensual restrictions on their ability to pay dividends or to make other payments to us, these limitations are subject to significant exceptions.


         Historical Cash Flows

         Year ended December 31, 2002. Cash generated from operations was
(euro)86.0 million in 2002 compared to (euro)122.7 million in 2001. The decrease in cash generated from operations related mainly to a decrease in trading investments in 2001. The cash generated from operations in 2001 included a decrease in trading investments of (euro)60.1 million from the disposal of bonds held by subsidiary that were categorized as trading investments. In 2002 there was no change in trading investments. Net cash provided in operating activities increased to (euro)14.9 million in 2002 from (euro)0.3 million in 2001, primarily due to decrease in taxes paid and net financial items. Net financial costs decreased as the net interest costs decreased due to lower amount of gross debt and decreasing interest rates and increased foreign exchange gains in 2002 compared to 2001. Income taxes paid were reduced to (euro)10.6 compared to
(euro)36.9 in 2001.

         Cash used in investing activities decreased to (euro)25.1 million in 2002 from cash provided from investing activities of (euro)46.1 million in 2001. In 2001, the cash provided from investing activities included (euro)67.2 million of cash received from the disposal of businesses. Because there were no cash received from disposals in 2002, the cash provided from investing activities decreased as compared to 2001.

         Cash used in financing activities decreased 35%, to (euro)17.7 million in 2002 from (euro)27.3 million in 2001 due to lower net repayments of borrowings and lower issuance of share capital and capital contributions. Issuance of share capital and group contributions amounted to (euro) 15.2 million in 2002 compared to (euro) 34.5 million in 2001.

         Year ended December 31, 2001. Cash flows from operating profit after adding back non-cash items but before working capital changes increased by 84%, to (euro)85.3 million in 2001 from (euro)46.4 million in 2000. This was mainly attributable to the higher operating profit and a greater amount of non-cash items due to the full year effect of the Dyno acquisition. Net cash provided in operating activities increased to (euro)0.3 million in 2001 from (euro)26.5 million used in 2000, primarily due to cash provided from the sale of marketable securities off-set by the higher amount of interest paid in 2001, (euro)87.5 million in 2001 as compared to (euro)13.9 million in 2000. This was due to the full year effect of debt incurred to finance the Dyno acquisition and to refinance prior debt.

         Cash provided from investing activities increased 18%, to (euro)46.1 million in 2001 from (euro)39.1 million in 2000. This was primarily due to the sale of the polyester business in April 2001.

         Cash used in financing activities increased 18%, to (euro)27.3 million in 2001 from (euro)7.9 million in 2000. This was primarily due to a capital contribution of (euro)30 million, which related to the sale of the legal ownership of specialty polymers.

         Capital Expenditures

         The nature of our business requires us to make annual capital expenditures for general maintenance and refitting of our plant facilities. These routine expenditures are in addition to any capital expenditure for new facilities.

         Dynea International made capital expenditures of (euro)25 million in 2002, (euro)28.9 million in 2001 and (euro)27.1 million in 2000. In 2002, significant capital expenditures included the new plant investments in China and in Thailand, as well as capacity expansion projects in North America and in Indonesia. The remaining capital expenditures were mainly for replacement investments at several sites.

         In 2001, significant capital expenditures included the installation of new capacity for paper overlays production in North America and investments in infrastructure in North America. The remaining capital expenditures were mainly for replacement investments at several sites.

         In 2000, significant capital expenditure included investment in the paper overlay capacity in North Carolina, investment in information technology systems, overhaul of the formaldehyde reactor in Krems, Austria, as well as an increase of unsaturated polyester capacity in Porvoo, Finland.

         We anticipate that our capital expenditure will be approximately
(euro)40 million in 2003. Capital expenditure in 2003 will include the new plant investments in Southern China and in Thailand to service our bonding and surfacing operations, as well as capacity expansion projects in North America. The estimated expenses for these investments are approximately (euro)9.4 million in 2003. The rest of the budgeted capital expenditures mainly relates to productivity improvements and replacements at various sites.

         We expect to fund our other cash requirements in the future from operating cash flow and existing borrowing facilities. Our capital expenditures will be primarily for general maintenance and refitting and expanding our existing facilities although we may also build or acquire new facilities. We expect that the level of capital expenditures for capacity will remain essentially constant after 2002 over the medium term, allowing us to improve quality and capacity, and to compete with our competitors.

Disclosure of Contractual Obligations and Commitments to Make Future Payments

         The following schedule summarizes our contractual obligations and commitments to make future payments as of December 31, 2002.

                                                             Payments Due by Period
                                                                 ((euro)in millions)

                                                            Less than                          After
       Contractual Obligations                Total           1 year          2-5 years        5 years
       -----------------------                -----           ------          ---------        -------
Long-term Debt.................            (euro) 631.1     (euro) 122.0     (euro) 150.0    (euro) 359.1
Operating Leases...............                    32.1              3.4              9.6            19.1
Other Long-Term Obligations....                     1.5              1.5                -               -
                                                    ---              ---                -               -
Total Contractual Cash Obligations         (euro) 664.7     (euro) 126.9     (euro) 159.6    (euro) 378.2
                                           ============     ============     ============    ============

         Less than one year section of Long-Term Debt in the table above includes (euro)89.9 million outstanding in the revolving credit facility. Under the senior credit agreement, Dynea International also obtained a multi-currency, revolving loan for up to (euro)100.0 million ("Revolving Credit Facility"). The Revolving Credit Facility expires June 30, 2007. However, Dynea International will procure that after July 31, 2005 either for two periods of five successive days or, one period of 10 days, in each of its financial years the aggregate of all withdrawals under the Revolving Credit Facility shall not exceed (euro)10.0 million. Other Long-Term Obligations in the table above are the capital commitments, which Dynea International has at December 31, 2002. Capital commitments relate to ongoing investments in China, Thailand, and Singapore.


Research and Development

         In 2002 and 2001, we spent approximately (euro)17.6 million and
(euro)15.6 million and employed over 190 people and 210 people in global research and development, respectively. In 2000, our research and development expenditure was approximately (euro)21 million.

         Our research and development is focused on product technology and application technology. Product technology generally involves researching and developing various chemical formulations in order to assist in improving existing as well as in developing new products, while application technology involves providing technological support to our customers in the form of laboratory and on-site assistance in connection with the use of our products.

         Some of our research and development efforts have been particularly beneficial for our operations. For example, our research and development has focused on developing and producing environmentally friendly products and production processes. Many of our products have a low environmental impact and low emissions, without meaningful reductions in product performance. This focus has enabled us to take advantage of recent consumer preferences for those products, which we believe will continue to increase as environmental laws continue to become stricter.

         Resins. We currently have five major research and development centers situated in close proximity to customers. These facilities, located in Austria, Canada, Norway, Singapore and the United States, have global responsibilities for product development and application technology for formaldehyde-based resins and paper overlays. We also have three specialized technology centers located in Finland, Germany and New Zealand, which provide global support and advice on specific types of resins.

         Our resins research and development plays an important role in improving our manufacturing systems in order to increase yields, reduce cycle times and raw material inputs. Research and development also focuses on helping our customers improve their own production systems in order to increase efficiency and reduce production costs. We have developed a considerable amount of formaldehyde and resins technology and process know how. For example, we have the capability to build large computerized reactor vessels with volumes of up to 90 metric tons. Developing resins process technology requires expertise with respect to reactor design, agitator activity and other characteristics to ensure that resins are being produced consistently, with even temperature and pressure gradients. These processes enable us to produce larger batches of resins, which maximizes the efficiency of our production processes. For example, one of our custom designed and computerized resins manufacturing facilities allows 35 ton batches of resins to be made in three and half hours, approximately half the time considered as the accepted industry standard.

         Aggregate expenditure on resins research and development was approximately (euro) 8.3 million in 2002 and has been relatively constant over the past three years. A portion of our research and development is conducted through partnerships and alliances with customers under which research and development expenses are shared. In 2002, we employed 135 people in resins research and development.

         Paper Overlays. Our research and development functions for paper overlays are coordinated from the United States. Most of our research and development initiatives relating to specific applications for paper overlays are conducted at skill centers in the United States, Finland and Indonesia. In 2002, we spent approximately (euro)2.7 million on and employed 25 people in our paper overlays research and development, whose efforts are principally focused on improving our customers' production systems and processes.

Principal U.S. GAAP Differences Related to Dynea International

         You should read Note 28 to the Dynea International financial statements as of and for the years ended December 31, 2000 December 31, 2001 and December 31, 2002 included in "Item 17--Financial Statements" for a detailed discussion of the differences between IFRS and U.S. GAAP.

         Some of the differences between IFRS and U.S. GAAP include:

          o classification and treatment of assets held for sale resulting from decisions taken during an acquisition;

          o the treatment of unrealized gains and losses on marketable securities;

          o    the classification of losses on extinguishment of debt;

          o the measurement and classification of results from discontinued operations;

          o    the determination of pension expense for defined benefit plans;

          o    the recognition of additional minimum pension liability;

          o    the translation of goodwill and purchase accounting adjustments;
               and

          o the treatment of goodwill and other indefinite-lived intangible assets.

Critical Accounting Policies

         Dynea International's discussion and analysis of its financial condition and results of operations have been prepared in accordance with IFRS. The preparation of these financial statements requires management of Dynea International to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the management of Dynea International evaluates its estimates, including those related to impairments, pensions, income taxes, restructuring, bad debts, contingencies and litigation. The management of Dynea International bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         Our significant accounting polices are described in Note 2 in our financial statements and we consider the following policies to be most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our results of operations, financial conditions and cash flows.

         We assess the impairment of long-lived assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Examples of indicators, which could trigger an impairment review, are the following:

          o significant under performance relative to expected historical or projected future operating results;

          o significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

          o    significant negative industry or economic trends.

         When the carrying value of long-lived assets and goodwill may not be recoverable based upon the existence of one or more indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with current market assessments of the time value of money and the risks specific to the asset. Based on the reviews there is no need for impairment charges other than as presented in the financial statements. However, there can be no assurance that the change in above factors may not cause material impairment charges in the future.

         The determination of our obligation and expense for pension and other post-retirement benefits is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions are described in Note 16 to the consolidated financial statements and include, among others, the discount rate and expected long-term rate of return on plan assets. In accordance with IFRS, actual results that differ from our assumptions are accumulated and amortized over future periods if they are over 10% of greater of defined benefit obligation or fair value of plan assets at beginning of year and therefore, generally affect our recognized expense and recorded obligation in such future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other post-retirement obligations and our future expense.

         Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Should the actual results differ from these estimates, revisions to the deferred tax assets would be required.

Recent Changes in Accounting Standards - U.S. GAAP

         On June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability for those costs be recognized and measured initially at fair value only when the liability is incurred. We believe that the implementation of the statement will not have a material impact on the results of operations and financial position of Dynea International.

         In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". The Interpretation expands on the accounting guidance of SFAS No. 5, "Accounting for Contingencies", SFAS No. 57, "Related Party Disclosures", and SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", and incorporates without change the provisions of FIN 34, "Disclosure of Indirect Guarantees of Indebtedness of Others", an interpretation of SFAS No. 5, which is being superseded. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees, such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. FIN 45 will be effective to Dynea International on a prospective basis to guarantees issued or modified after December 31, 2002. Dynea International is currently evaluating the impact of this statement on its results of operations and financial position.

          In January 2003, FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). Under the interpretation, certain entities known as "Variable Interest Entities" (VIE) must be consolidated by the "primary beneficiary" of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIE's in which a significant (but not majority) variable interest is held, certain disclosures are required. The measurement principles of this interpretation will be effective for Dynea International's December 31, 2003 financial statements. Dynea International is currently evaluating the impact of this statement on its results of operations and financial position.

Item 6. Directors, Senior Management and Employees.
Directors of Dynea International Oy and Dynea Chemicals Oy

         We are a wholly owned subsidiary of Dynea Oy, and the sole shareholder of Dynea Chemicals Oy. Our board of directors and those of Dynea Oy and Dynea Chemicals Oy are composed of the same individuals, who are as follows:

Name                                                               Date of Birth
----                                                               -------------
Stig Gustavson*.................................................   June 17, 1945
Bjorn Saven.....................................................  Sept. 29, 1950
Michael Rosenlew................................................    May 2, 1959
Georges Marzloff................................................   April 8, 1944
Svein Rennemo...................................................   July 24, 1947
Stefan Linder**.................................................   July 26, 1968
*Chairman

**Deputy member


Executive Officers of Dynea International Oy and Dynea Chemicals Oy

         Our executive officers are:

         0ivind Isaksen, Chief Executive Officer, May 12, 1949. Mr. Isaksen initially joined Dyno in 1987 as a Business Manager, Chemicals Group. From 1988 to 1993, he was Vice President Division Asia-Pacific, Chemicals Group. From 1993 he has served first as President Division Adhesives & Paper Overlay and subsequently as Senior Vice President, Industrial Resins. From 2000 to 2001, he served as Executive Vice President--Bonding and Surfacing. Before coming to Dyno, Mr. Isaksen worked for Denofa and Lilleborg Fabriker as Market Manager from 1977 to 1981, for Norsk Hydro AS as Department Manager from 1981 to 1984 and for Nordic Oil and Chemicals as Managing Director from 1984 to 1987. Mr. Isaksen has an MBA degree in economics from University of Saarbrucken in 1975 and Diploma of Advanced European Studies from College of Europe, Brugge, Belgium in 1976.

         Pertti Silantera, Executive Vice President, November 5, 1943. Mr. Silantera joined Neste in 1988 as Vice President, Industrial Chemicals. After holding various positions within the firm he became Senior Vice President responsible for Base Chemicals in 1993. In 1994, he became responsible for Business Supervision of Neste Oxo and Polyester and some support functions. Prior to joining Dynea Chemicals, Mr. Silantera worked in 1970-1975 as Production Manager for PVC within Neste. Subsequently, he was Managing Director of Turun Vartiokeskus Oy, a security business, for 13 years. Mr. Silantera graduated from Abo Akademi in 1969 with a M.Sc. in Chemical Engineering.

         Filip Frankenhaeuser, Executive Vice President and Chief Financial Officer, February 12, 1951. Mr. Frankenhaeuser joined Neste in March 2000. Prior to joining Neste, Mr. Frankenhaeuser held various international financial positions, including Finance Director of Euroheat AB from 1983 to 1988 and Group Financial Controller of the Amer Group in 1988 and 1989. Between 1989 and 1999, Mr. Frankenhaeuser worked for Cultor Oyj, the international food and food ingredients company, where he held the position of CFO (1991-1998). Mr. Frankenhaeuser holds a M.Sc. in Economics from the Swedish School of Economics, Helsinki (1980).

Executive and Director Compensation

         Total salaries, bonuses and other amounts paid to those current members of our board and executive management referred to above who were employed by the Dynea group during 2002 (8 individuals) were approximately (euro) 1.5 million. No compensation was provided to these individuals in the form of stock options or pursuant to a profit-sharing plan.

Employees

         We had approximately 3,000 employees as of December 31, 2002.

Board Practices

         The articles of association of Dynea International do not provide for an audit committee or a remuneration committee. Each member of the board of directors of Dynea International is elected at the annual general meeting of shareholders for a term, which expires at the end of the next annual general meeting of shareholders following that election. The annual general meeting of shareholders must be held within six months after the end of Dynea International's financial year. Matters considered by the shareholders at the annual general meeting include the remuneration of the members of the board of directors and the adoption of the annual accounts. There are no contracts between the members of the board of directors of Dynea International and Dynea International that provide for any benefits upon termination of their employment. One of Dynea International's directors, Georges Marzloff, has a separate employment contract with Dynea N.V., a subsidiary of Dynea Chemicals, pursuant to which he is entitled to certain payments upon termination of that contract.

         The articles of association of Dynea Chemicals do not provide for an audit committee or a remuneration committee. Each member of the board of directors of Dynea Chemicals is elected at the annual general meeting of shareholders for a term, which expires at the end of the next annual general meeting of shareholders following that election. The annual general meeting of shareholders must be held within six months after the end of Dynea Chemical's financial year. Matters considered by the shareholders at the annual general meeting include the remuneration of the members of the board of directors and the adoption of the annual accounts. There are no contracts between the members of the board of directors of Dynea Chemicals and Dynea Chemicals that provide for any benefits upon termination of their employment. One of Dynea Chemical's directors, Georges Marzloff, has a separate employment contract with Dynea N.V., a subsidiary of Dynea Chemicals, pursuant to which he is entitled to certain payments upon termination of that contract.

Item 7. Major Shareholders and Related Party Transactions.

Major Shareholders

         Ownership

         Dynea International Oy is a wholly-owned subsidiary of Dynea Oy, and Dynea Chemicals Oy is a wholly-owned subsidiary of Dynea International Oy. Dynea Oy is controlled by two investment funds, the Industri Kapital 1997 Fund and the Industri Kapital 2000 Fund, both of which are managed by affiliates of Industri Kapital, a leading European private equity investment firm.

         Our current ownership is detailed below:

          o The Industri Kapital 1997 and 2000 Funds own 89.21% of Dynea Oy's capital stock and control 90.62% of the voting rights attached to that capital stock. These funds are not legal entities, but rather contractual arrangements between, on the one hand, the funds' investment manager/general partner (IK 1997 Ltd. and IK 2000 Ltd., respectively) and, on the other hand, the investors in the funds. Bjorn Saven, a director of Dynea International Oy, is also a director of both IK 1997 Ltd. and IK 2000 Ltd. Michael Rosenlew, a director of Dynea International Oy, is an alternate director of both IK 1997 Ltd. and IK 2000 Ltd. Bjorn Saven could be deemed to be a beneficial owner of the shares managed by IK 1997 Ltd. and IK 2000 Ltd. Michael Rosenlew and each of the other directors and alternate directors of IK 1997 Ltd. and IK 2000 Ltd. (who are identified below) disclaim beneficial ownership of the shares managed by those entities.

          o Other investors own 8.78% of Dynea Oy's capital stock and 8.97% of the voting rights attached to that stock. None of these investors individually owns 5% or more of Dynea's capital stock.

          o Management shareholders own 2.01% of Dynea Oy's capital stock and 0.41% of the voting rights attached to that stock. No one member of management owns more than 1% of Dynea's capital stock.

         With respect to the shares held by the Industri Kapital 1997 and 2000 Funds and managed by IK 1997 Ltd. and IK 2000 Ltd., the following limited partnerships, which are investors in those funds, hold more than 5% of the outstanding share capital of Dynea Oy:


                                                    As of December 31,
    Partnership                                            2002
    -----------                                            ----

    Industri Kapital 1997 Limited Partnership I          5.95%
    Industri Kapital 1997 Limited Partnership III        4.63%
    Industri Kapital 2000 Limited Partnership I          7.52%
    Industri Kapital 2000 Limited Partnership II         6.91%
    Industri Kapital 2000 Limited Partnership III        8.80%
    Industri Kapital 2000 Limited Partnership IV         7.49%
    Industri Kapital 2000 Limited Partnership V          8.16%
    Industri Kapital 2000 Limited Partnership VII        5.57%
    Industri Kapital 2000 Limited Partnership IX         6.30%
    Industri Kapital 2000 Limited Partnership X          5.37%


         The directors of IK 1997 Ltd. are: Bo Ennerberg, Bjorn Saven, Michael Richardson, Kim Wahl, Tom Vidar Rygh, Gerrit Russelman, Carl-Johan Granvik, Peter Byrne and Hannu Ryopponen. The alternate directors of IK 1997 are: Esa Auvinen, Per-Johan Bjornstedt, Alan Oke Dart, Stephanie Guyer, Gustav Ohman, Jan-Willem van Oostveen and Michael Rosenlew. The directors of IK 2000 Ltd. are:
Bo Ennerberg, Tom Vidar Rygh, Bjorn Saven, Michael Richardson, Peter Byrne, Kim Wahl, Gerrit Russelman, Carl-Johan Granvik, and Hannu Ryopponen. The alternate directors of IK 2000 are: Esa Auvinen, Per-Johan Bjornstedt, Alan Oke Dart, Stephanie Guyer, Gustav Ohman, Jan-Willem van Oostveen and Michael Rosenlew. Bjorn Saven could be deemed to be a beneficial owner of the shares managed by IK 1997 Ltd. and IK 2000 Ltd. Michael Rosenlew and each of the other directors and alternate directors of IK 1997 Ltd. and IK 2000 Ltd. disclaim beneficial ownership of the shares managed by those entities

         Share Structure

         Under the articles of association of Dynea Oy, that company has two classes of ordinary shares: series A ordinary shares and series B ordinary shares. When voting at the meeting of shareholders of Dynea Oy, the series A shares have five votes each and the series B shares have one vote each. All other rights connected to the shares are essentially the same between the series A shares and the series B shares. The series B shares are held by management and employees within the Dynea group. In addition, there are in place a shareholders' agreement and a managers' shareholder agreement with respect to the series A shares and the series B shares. Under these agreements, Industri Kapital has, in certain situations, including an initial public offering and a sale of the business of Dynea Oy, the right to act on behalf of all Dynea Oy shareholders.

         Dynea Oy's issued and outstanding share capital consists of
(euro)364,327,929.45 divided into 21,100,615 series A ordinary shares with par value of approximately (euro)16.82 per share and 561,340 series B ordinary shares with par value of approximately (euro)16.82 per share. Approximately 318,355, or 1.47%, of the ordinary shares of Dynea Oy are held of record by 28 investors with addresses in Finland, and approximately 345,754, or 1.6%, of these shares are held of record by 20 investors with addresses in the United States.

Related Party Transactions

         During the year ended December 31, 2002, the following transactions were carried out with related parties:

         Acquisitions

         During 2001, Dynea International purchased the melamine resins business from Neste Chemicals GmbH, a subsidiary of Dynea Oy. As of December 31, 2002 Dynea International had a purchase price payable of (euro)0.7 million related to this purchase.

         Sales and Purchases of Goods

         During the year ended December 31, 2002 Dynea International sold products, at market prices, to associates totaling approximately (euro)5.2 million, and to companies controlled by Industri Kapital, totaling approximately
(euro)13.8 million. At December 31, 2002, Dynea International had receivables of
(euro)1.8 million related to these sales.

         During the year ended December 31, 2002 Dynea International purchased materials and supplies, at market prices, from associates totaling approximately
(euro)19.2 million, and from companies controlled by Industri Kapital, totaling approximately (euro)6.7 million. At December 31, 2002, Dynea International had payables of (euro)12.9 million related to these purchases.

         Other Income and Expenses

         A service agreement exists between Dynea International and Dynea Oy to provide management and support services. These management and support expense charges amounted to (euro)3.2 million in 2002.

         Other Receivables and Payables

         At December 31, 2002, Dynea International had loan receivables of
(euro)0.7 million from associated companies and other current receivables of
(euro)5.0 million from companies controlled by Industri Kapital.

         At December 31, 2002, Dynea International had loan payables of
(euro)0.4 million and other current liabilities of (euro)7.1 million to companies controlled by Industri Kapital.

         Group Contributions

         Group contributions amounting to (euro)38.2 million were made by Dynopart AS and Dynopart Holding AS to Nordkem AS in 2001 of which (euro)30 million was paid in cash during October 2001 and (euro)8.2 million during September 2002. The group contribution of (euro)38.2 million received by Nordkem AS was taken to shareholders' equity. Group contributions amounting to (euro)0.9 million were made by Dynopart to Nordkem in 2002 and a group contribution amounting to (euro)6.0 million was made by Dynea Finland Oy to Dynea Oy.

Item 8.  Financial Information.

Financial Statements

         See pages F-1 through F-43 and G-1 through G-36.

Significant Changes

         There has been no significant change in our financial or trading position since December 31, 2002.

Legal Proceedings

         We are involved in some legal proceedings arising in the normal course of our business, including proceedings involving our subsidiaries Neste Canada Inc. and Dynea Canada Ltd. (formerly Neste Chemicals Canada Inc.), who are currently involved in litigation with Reichhold Chemicals Inc. and Reichhold Limited regarding responsibility for costs associated with completing the clean-up of environmental contamination at our Ste. Therese facility existing at the time we acquired the Ste. Therese operations. We made an initial claim against Reichold in this litigation for a total approximate amount of $22.0 million Canadian dollars. Reichhold has brought a counter-claim against us in this litigation for a total approximate amount of $8.05 million Canadian dollars, the amount already drawn by Neste under the letter of credit relating to the sale. The agreement relating to the acquisition of Neste provides that we shall be indemnified and held harmless in respect of some of the losses we may incur as a result of this litigation.

         We believe that none of these proceedings, either individually or in the aggregate, are likely to have a material adverse effect on our business or our consolidated financial position.

Item 9.  The Offer and Listing.

         The notes are listed on the Luxembourg Stock Exchange.

Item 10. Additional Information.

Articles of Association

         Dynea International Oy

         Incorporated by reference from Dynea International Oy and Dynea Chemicals Oy annual report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2001.

         Dynea Chemicals Oy

         Incorporated by reference from Dynea International Oy and Dynea Chemicals Oy annual report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2001.

Material Contracts

         The following summary of the senior credit agreement and other debt instruments summarizes the material terms of those documents. For a description of various acquisition and disposition contracts, see "Item 4. Information on the Company--Businesses That Have Been Sold."

Sale of Oil Field Chemicals

         Dynea ASA sold its Oil Field Chemicals business to M-I LLC on January 28, 2003. In connection with the transaction, M-I acquired substantially all of the net assets of Dynea's production chemical business and operations in the North Sea, the Middle East, Asia and Americas exchange for a cash consideration of (euro)76 million. Dynea and M-I also concluded simultaneously a long-term toll manufacturing agreement with Dynea ASA in Lillestr0m, Norway, for the supply of base chemicals used in the production chemical operations.

         The Senior Credit Agreement

         On February 10, 2003, Dynea Chemicals signed a consent letter that amended its existing senior credit agreement. The principal parties to the senior credit agreement are the lenders named in the senior credit agreement, Salomon Brothers International Limited as lead arranger and Citibank International Plc as facility agent and security trustee.

         Under the consent letter, certain covenants to the senior credit agreement were amended. Under the amended covenants, potential breaches of financial covenants during the quarter ending December 31, 2002 were waived, and we will be allowed to maintain amended ratios from March 31, 2002 until December 31, 2004 for the following ratios at the following levels:

          o the EBITDA to total net interest costs ratio for the twelve months to March 31, 2003 through the twelve months to December 31, 2004 was amended from ratios of 1.85:1 ranging to 2.30:1 for that period to 1.40:1 to 1.95:1;

          o net debt to EBITDA ratio for the twelve months to March 31, 2003 through the twelve months to December 31, 2004 was amended from ratios of 5.10:1 ranging to 4.00:1 for that period to 6.70:1 to 5.30:1;

          o EBITDA to total net senior interest costs ratio for the twelve months to March 31, 2003 through the twelve months to September 30, 2003 was amended from ratios of 3.50:1 ranging to 3.70:1 for that period to 2.85:1 to 3.45:1; and

          o cash flow to total funding costs ratio for the twelve months to March 31, 2003 through the twelve months to December 31, 2004 was amended from ratios of 0.80:1 ranging to 1.05:1 for that period to 0.85:1 to 0.70:1;

         in each case as those terms are defined in the senior credit agreement.

         In addition, under terms of the consent letter, the senior lenders also approved the purchase by a subdidiary of Dynea Chemicals of the Chemitec businesses from our parent, Dynea Oy, for a business value of (euro)35 million, to be paid for from the proceeds of the sale of our oil field chemicals business. Dynea Oy in turn agreed to increase its equity of Dynea International by (euro)35.0 million, and Dynea International agreed either to increase the equity of Dynea Chemicals by (euro)35.0 million, or alternatively to lend the same amount as a subordinated loan. The amount was lent as a subordinated loan. Dynea Chemicals Oy also agreed to use (euro)25.0 million of the proceeds of such equity or loan towards prepayment of senior term loans in accordance with the senior credit agreement. The senior lenders also waived for financial years 2003 and 2004 the requirement whereby Dynea International will procure that after July 31, 2003 either for two periods of five successive days, or one period of 10 days, in each of its financial years after July 31, 2003, the aggregate of all drawings under the revolving credit facility shall not exceed (euro)10.0 million. Additionally the senior lenders approved that during any 12-month period a maximum of (euro) 10 million of new equity or subordinated loan fulfilling certain conditions paid in cash may be taken into account as EBITDA in the covenant calculations. As regards the other terms of the senior credit agreement, they remain the same as in the original credit agreement signed on August 7, 2000. Under that agreement, Dynea Chemicals Oy entered into a credit agreement at the closing date of the acquisition of Dyno, with the Lenders named in the senior credit agreement, Salomon Brothers International Limited as lead arranger and Citibank International Plc as facility agent and security trustee. The facilities provided under the Credit Agreement consist of:

          o    a(euro)190 million 7 year term loan (the "Term Loan A");

          o    a(euro)95 million 8 year term loan (the "Term Loan B");

          o    a(euro)95 million 9 year term loan (the "Term Loan C"); and

          o an(euro)100 million multicurrency revolving loan and guarantee credit facility with a 7 year maturity.

         The senior credit agreement provides that Dynea Chemicals Oy and/or some of our subsidiaries may borrow under particular tranches, in particular amounts and, in some cases, in particular currencies.

         The Term Loan A, Term Loan B, Term Loan C and the revolving credit facility may be borrowed in euros or other currencies as agreed. Under the terms of the senior credit agreement, and in order to provide financing for the acquisition of Dyno, the Term Loan A, the Term Loan B and the Term Loan C were fully drawn on the date of the acquisition of Dyno closing. Each of the Term Loans and revolving credit facility were available only on the issuance of the initial notes.

         Term Loan A. The Term Loan A was drawn in various tranches and currencies by Dynea Chemicals Oy and its subsidiaries to refinance Neste's existing debt, to fund the acquisition of Dyno and refinance existing Dyno debt. The Term Loan A will amortize as detailed below, with final maturity on June 30, 2007. However, the repayment schedule below will be revised after the senior term loan prepayments of (euro)25.0 million, to which Dynea Chemicals Oy agreed in the on February 10, 2003 amended terms of the senior credit agreement. Each separate advance shall be repaid pro rata.

               Repayment Date:                                  Payment Amounts
               ---------------                                  ---------------
                                                                      (%)
               June 30, 2003................................          5.47
               December 31, 2003............................          5.47
               June 30, 2004................................          6.56
               December 31, 2004............................          6.56
               June 30, 2005................................          7.66
               December 31, 2005............................          7.66
               June 30, 2006................................          8.76
               December 31, 2006............................          8.76
               June 30, 2007................................         10.95

         Term Loan B. The Term Loan B was drawn in various tranches and currencies by Dynea Chemicals Oy and its subsidiaries to refinance Neste's existing debt, to fund the acquisition of Dyno and refinance existing Dyno debt. The Term Loan B will amortize as detailed below, with final maturity on June 30, 2008. However, the repayment schedule below will be revised after the senior term loan prepayments of (euro)25.0 million, to which Dynea Chemicals Oy agreed in the on February 10, 2003 amended terms of the senior credit agreement. Each separate advance shall be repaid pro rata. Due to the sale of the polyester business in 2001 Dynea Chemicals Oy prepayment of The Term Loan B was made pro rata for (euro)12.0 million in 2002. Prepayments due to the sale of the polyester business related to the Term Loan A and C were made already during year 2001. The repayment from the proceeds of the sale of the polyester business is reflected in the payment amounts below.

               Repayment Date:                                  Payment Amounts
               ---------------                                  ---------------
                                                                    (%)
               December 31, 2007............................       41.94
               June 30, 2008................................       41.94

         Term Loan C. The Term Loan C was drawn in one U.S. dollar tranche by Dynea Chemicals Oy to refinance Neste's existing debt, to fund the acquisition of Dyno and refinance existing Dyno debt. The Term Loan C will be repaid in one installment on June 30, 2009. However, part of the Term Loan C will be prepaid earlier as Dynea Chemicals Oy agreed to use (euro)25.0 million towards prepayment of senior term loans in accordance with the on February 10, 2003 restated senior credit agreement.

         Revolving Credit Facility. The revolving credit facility provides
(euro)100 million to finance the ongoing working capital and general corporate requirements of Dynea Chemicals Oy and some of its subsidiaries.

         Prepayment. In addition to the scheduled amortization and repayment dates described above, in some circumstances the senior credit agreement requires mandatory prepayments of outstanding amounts under the various facilities, including if:

          o Dynea Chemicals or any of its subsidiaries receives cash proceeds (including deferred consideration) from the sale of assets which is not used to fund related expenses, taxes, pension costs or costs relating to related intellectual property rights, other than in connection with sales that are in the ordinary course of business, are used to purchase another replacement asset, are among members of the group or which relate to certain other exceptions identified in the senior credit agreement;

          o Dynea Chemicals receives surplus cash during a financial year, which consists of the amount by which its cash flow exceeds the aggregate of its total funding costs, the aggregate amount of prepayments made during that financial year and (euro)10.0 million;

          o Dynea Chemicals or any of its subsidiaries receives insurance proceeds in aggregate in excess of (euro)0.2 million, other than amounts required to be paid to them as a result of the sale of the explosives operations, and does not apply those funds in reinstatement of the insured asset or payment of a third party liability in respect of which they were received within six months of being received;

          o Dynea Chemicals or any of its subsidiaries receives any amount in excess of (euro)0.1 million from any of the vendors under the acquisition agreement relating to the acquisition of Neste, net of any reasonable costs an expenses of recovery and any tax payable, unless those funds are applied to make good or purchase an asset to replace directly the asset or to pay the liabilities in respect of which the payment was received, or to compensate the recipient for a cash loss;

          o all or substantially all of the business and assets of Dynea Chemicals and its subsidiaries are disposed of;

          o the share capital of Dynea Oy, Dynea International, Dynea Chemicals or any other group company is admitted to any recognized securities exchange;

          o a change of control occurs (as that event is defined in the senior credit agreement); or

          o it is or becomes illegal for any lender under the senior credit agreement to maintain all or part of its commitment or to continue to make available or fund or maintain its participation in any part of the senior credit agreement.

         Indebtedness under the senior credit agreement may be voluntarily prepaid by the borrowers in whole or in part without premium or penalty. Any prepayment of any of the term loan facilities shall be made only pro rata with each of the other term loan facilities. Partial voluntary prepayments and any mandatory repayments referred to above will be applied against the Term Loan A, the Term Loan B and the Term Loan C pro rata. Dynea Chemicals Oy agreed to use
(euro)25.0 million towards prepayment of senior term loans in accordance with the on February 10, 2003 restated senior credit agreement.

         Interest Rate and Fees. Advances under the Term Loan A bear interest at LIBOR plus an initial interest margin of 2.00% per annum, together with mandatory costs. Advances under the Term Loan B and Term Loan C bear interest at LIBOR plus an interest margin of 2.50% and 3.00%, respectively, per annum and mandatory costs. Advances under the revolving credit facility bear interest at LIBOR plus an initial interest margin of 2.00% per annum and mandatory costs. The interest margin may be reduced for advances under the Term Loan A and the revolving credit facility if Dynea Chemicals Oy, on a consolidated basis, meets specified financial targets during a fiscal year with respect to each financial year beginning after December 31, 2001, but the margin may not be less that 1.25%. We currently do not benefit from any interest margin reduction.
Generally:

          o in respect of any such financial year beginning after December 31, 2001, the margin shall be 1.75% per annum if the total ratio of total net debt to EBITDA (as those terms are defined in the senior credit agreement) for the relevant financial year is less than or equal to 4.00:1, but, after December 31, 2002, is greater than or equal to 3.50:1;

          o in respect of any such financial year beginning after December 31, 2002, the margin shall be 1.50% per annum if the total ratio of total net debt to EBITDA for the relevant financial year is less than or equal to 3.50:1, but, after December 31, 2003, is greater than or equal to 3.00:1;

          o in respect of any such financial year beginning after December 31, 2003, the margin shall be 1.25% per annum if the total ratio of total net debt to EBITDA for the relevant financial year is less than or equal to 3.00:1;

         If these or additional specified conditions are not met, then the margin may be increased to 2%, including if management accounts are not provided to the facility agent in a timely manner and if there is a default or event of default which has occurred and is continuing under the senior credit agreement. If the targets, which only go into effect in year 2002, were applied to the current year, we would not currently meet them.

         For the Term Loan A, the Term Loan B and the Term Loan C, Dynea Chemicals Oy will pay a commitment fee of 0.50% per annum for the period from the date of the credit agreement until fully drawn or cancelled. With respect to the revolving credit facility, Dynea Chemicals Oy will pay a commitment fee equal to 0.50% per annum, from the date of the senior credit agreement until the close of business on the relevant final repayment date on the unused and uncancelled portion of that facility. In addition, the borrowers will pay some agency and other fees.

         Security. The security for the borrowers' obligations under the senior credit agreement consists of, to the extent legally or practically possible, first priority security comprising mortgages and fixed and floating charges over all of the assets of Dynea Chemicals Oy and its material subsidiaries and a security interest in the shares of Dynea Chemicals Oy.

         Covenants. The senior credit agreement contains a number of covenants requiring the borrowers to achieve or maintain specified consolidated financial ratios. Dynea Chemicals Oy has agreed to maintain the following ratios for each 12-month period, as measured on every March 31, June 30, September 30 and December 31 for the preceding 12 months.

          o a ratio of EBITDA to total net interest costs, which varies between 1.40:1 for the 12 months to March 31, 2003 to 2.60:1 for each 12-month period ending on those dates for periods after September 30, 2005;

          o a ratio of net debt to EBITDA, which varies between 6.7:1 for the 12 months to March 31, 2003 to 3.10:1 for each 12-month period ending on those dates for periods after December 31, 2006;

          o a ratio of EBITDA to total net senior interest costs, which varies between 2.85:1 for the 12 months to March 31, 2003 to 5.40:1 for each 12-month period ending on those dates for periods after December 31, 2006; and

          o a ratio of cash flow to total funding costs, which varies between 0.85:1 for the 12 months to March 31, 2003 to 1.10:1 for each 12-month period ending on those dates after September 30, 2005;

               in each case as those terms are defined in the senior credit agreement. As used in the senior credit agreement, EBITDA means, in relation to Dynea Chemicals Oy and its subsidiaries for any period, those companies' consolidated net profit for that period before taxes and total net interest costs and adding back:

          o depreciation charged to the consolidated profit and loss account of those companies during that period;

          o any amount of goodwill relating to the net goodwill arising from the acquisition of Neste and the acquisition of Dyno and amortized in that period against the consolidated profit and loss account of those companies;

          o fees, commissions, costs and expenses properly incurred by Dynea, Neste or Nordkem A/S in relation the acquisition of Neste or the acquisition of Dyno and other non-cash items charged or amortized in that period to, or against, the consolidated profit and loss account of those companies;

          o any restructuring costs identified to the banks under the senior credit agreement which are paid by December 31, 2001, to a maximum amount of (euro)20.0 million, to the extent they do not constitute an extraordinary or exceptional item;

               but excluding:

          o    profit and loss attributable to minority interests;

          o    any profit or loss arising on the disposal of fixed assets;

          o income from, and investments in, participating interests in associated undertakings and income from any other fixed asset investment;

          o    amounts written off the value of investments;

          o    realized and unrealized exchange gains and losses;

          o    other restructuring costs; and

          o    extraordinary and exceptional items.

         The senior credit agreement also contains general covenants, which restrict the incurrence of debt and liens, the payment of dividends, the disposition of assets, the incurrence of capital expenditures above certain levels and some other activities and transactions.

         The senior credit agreement generally provides that none of Dynea Chemicals Oy or its subsidiaries may make any payments to Dynea International Oy, by way of dividends, loans or otherwise. However, provided that no event of default (or event which could become an event of default) has occurred, the senior credit agreement permits payments to Dynea International Oy in order to pay fees and expenses of an administrative nature incurred by Dynea International Oy or Dynea Oy or to enable Dynea International Oy to pay interest, additional amounts, and special interest on the notes and principal on the notes at their original maturity date.

         Events of Default. The senior credit agreement contains events of default customary for senior leveraged acquisition financings, including, among others, non-payment of principal or interest there under, defaults with respect to some other indebtedness, failure to observe covenants set forth in the Credit Agreement, some judgment defaults and some bankruptcy-related events.

         Hedging Obligations. Pursuant to the senior credit agreement, we procured to enter into interest rate hedging arrangements covering at least 50% of commitments under the Term Loan A, the Term Loan B, the Term Loan C for a period of at least 3 years within 60 days of the acquisition of Dyno closing.

         The Intercreditor Agreement

         We, Dynea Chemicals Oy, the Trustee, Citibank International plc and Citibank N.A. entered into an intercreditor agreement in connection with the senior credit agreement, the issuance of the initial notes and the DCI loan facility (which was repaid in 2000). The intercreditor agreement sets out the respective rights of some of our creditors, Dynea Chemicals Oy and our subsidiaries, as regards ranking of debt, security and enforcement, and defines the circumstances in which payments may be made by Dynea Chemicals Oy and its subsidiaries in respect of some debt (including the notes and the DCI loan facility, Dynea Chemicals Oy's guarantee of the notes and the DCI loan facility and the Intercompany Loans pursuant to which we will advance the proceeds from this offering to our subsidiaries). Upon consummation of the offering, the Trustee, on behalf of the note holders, also became a party to the intercreditor agreement.

         The Indenture

         Pursuant to an indenture, dated August 8, 2000, by and between The Bank of New York as trustee, Dynea Chemicals Oy, as guarantor and Dynea International Oy as issuer, we issued an aggregate principal amount of (euro)250 million of 12 1/4% Senior Notes due 2010. At our option, we may redeem these notes on or after August 15, 2005 at redemption prices beginning at 106.125% and declining thereafter. We may also redeem these notes prior to August 15, 2005 at a make-whole price, and we may redeem 35% of these notes on or prior to August 15, 2003 with the net proceeds of offerings of our common equity or the common stock of our parent holding company. Upon the occurrence of specified change of control events, as described in the indenture, each holder of the notes will have the right to require us to purchase such notes at a price equal to 101% of the principal and amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. In addition, pursuant to the indenture, we and our restricted subsidiaries are subject to certain restrictive covenants, including, without limitation, our ability to incur indebtedness, to pay dividends and to make investments.

                              DOCUMENTS ON DISPLAY

         You may read and copy this annual report, including the attached exhibits, and any reports, statements or other information that we submit to the SEC at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

         In addition, the indenture governing the notes requires us to deliver to our note holders and to the trustee for the note holders copies of all reports that we submit to the SEC without any cost to our note holders. We will also furnish those other reports as we may determine or as the law requires. So long as the notes continue to be listed on the Luxembourg Stock Exchange, copies of any such reports will be available during normal business hours on any business day at the office of Banque Internationale a Luxembourg.

         You should rely only on the information provided in this annual report. No person has been authorized to provide you with different information.

         The information in this annual report is accurate as of the date on the front cover. You should not assume that the information contained in this annual report is accurate as of any other date.

         Some terms mentioned in this annual report are registered in some jurisdictions as our trademarks. This annual report also refers to the trademarks of other companies.

Item 11. Quantitative and Qualitative Disclosures About Market Risk.

Financial Risk Management

         Our business operations give rise to market risks exposure due to changes in foreign exchange and interest rates. Also our high level of debt makes us exposed to changes in interest rates. To manage these risks, we enter into hedging transactions and generally use derivative financial instruments, pursuant to established guidelines and policies, which enable us to mitigate the adverse effects of financial market risk. These hedging instruments are classified in a manner consistent with the item being hedged, meaning that the associated asset and liability items are marked-to-market at each balance sheet date through current period earnings.

         We do not anticipate any material adverse effect on our consolidated position, result of operations, or cash flows, resulting from the use of derivative financial instruments. We cannot guarantee, however, that our hedging strategies will be effective, or that translation losses can be minimized or forecast accurately.

Foreign Exchange Risk and Interest Rate Risk

         Our operations are conducted by many entities in many countries, and accordingly, our results of operations are subject to currency transaction risk and currency translation risk. Dynea's historical results were particularly affected by exchange rate fluctuations between the euro and other currencies, such as the U.S. dollar, the Norwegian kroner, and the Canadian dollar and by exchange rate fluctuations between the Norwegian kroner against other currencies, such as the U.S. dollar. Foreign exchange exposures are managed against various local currencies, as we have a significant amount of worldwide production and sales.

         Because we have global investments, production facilities and other operations, we have assets and liabilities and cash flows in currencies other than the euro. The equity changes caused by movements in foreign exchange rates are shown as translation difference in our financial statements. We hedge our exposures on a net exposure basis using foreign currency forward contracts. Dynea International's main exposures are related to assets and liabilities denominated in the currencies of the United States, Norway and Canada. Our businesses includes a large portion of cross border and other sales incurring foreign exchange transaction risks, as well as raw material sourcing and other costs in various currencies. Our main adhesive resin business sales are, however, largely conducted within a limited geographic area near our production sites, which somewhat limits our foreign exchange transaction exposures.

         Our main objective of interest rate risk management will continue to be to reduce our total funding cost and to alter the interest rate exposure to the desired risk profile. Under the terms of the senior credit agreement, we were required to hedge at least 50% of the aggregate amount of the senior term loans through interest rate protection agreements for a period of at least three years. We have historically primarily borrowed in the euro, U.S. dollar, Canadian dollar, and Norwegian kroner, among other currencies. Our historical policy was to hedge approximately 50% of borrowings against future movements in interest rates.

Interest Rate Exposure

         As of December 31, 2002, Dynea International had (euro)277.5 million in syndicated long-term variable rate debt, of which (euro)92.3 million was hedged through LIBOR-based interest rate swaps, of which (euro)75.2 million were participating swaps. The participating swaps effectively hedge for 50% interest rate change until the defined capped rate of interest, after which the hedge is 100%. The swaps had a remaining average life of approximately 9 months. Capped interest rates for Norwegian kroner, Canadian dollar, and U.S. dollars were 8.0%, 7.0% and 7.5%, respectively. An interest rates average increase of 25 basis points would cause Dynea International's annual interest expense to increase about (euro)0.5 million, with those interest rates being below the capped rates of interest. Additionallly variable rate debt was hedged with
(euro)20 million EURIBOR-based futures contracts, which had a remaining average life of approximately 7 months.

         Interest rate swaps involve the exchange of floating for fixed rate interest payments to effectively convert floating rate debt into fixed rate debt. The fair value of Dynea International's interest rate derivatives outstanding as of December 31, 2002 and December 31, 2001 were (euro)(0.4) million and (euro)(3.7), respectively.

                                                     Notional
       Interest Rate Swaps at December 31, 2002       Amount                   Maturity
       ----------------------------------------       ------                   --------

                                                   (in (euro) 000)
          Variable to Fixed:
            Norwegian kroner...................         42.1         October 2003
            U.S. dollar .......................         38.1         January 2003 / November 2004
            Canadian dollar ...................         12.1         January 2003



         Short-term loans also involve interest rate risk. We mainly borrow under our revolving credit facility to cover working capital and other needs. The balance of revolving credit facility was (euro)89.9 million as of December 31, 2002.

Foreign Currency Exchange Rate Exposure

         At December 31, 2002, Dynea International had foreign exchange contracts outstanding in various currencies. Dynea International's primary net foreign currency exposures at December 31, 2002 included U.S. dollar, Norwegian kroner and Canadian dollar. As of December 31, 2002 and December 31, 2001, Dynea International recognized a net loss of (euro)1.7 million and a net loss of
(euro)5.9 million, respectively, related to foreign currency forwards. There were no gains or losses deferred at either date. Consistent with the nature of the economic hedge of those foreign currency exchange contracts, decreases or increases of the underlying instrument or transaction being hedged would offset the corresponding unrealized gains or losses, respectively. The fair value of Dynea International's forward exchange contracts that were outstanding as of December 31, 2002 and December 31, 2001, were (euro)4.4 and (euro)(1.6) million, respectively.

Item 12. Description of Securities Other than Equity Securities.

         Not applicable.


PART II

Item 13. Defaults, Dividend Arrearages and Delinquencies.

         Not applicable.

Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds.

         Not applicable.

Item 15.  Controls and Procedures.

         Within the 90 days prior to the date of this report, the Company carried out an evaluation under the supervision and with the participation of the Company's management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives. Based upon and as of the date of the Company's evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures are effective in all material respects to ensure that information required to be disclosed in the reports the Company files and submits under the Exchange Act is recorded, processed, summarized and reported as and when required.

         There were no significant changes in the Company's internal controls or in other factors that could significantly affect these controls subsequent to the date our Chief Executive Officer and our Chief Financial Officer completed their evaluation, nor were there any significant deficiencies or material weaknesses in the Company's internal controls requiring corrective actions.

Item 16. [Reserved].

PART III

Item 17. Financial Statements.

         See pages F-1 to F-43 and G-1 to G-36.

Item 18. Financial Statements.

         Not applicable.

Item 19. Exhibits.

  Item                                  Exhibit
  ----                                  -------

1.1*     Articles of Association of Dynea Chemicals Oy (formerly Neste Chemicals
         Oy)

1.2* Articles of Association of Dynea International Oy (formerly Neste Chemicals International Oy)

2.1** Indenture, dated as of August 8, 2000, among Neste Chemicals International Oy, Neste Chemicals Oy and The Bank of New York.

4.1* Amendment And Restatement Agreement Relating To A Credit Agreement Dated 7 August 2000, dated November 15, 2001 between Dynea Chemicals Oy, Nordkem As, Citibank International Plc, Citibank International Plc, Citibank, N.A. and Salomon Brothers International Limited.

4.2*** Amendment dated February 11, 2003 to terms of Senior Credit Agreement dated August 8, 2000 among Dynea Chemicals Oy, certain banks, Citibank International plc, Citibank N.A. and Salomon Brothers International Limited (as amended from time to time).

4.3* Amendment Agreement dated February 6, 2002 to the Sale and Purchase Agreement dated 8th August 2000 relating to the explosive business of the Dyno ASA Group between Dyno ASA, Dyno Industries USA Inc., Dyno Nederland B.V. (as Sellers) and Dyno Nobel ASA, Dyno Nobel Holding USA Inc., Dyno Nobel Holding Australia Ltd, Dyno Nobel Holding Sweden AB, and Dyno Nobel B.V. (as Buyers).

4.4(1)** Master Business Purchase Agreement, dated February 23, 2001, by and between Neste Chemicals Oy as Seller on behalf of itself and The Polyester Group Companies and Ashland Inc. as Purchaser.

4.5 Master Business Purchase Agreement, dated January 28, 2003, by and between Dynea Chemicals Oy as Seller and the DOFC Group Companies and MI, L.C.C. as Purchaser

4.6 Toll Management Agreement for Oil Field Chemicals, dated January 28, 2003, by and between Dynea ASA and M-I Norge AS.

8.1      Principal subsidiary undertakings as at December 31, 2002.

------------------

* Exhibits to the company's Annual Report on Form 20-F filed April 30, 2001, under the Securities Exchange Act, as amended, hereby incorporated by reference in this annual report.

** Exhibits to the company's Registration Statement on Form F-4 (No. 333-13782 and 333-13782-01) filed August 2, 2001 under the Securities Act of 1933, as amended, hereby incorporated by reference in this annual report.

*** Exhibit to the company's Report on Form 6-K submitted February 19, 2003, under the Securities Exchange Act, as amended, hereby incorporated by reference in this annual report.

(1) Portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission under 17 C.F.R. ss.200.80(b).

                                   SIGNATURES

The company hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this annual report on its behalf.

                                         DYNEA INTERNATIONAL OY
                                         Company


                                         /s/ Filip Frankenhaeuser
                                         ------------------------
                                         Name:   Filip Frankenhaeuser
                                         Title:  Executive Vice President and
                                                 Chief Financial Officer




                                         DYNEA CHEMICALS OY
                                         Company


                                         /s/ Filip Frankenhaeuser
                                         ------------------------
                                         Name:   Filip Frankenhaeuser
                                         Title:  Executive Vice President and
                                                 Chief Financial Officer
Date:  April 14, 2003

                                                    Exhibit 4.5 to the company's
                                                    annual report for the year
                                                    ended December 31, 2002
                                                    ----------------------------




                   M A S T E R  B U S I N E S S  P U R C H A S E
                                A G R E E M E N T




                                 BY AND BETWEEN


                               DYNEA CHEMICALS OY

                                    AS SELLER

                             ON BEHALF OF ITSELF AND

                            THE DOFC GROUP COMPANIES

                                       and

                                   M-I, L.L.C.

                                  AS PURCHASER



                             28 day of January, 2003




                                 EXECUTION COPY

                                TABLE OF CONTENTS


1. DEFINITIONS.............................................................................................2


2. PURCHASE AND SALE......................................................................................13

   2.1    PURCHASE AND SALE OF THE BUSINESS INCLUDING THE SHARES AND DOFC ASSETS;
          TRANSFER OF DOFC EMPLOYEES......................................................................13
   2.2    TRANSFER AGREEMENTS.............................................................................13
   2.3    BEST EFFORTS....................................................................................14
   2.4    AGREEMENTS INTEGRATED...........................................................................14
   2.5    SELLER AND PURCHASER AS REPRESENTATIVES.........................................................14

3. ASSETS AND SHARES......................................................................................15

   3.1    FIXED ASSETS....................................................................................15
   3.2    RECEIVABLES.....................................................................................17
   3.3    GOODWILL........................................................................................17
   3.4    INVENTORY.......................................................................................17
   3.5    COMMERCIAL CONTRACTS............................................................................17
   3.6    SHARES..........................................................................................18
   3.7    EXCLUDED ASSETS.................................................................................18

4. LIABILITIES............................................................................................18

   4.1    ASSUMED LIABILITIES.............................................................................19
   4.2    EXCLUDED LIABILITIES............................................................................19
   4.3    INDEMNIFICATION.................................................................................20

5. TRANSFER OF TITLE, POSSESSION AND RISK OF LOSS.........................................................21

6. PURCHASE PRICE.........................................................................................21

   6.1    PURCHASE PRICE..................................................................................21
   6.2    RETAINED PURCHASE PRICE.........................................................................23
   6.3    ALLOCATION OF PURCHASE PRICE....................................................................24
   6.4    EARNOUT MODEL...................................................................................25

7. CLOSING ACCOUNTS AND DETERMINATION OF CAPITAL EMPLOYED LEVEL...........................................26

8. PAYMENT OF TAXES.......................................................................................27

9. PRE-CLOSING COVENANTS..................................................................................28

   9.1    NOTIFICATIONS, FILINGS, ETC.....................................................................28
   9.2    CONDUCT OF BUSINESS PRIOR TO CLOSING............................................................29
   9.3    NOTICE OF CERTAIN EVENTS........................................................................31
   9.4    BEST EFFORTS AND GOOD FAITH.....................................................................32
   9.5    ASSIGNMENTS.....................................................................................32

10.CLOSING................................................................................................34

   10.1   CLOSING.........................................................................................34
   10.2   SELLER'S CONDITIONS PRECEDENT...................................................................34
   10.3   PURCHASER'S CONDITIONS PRECEDENT................................................................35
   10.4   DELIVERIES AT CLOSING...........................................................................37
   10.5   BEST EFFORTS TO CLOSE...........................................................................38

11. DOFC EMPLOYEES........................................................................................39

   11.1   TRANSFER OF DOFC EMPLOYEES......................................................................39
   11.2   ACCRUED LIABILITIES.............................................................................39
   11.3   PENSION ASSETS..................................................................................40
   11.4   UNFUNDED PENSION LIABILITIES....................................................................41
   11.5   EMPLOYEE NEGOTIATIONS...........................................................................41

12. ORDERS AND TENDERS....................................................................................41

   12.1   RIGHTS AND OBLIGATIONS IN RELATION TO ORDERS....................................................41
   12.2   TENDERS.........................................................................................42

13. TRANSFER OF NEW COMMERCIAL CONTRACTS..................................................................42

   13.1   NEW CONTRACTS...................................................................................42
   13.2   RESPONSIBILITY FOR FULFILMENT...................................................................42

14. REPRESENTATIONS AND WARRANTIES OF SELLER..............................................................42

   14.1   GENERAL.........................................................................................43
   14.2   TITLE AND AUTHORITY TO TRANSFER THE DOFC ASSETS; CAPITALIZATION.................................43
   14.3   SHARES..........................................................................................44
   14.4   VALIDITY OF AGREEMENT...........................................................................44
   14.5   EXISTENCE.......................................................................................44
   14.6   NO VIOLATION OR CONFLICT........................................................................45
   14.7   CORPORATE RECORDS AND DOCUMENTATION.............................................................45
   14.8   THE ACCOUNTS AND THE CLOSING ACCOUNTS...........................................................46
   14.9   CONDUCT OF BUSINESS.............................................................................46
   14.10     WORKING ORDER AND  CONDITIONS................................................................46
   14.11     LEASES.......................................................................................47
   14.12     CONTRACTS....................................................................................47
   14.13     INTELLECTUAL PROPERTY RIGHTS.................................................................48
   14.14     [NOT USED]...................................................................................49
   14.15     GOVERNMENTAL AUTHORIZATIONS..................................................................49
   14.16     ENVIRONMENTAL MATTERS........................................................................49
   14.17     INSURANCE....................................................................................50
   14.18     EMPLOYMENT AND PENSION AGREEMENTS............................................................51
   14.19     CLAIMS, LITIGATION...........................................................................53
   14.20     ORDINARY COURSE OF BUSINESS..................................................................53
   14.21     INVENTORIES..................................................................................53
   14.22     ACCOUNTS RECEIVABLE..........................................................................54
   14.23     ENTIRE BUSINESS..............................................................................54
   14.24     SELLER PROVIDED SERVICES.....................................................................54
   14.25     TAX WARRANTIES...............................................................................55
   14.26     CONDITION OF FIXED ASSETS....................................................................56
   14.27     NO UNDISCLOSED LIABILITIES...................................................................56
   14.28     PRODUCT AND SERVICES WARRANTIES..............................................................56
   14.29     COMPLIANCE WITH LAW..........................................................................57
   14.30     OTHER WARRANTIES.............................................................................58
   14.31     ACCURACY OF INFORMATION......................................................................58

15. DUE DILIGENCE DOCUMENTATION...........................................................................58

16. THE PURCHASER'S EXAMINATION...........................................................................59

17. REPRESENTATION AND WARRANTIES OF THE PURCHASER........................................................59

   17.1   EXISTENCE.......................................................................................59
   17.2   POWER AND AUTHORITY REGARDING THE TRANSACTION...................................................59
   17.3   FINANCING.......................................................................................60

18. INDEMNIFICATION.......................................................................................60

   18.1   OBLIGATION OF THE SELLER TO INDEMNIFY...........................................................60
   18.2   SPECIFIC SELLER INDEMNIFIED MATTERS.............................................................61
   18.3   OBLIGATION OF THE PURCHASER TO INDEMNIFY........................................................63
   18.4   MITIGATION......................................................................................64
   18.5   NOTICE AND DEFENCE OF THIRD PARTY CLAIMS AND RECOVERY...........................................64
   18.6   LIMITATIONS.....................................................................................65

19. CERTAIN UNDERTAKINGS..................................................................................66

   19.1   CONFIDENTIALITY.................................................................................67
   19.2   NON-COMPETITION UNDERTAKING.....................................................................67
   19.3   RETIRING DIRECTORS..............................................................................69
   19.4   RELIANCE........................................................................................69
   19.5   NAMES OF DOFC SUBSIDIARIES AND TRADENAMES AND TRADEMARKS........................................69
   19.6   SELLER PROVIDED SERVICES........................................................................70

20. MISCELLANEOUS.........................................................................................71

   20.1   NOTICES.........................................................................................71
   20.2   SCHEDULES.......................................................................................72
   20.3   HEADINGS AND INTERPRETATION.....................................................................72
   20.4   ASSIGNMENT......................................................................................73
   20.5   INTEGRATION.....................................................................................73
   20.6   COSTS...........................................................................................73
   20.7   GOVERNING LAW...................................................................................73
   20.8   ARBITRATION.....................................................................................73
   20.9   AMENDMENTS......................................................................................73
   20.10  SEVERABILITY....................................................................................74
   20.11  PUBLICITY.......................................................................................74
   20.12  COUNTERPARTS OF AGREEMENT.......................................................................74




                                List of schedules


Schedule A                             DOFC Group Companies
Schedule B.1                           DOFC Subsidiaries
Schedule B.2                           Chemicals Subsidiaries
Schedule 1.1                           Accounting Principles
Schedule 1.18                          Disclosure Letter
Schedule 1.27                          Forecasted Capital Employed Level
Schedule 1.34                          Essential Employees
Schedule 3.1 (a) & (b)                 Immovable and Movable Assets
Schedule 3.1 (c)                       Intellectual Property Rights
Schedule 3.4                           Inventory
Schedule 3.6                           Shares
Schedule 6.1 (a)                       Preliminary Amounts for Pre-closing Adjustments
Schedule 6.4                           Budgeted Value Add
Schedule 7 (f)                         Net Cash Flow
Schedule 9.5 (b)                       Key Commercial Contracts
Schedule 10.2 (b)                      Guarantees and Undertakings
Schedule 10.3 (f)                      Shares and DOFC Assets: Acceptable Liens, Pledges, Charges and Other
                                       Encumbrances
Schedule 11.1                           DOFC Employees
Schedule 14.7                          Corporate Records and Documentation
Schedule 14.12                         Material Commercial Contracts
Schedule 14.13 (f)                     Royalty Obligations
Schedule 14.16 (1)                     Environmental Issues
Schedule 14.16 (2)                     Pending or Threatened Legal Actions Relating to Environmental Issues
Schedule 14.17 (1)                     Insurance Policies
Schedule 14.17 (2)                     Claims Pending Under Insurance Policies
Schedule 14.19                         Pending or Threatened Claims and Litigation
Schedule 14.28                         Product and Services Warranties
Schedule 18.2 (a)                      Due Diligence Findings
Schedule 18.2 (c)                      Money Holdback Items
Schedule 19.5.2                        Copy of Dyno/Dynea agreement


                       MASTER BUSINESS PURCHASE AGREEMENT


THIS MASTER BUSINESS PURCHASE AGREEMENT is entered into on this 28 January, 2003, by and between

Dynea Chemicals Oy, a corporation incorporated and existing under the laws of Finland, having its registered domicile in Helsinki, Finland (the "Seller")

and

M-I, L.L.C., a company established under the laws of Delaware, having its registered domicile in Houston, Texas, U.S.A. (the "Purchaser").

                                    RECITALS:

A. The Seller owns indirectly, the shares in the subsidiaries listed in Schedule A (such companies are collectively referred to as the "DOFC Group Companies").

B. Certain of the DOFC Group Companies are engaged solely in the business of development, manufacture and/or sale of oil field chemicals (hereinafter referred to as the "DOFC Subsidiaries") and listed in Schedule B.1. Other DOFC Group Companies are engaged both in the Business and other businesses (hereinafter referred to as the "Chemicals Subsidiaries") and listed in Schedule B.2.

C.       The DOFC Group Companies own the DOFC Assets, and employ the DOFC
         Employees.

D. The Seller desires to sell and the Purchaser and Purchaser's Affiliates desires to purchase the Business subject to the terms and conditions below, by way of transferring the DOFC Assets of the Chemicals Subsidiaries and the shares of the DOFC Subsidiaries (the "Shares") and by way of Purchaser assuming the DOFC liabilities as set out in Section 4 and employing the DOFC Employees as defined in this Agreement.

E. In order to facilitate the continuity of the Business the Seller and the Purchaser desire to continue the manufacture of certain oil field chemicals at the Seller's plants based on a Toll Manufacturing Agreement pertaining to the plant at Lillestrom to be concluded before Closing Date.

NOW THEREFORE, the Parties (as defined below) hereby agree as follows:


1.       DEFINITIONS

As used in this Agreement the following terms shall have the following meanings and references to Schedules and Sections shall mean Schedules and Sections of this Agreement:


1.1      "Accounting Principles"         Shall mean generally accepted
                                         International Accounting Standards
                                         (IAS) as consistently applied by Seller
                                         and DOFC Group Companies and as set out
                                         in Schedule 1.1 hereto.

1.1 (a)  "Accounts"                      Shall mean Audited Consolidated
                                         Financial Statements of DOFC Group
                                         Companies as December 31, 2001 and
                                         Consolidated Financial Statements of
                                         DOFC Group Companies for SEC filing 6-K
                                         Q 3 as of September 30, 2002 - as
                                         presented in the data room.

1.1 (b)  "Accounts Date"                 Shall mean 30 September 2002.

1.1 (c)  "Accounts Receivables"          Shall mean all accounts receivable,
                                         contract price, drafts, notes and other
                                         forms of claims, demands, receivables
                                         and rights to payment of money, whether
                                         for services performed or products
                                         sold, or otherwise, owned by the DOFC
                                         Group Companies and related to the
                                         Business including without limitation,
                                         those reflected in the Closing
                                         Accounts, those due from the Seller,
                                         and all guarantees, security agreements
                                         and rights and interests securing the
                                         same.

1.2      "Affiliate"                     Shall mean a Person which (whether
                                         directly or indirectly) is controlled
                                         or owned in a similar manner by the
                                         Seller or the Purchaser.

1.3      "Agreement"                     Shall mean this master business
                                         purchase agreement and the Schedules
                                         hereto.

1.4                                      [Not used]

1.5      "Board"                         Shall mean the board of directors, or
                                         equivalent government of managers of
                                         the Person at question.

1.6      "Business"                      Shall mean the business presently
                                         conducted by the DOFC Group Companies
                                         within the business of development,
                                         manufacture, and/or sale of oil field
                                         chemicals.

1.7      "Business Day"                  Shall mean a day other than Saturday,
                                         Sunday or other day of public holiday
                                         in Norway.

1.8      "Capital Employed Level"        Shall mean Net Working Capital plus
                                         Fixed Assets.

1.9      "Cash"                          Shall mean deposits on bank accounts.

1.10     "Chemicals Subsidiaries"        Shall have the meaning set out in the
                                         Recitals, Section B, listed in Schedule
                                         B.2.

1.11     "Closing"                       Shall mean the consummation of the
                                         transaction as contemplated in Section
                                         10.

1.12     "Closing Accounts"              Shall mean the consolidated financial
                                         statements of the Business as at the
                                         Effective Date prepared in accordance
                                         with the Accounting Principles as set
                                         out in Schedule 1.1 hereto.

1.13     "Closing Date"                  Shall mean 28 January 2003, or such
                                         later date as set out in Section 10.1.

1.14     "Commercial Contracts"          Shall mean the commercial contracts to
                                         be transferred to the Purchaser or the
                                         Purchaser's Affiliates described in
                                         Section 3.5.

1.15     "Confidential Information"      Shall mean any and all information of
                                         any kind or nature whatsoever, whether
                                         written or oral, including, without
                                         limitation, financial information,
                                         trade secrets, client lists and other
                                         proprietary business information
                                         regarding the Business, the DOFC Group
                                         Companies or the Seller, which
                                         information is not known to the general
                                         public or to persons unaffiliated with
                                         the DOFC Group Companies or the Seller,
                                         as the case may be.

1.16     "Directors"                     Shall mean the members and deputy board
                                         members of the Board at question on the
                                         date hereof.

1.17     "Disclosure Material"           Shall mean all the material in the data
                                         room made available by the Seller and
                                         Disclosure Letter and the schedules to
                                         this Agreement.

1.18     "Disclosure Letter"             Shall mean the disclosure letter issued
                                         by the Seller as at the Signing,
                                         attached as Schedule 1.18 hereto.

1.19     "DOFC Assets"                   Shall mean the assets and property of
                                         the DOFC Group Companies required
                                         solely for the conduct of the Business
                                         as described in Sections 3.1 - 3.5, to
                                         be transferred to the Purchaser or
                                         Purchaser's Affiliates.

1.20     "DOFC Subsidiaries"             Shall have the meaning set out in the
                                         Recitals, Section B listed in Schedule
                                         B.1, hereto.

1.21     "DOFC Employees"                Shall mean the employees of the DOFC
                                         Group Companies employed for the
                                         conduct of the Business as described in
                                         Section 11 and as listed in Schedule
                                         11.1.

1.22     "DOFC Group Companies"          Shall have the meaning set out in the
                                         Recitals, Section A, listed in Schedule
                                         A.

1.22 (a) EBITDA                          Shall mean Earning Before Interest
                                         Taxes Depreciation Amortization.

1.22 (b) "Effective Date"                Shall mean 1 January 2003 at 00.01.

1.23     "Employee Benefit Plan"         Shall mean any written or unwritten
                                         employee benefit, bonus incentive
                                         compensation, profit sharing, pension,
                                         savings, deferred compensation, fringe
                                         benefit, insurance, medical, medical
                                         reimbursement, post-retirement health
                                         or welfare benefit, sick pay, vacation
                                         pay, severance or termination pay,
                                         travel or other privileges, or other
                                         plan, agreement, contract, policy,
                                         trust fund or arrangement, maintained
                                         or sponsored by the Seller or the DOFC
                                         Group Companies, or as to which the
                                         Seller or the DOFC Group Companies is
                                         liable or obligated (whether by
                                         contract, applicable law or otherwise)
                                         with respect to the DOFC Employees,
                                         including, without limitation, those
                                         described in Schedule 11.1.

1.24     "Excluded Assets"               Shall have the meaning set out in
                                         Section 3.7.

1.25     "Excluded Liabilities"          Shall mean the excluded liabilities as
                                         set out in Section 4.2.

1.26     "Fixed Assets"                  Shall mean the assets set out in
                                         Section 3.1.

1.27     "Forecasted Capital Employed    Shall mean the forecast made November 8
                                         2002, of the Level" Capital Employed
                                         Level at the Effective Date, as set out
                                         in Schedule 1.27, hereto.

1.28     "Governmental Authority"        Shall mean any (i) multinational,
                                         federal, provincial, state, municipal,
                                         local or other governmental or public
                                         department, central bank, court,
                                         commission, board, bureau, agency or
                                         instrumentality, domestic or foreign,
                                         (ii) any subdivision or authority of
                                         any of the foregoing, or (iii) any
                                         quasi-governmental or private body
                                         exercising any regulatory,
                                         expropriation or taxing authority under
                                         or for the account of any of the above.

1.29     "Intellectual Property Rights"  Shall have the meaning as set out in
                                         Section 14.13.

1.30     "Interest Bearing Debt"         Shall mean interest bearing debt that
                                         has been taken to finance the business
                                         operations including but not limited to
                                         interest bearing debt to the Seller and
                                         Seller's Affiliates.

1.31     "Interest Bearing Receivables"  Shall mean financial investments in interest bearing assets.

1.32     "Inventory"                     Shall mean the inventory of the Seller
                                         and each of the DOFC Group Companies as
                                         set out in Section 3.4.

1.33     "Key Commercial Contracts"      Shall mean the commercial contracts set
                                         out in Schedule 9.5 (b) hereto.

1.34     " Essential Employees"          Shall mean the employees set out in
                                         Schedule 1.34 hereto.

1.35                                     [Not used]

1.36                                     [Not used]

1.37     "Material Adverse Effect"       Shall mean a material adverse effect on
                                         the Business, the DOFC Assets, the
                                         Shares, the financial condition of the
                                         Business or result of operation of the
                                         affected part of the Business.

1.37 (a) "Net Cash Flow"                 Shall mean the net cash generated or
                                         utilized by the business in the
                                         Chemical Subsidiaries between the
                                         Effective Date and the Closing Date.

1.38     "Net Working Capital"           Shall mean the Business related
                                         non-interest bearing receivables plus
                                         Inventory minus non-interest bearing
                                         liabilities relating to the Business.

1.39     "Parties"                       Shall mean the Seller and the
                                         Purchaser, or their Affiliates as
                                         applicable.

1.40     "Party"                         Shall mean the Seller or the Purchaser
                                         individually.

1.41     "Pension Assets"                Shall mean any and all assets, funds
                                         and accounts attributable to or held
                                         under any Employee Benefit Plan
                                         including pension plan as described in
                                         Schedule 11.1 to the extent the same
                                         relate to DOFC Employees who become
                                         employees of the Purchaser or the
                                         Purchaser's Affiliates on and after the
                                         Closing Date, including without
                                         limitation, assets contributed by the
                                         Seller or the DOFC Group Companies to
                                         any Employee Benefit Plan prior to the
                                         Closing, any such assets reflected in
                                         the Accounts or the Closing Accounts
                                         and any prepaid administrative or other
                                         expenses attributable to any Employee
                                         Benefit Plan.

1.42     "Person"                        Shall mean any individual, corporation,
                                         partnership, firm, joint venture,
                                         association, joint stock company,
                                         trust, unincorporated organization,
                                         Governmental Authority or other entity.

1.43     "Purchase Price"                Shall have the meaning set out in
                                         Section 6.1.

1.44     "Purchaser"                     Shall have the meaning set out in the
                                         introductory paragraph hereof, i.e.
                                         M-I, L.L.C.

1.45     "Purchaser's Affiliates"        Shall mean the Affiliates of the
                                         Purchaser described in Section 2.5.

1.46     "Seller"                        Shall have the meaning set out in the
                                         introductory paragraph hereof, i.e.
                                         Dynea Chemicals Oy.

1.47     "Seller's Best Knowledge"       Shall mean the best knowledge of the
                                         Seller after due inquiry.

1.48     "Shares"                        Shall mean all the issued and
                                         outstanding shares of the DOFC
                                         Subsidiaries as set out in the
                                         Recitals, Section D.

1.49     "Signing"                       Shall mean the signing of this
                                         Agreement on the date hereof.

1.50     "Taxes"                         Shall mean all income tax, value added
                                         tax and any other taxes imposed by any
                                         tax authority, including all penalties
                                         and interest.

1.51     "Tax Returns"                   Shall mean all returns, declaration,
                                         reports, statements and other documents
                                         required to be filed in respect of
                                         Taxes, and the term Tax Return shall
                                         mean any of the foregoing Tax Returns.

1.52     "Third Party Claim"             Shall mean any claim by a third party
                                         (including tax and other authorities)
                                         relating to the Business against any of
                                         the DOFC Group Companies.

1.53     "Third Party Consent"           Shall mean any consent, contractual or
                                         mandatory by law, needed from a third
                                         party for transfer of rights between
                                         the Seller or the DOFC Group Companies
                                         to the Purchaser or the Purchaser's
                                         Affiliates.

1.54     "Toll Manufacturing Agreement"  Shall mean the toll manufacturing agreement pertaining to production of
                                         oil field chemicals at Dynea ASA's
                                         plant at Lillestrom, Norway.

1.55     "Transfer Agreement"            Shall mean the short form transfer
                                         agreements described in Section 2.2.

1.56     "Value Add"                     Shall mean gross sales less sales
                                         commission, less all other freight of
                                         products less freight included in gross
                                         sales, less raw materials and utilities
                                         used in production.


2.       PURCHASE AND SALE

2.1 Purchase and Sale of the Business including the Shares and DOFC Assets; Transfer of DOFC Employees

On the terms and subject to the conditions set out herein, the Seller on behalf of itself and each of the DOFC Group Companies hereby sells and the Purchaser on behalf of itself and each of the Purchaser's Affiliates purchases the Business by way of purchasing the Shares and the DOFC Assets together with all rights attaching or accruing thereto and assuming the DOFC liabilities as set out in
Section 4, as further provided for in this Agreement, effective on the Closing Date.

On the terms and subject to the conditions set out herein the DOFC Employees shall transfer and become employees of Purchaser or Purchaser's Affiliates effective on the Closing Date.

2.2      Transfer Agreements

In jurisdictions where required or deemed desirable by the Seller or the Purchaser, the transfers and deliveries of the Shares and the Assets shall be confirmed by short form transfer agreements implementing the transactions contemplated hereby. Each of the Seller and the Purchaser shall ensure that the relevant entities enter into such transfer agreements and that they execute any other document that may be required for the consummation of the transaction contemplated herein.

2.3      Best Efforts

The Seller and the Purchaser undertake to use their best efforts to consummate the transactions contemplated hereby and to carry out in all other respects their obligations hereunder and under the respective Transfer Agreements.

2.4      Agreements Integrated

The terms of this Agreement shall mutatis mutandis be deemed to form an integral part of each of the Transfer Agreements once executed, unless otherwise expressly provided in the relevant Transfer Agreement. In case of a conflict between the terms of this Agreement and the terms of a Transfer Agreement, this Agreement shall govern, unless otherwise is specifically stated in any Transfer Agreement with effect for particularly enumerated provisions in any such Transfer Agreement.

2.5      Seller and Purchaser as Representatives

In and for the purpose of this Agreement and the Transfer Agreements, the DOFC Group Companies are represented by the Seller, who shall be jointly and severally liable together with the relevant DOFC Group Company for the due performance of all the obligations of the relevant DOFC Group Companies under the relevant Transfer Agreement and this Agreement.

If the Purchaser desires to consummate the transactions contemplated hereby through local Affiliates, then the Purchaser shall have a right to nominate such Affiliates prior to the Closing ("Purchaser's Affiliates"). In such case and for the purpose of this Agreement and the Transfer Agreements, the Purchaser's Affiliates are represented by the Purchaser, who shall be jointly and severally liable together with the relevant Purchaser's Affiliate for the due performance of all the obligations of the relevant Purchaser's Affiliate under the relevant Transfer Agreement.

In their capacities as representatives of the DOFC Group Companies and the Purchaser's Affiliates, respectively, the Seller and the Purchaser shall be authorised to give, send, receive or accept or otherwise act on behalf and in the place of the DOFC Group Companies and the Purchaser's Affiliates respectively in regard to any matter relating to this Agreement, the Transfer Agreements and the consummation of the transactions contemplated there under. The Seller and the Purchaser, respectively, shall procure that such authorisation is given by each of the DOFC Group Companies and each of the Purchaser's Affiliates.


3.       ASSETS AND SHARES

This transaction comprises the Shares and the DOFC Assets referred to below in Sections 3.1 through 3.6.

3.1      Fixed Assets

(a)      Immovable Assets

         The immovable assets to be transferred to the Purchaser or its Affiliates hereunder comprise the land, buildings and constructions (the "Properties") of the Seller and the DOFC Group Companies and that are related to the Business as listed in Schedule 3.1 (a) & (b).

(b)      Movable Assets

         The movable assets to be transferred to the Purchaser or its Affiliates hereunder comprise all the machinery, equipment, fixtures, vehicles and furniture and other movable assets of the DOFC Group Companies related to the Business as listed in Schedule 3.1 (a) and (b).

(c)      Intellectual Property Rights

         Title and ownership of all the Intellectual Property Rights held by the Seller and the DOFC Group Companies related to the Business including, but not limited to the Intellectual Property Rights as listed in
         Schedule 3.1 (c), to be transferred to the Purchaser or its Affiliates.

         However, to the extent the utilisation of an Intellectual Property Right, or license thereto, is necessary to conduct the Seller's current business with the exception of the Business being transferred to the Purchaser or its Affiliates, the following shall apply: For Intellectual Property Rights utilised in or related to the Business, but which also are necessary for conducting the Seller's business (other than the Business) after Closing, the Purchaser shall grant the Seller or the Seller's Affiliate a worldwide, non-exclusive license, or if applicable sublicense, to utilise the Intellectual Property Right to the extent necessary to conduct the Seller's business for a period of up to 18 months following Closing Date. The royalty due to the Purchaser or its Affiliates for the Seller's or the Seller's Affiliates' utilisation of such a license is included in the Purchase Price set out in Section 6, and the Seller and/or its Affiliates have no obligation to pay additional royalty or consideration to the Purchaser or its Affiliates for such a license or utilisation.

         This time limit shall, however, not apply to any Intellectual Property Right(s) or license thereto utilised by the Seller or Seller's Affiliates in relation to the manufacturing of oil field chemicals at the Lillestrom plant for the sole purpose of fulfilling its obligations under the Toll Manufacturing Agreement to be entered into between Dynea ASA and M-I Norge AS at the date hereof.

3.2      Receivables

The receivables to be transferred to the Purchaser or its Affiliates shall not include Dynea ASA's accounts receivables, but shall comprise other Accounts Receivables, prepaid expenses and other business related non-interest bearing receivables of the DOFC Group Companies.

3.3      Goodwill

The goodwill in the Chemicals Subsidiaries related to the Business shall be transferred to the Purchaser or its Affiliates.

3.4      Inventory

The inventory to be transferred to the Purchaser or its Affiliates hereunder comprises the DOFC Group Companies' inventory related to the Business including without limitation raw materials, work in progress and finished products and goods for resale as at the Closing Date (the "Inventory"), including but not limited to the Inventory set out in Schedule 3.4.

3.5      Commercial Contracts

 The commercial contracts to be transferred to the Purchaser or its Affiliates hereunder (the "Commercial Contracts") comprise all the distribution, representation and agency agreements, sales agreements, purchase agreements, lease agreements, license agreements, co-operation agreements and commitments made in connection with bid and tenders and other contracts and agreements of the DOFC Group Companies related to the Business including but not limited to the Material Commercial Contracts listed in Schedule 14.12. In addition any new commercial contracts and/or tenders, bids, orders, offers made or entered into between the date of this Agreement and the Closing Date shall be transferred to the Purchaser or its Affiliates subject to that these commercial contracts and/or tenders, bids, orders, offers are made or entered into in ordinary course of business.

3.6      Shares

The Shares to be transferred to Purchaser or its Affiliates hereunder are listed in Schedule 3.6.

3.7      Excluded Assets

The Assets comprised by this transaction are the DOFC Assets and the Shares only (the "Acquired Assets"). All other assets (the "Excluded Assets") shall be excluded from and not be part of this transaction.

The Parties specifically agree that the financial assets comprising each of the DOFC Group Companies Cash, Interest Bearing Debt and Interest Bearing Receivables related to the Business as at the Effective Date shall not be included in the transaction contemplated by this Agreement nor transferred to the Purchaser.

If for practical reasons part of the Cash and Interest Bearing Receivables and Interest Bearing Debt will be transferred to the Purchaser or its Affiliates in connection with the transfer of the shares of the DOFC Subsidiaries, the net amount at Effective Date will be taken into account as a purchase price adjustment.

It is assumed that the amount of transferred DOFC Companies' financial loans plus accrued interest at the Effective Date to other Dynea companies will be paid less applicable withholding taxes by the Purchaser as part of the adjustment (cf. Section 6.1 (c).



4.       LIABILITIES

4.1      Assumed Liabilities

Upon Closing the Purchaser and/or the Purchaser's Affiliates shall assume the DOFC Group Companies' liabilities, obligations and other responsibilities arising out of the Acquired Assets regardless of whether such liabilities, obligations and other responsibilities is a result of events or circumstances prior to or after the Closing Date (the "Assumed Liabilities"), unless otherwise agreed in section 4.2 below.

4.2      Excluded Liabilities

The Seller and the Seller's Affiliates shall retain any and all liabilities, obligations and other responsibilities without any limitations related to Excluded Assets.

The Purchaser or its Affiliates shall have no responsibility whatsoever for any tax or VAT liability, other than those transferred as a part of the transfer of the DOFC Subsidiaries unless otherwise agreed in Section 8. For the avoidance of doubt the tax liability for the DOFC Subsidiaries shall be limited as set out immediately below.

Subject to the limitations set out in this Agreement (including but not limited to section 16, 18.1, 18.4, 18.5, 18.6 and 19.4) the Seller and the Seller's Affiliates shall retain the following liabilities, obligations and other responsibilities related to the Acquired Assets (the "Excluded Liabilities"):

(a) any liability or obligation of any of the DOFC Subsidiaries for Taxes arising out of transactions on or prior to the Effective Date or incurred or accrued on or prior thereto (the "Seller Tax Liability"). The Seller Tax Liability shall include (i) liability for Taxes attributable to any of the DOFC Subsidiaries for tax periods or portions thereof ending on or before the Effective Date, and (ii) liability for Taxes imposed on any of the DOFC Subsidiaries; For DOFC Subsidiaries, the Effective Date will be deemed to create a closing of the tax year with the resulting income tax liability allocated to the Seller. Furthermore, non-income based taxes are to be allocated on a pro-rata basis;

(b) any liability or obligation of any of the DOFC Group Companies arising from existing litigation, and claim, or act or event relating to the operation of the Business prior to Effective Date;

(c) any liability or obligation of any of the DOFC Group Companies for death, personal injury, or other injury to persons (including the DOFC Employees), property damage, losses, deprivation of rights caused by or resulting from any defect or claimed defect in or with respect to any products of the Business manufactured on or prior to the Effective Date (the foregoing being hereinafter referred to as the "Seller Products' Liability Claims");

(d) any liability or obligation of any of the DOFC Group Companies arising out of or related to discharges, releases, spills or emissions of hazardous materials to the ground, air or water on or prior to the Effective Date; and any liability or obligation arising out of or related to any contamination or pollution on, or emanating from any of the properties acquired by the Purchaser or any of the Purchaser's Affiliates pursuant to this Agreement or any Transfer Agreement, whether resulting from any acts or omissions of any of the DOFC Group Companies or otherwise caused on or prior to the Effective Date; ("Seller Environmental Liabilities");

(e) any liability or obligation arising out of claims related to the title and ownership of the DOFC Assets and the Shares.

4.3      Indemnification

The Seller shall, subject to any limitations set out in this Agreement including but not limited to sections 16, 18 and 19, indemnify, defend and hold harmless the Purchaser and its Affiliates of all claims relating to Excluded Liabilities. The Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates of all claims relating to Assumed Liabilities.


5.       TRANSFER OF TITLE, POSSESSION AND RISK OF LOSS

The title to and possession of the Business including the Shares and DOFC Assets and consequently the risk of loss of the Business shall be deemed to pass and be transferred from the Seller and each relevant DOFC Group Companies to the Purchaser and each relevant Purchaser's Affiliates as of 1 January 2003 at 00.01, subject to Closing as set out in Section 10.


6.       PURCHASE PRICE

6.1      Purchase Price

The purchase price for the Business (including the Shares and the DOFC Assets) shall be EUR 76,000,000 (the "Purchase Price"). The Purchase Price shall be subject to the pre-closing and the post-closing adjustments as set out in this
Section 6.1.

(a) The payable Purchase Price at Closing Date shall be EUR 76,000,000, adjusted for the following pre-closing preliminary adjustments factors:
         (i) Retained Amount as set out in Section 6.2; (ii) Interest Bearing Debt in the DOFC Subsidiaries; (iii) cash balance in the DOFC Subsidiaries; (iv) less any applicable withholding taxes; and (v) any difference between the preliminary Actual Capital Employed Level and the Forecasted Capital Employed Level plus preliminary adjustments for the Dynea ASA trade Receivables and Dynea ASA liabilities not assumed by the Purchaser or Purchaser's Affiliates as per the Effective Date. The preliminary amounts related to these pre-closing adjustment factors are set out in Schedule 6.1 (a). All pre-closing preliminary adjustments are subject to possible post-closing adjustment as described in section 6.1 (c).

(b) The payable Purchase Price as set out in Section 6.1 (a) shall be paid in full at Closing Date less applicable withholding taxes to the bank account identified by the Seller, however subject to any adjustments set out in Section 10.1, last paragraph.

(c) After Closing Date the payable Purchase Price shall be adjusted by the difference between the actual Capital Employed Level as per the Effective Date, and possible adjustments of the amounts calculated according to Section 3.7 paragraph 3 and 4, and the Forecasted Capital Employed Level as per the Effective Date and the Net Cash Flow that is generated by the Business in the Chemical Subsidiaries from the Effective Date to the Closing Date according to Section 7 (f). For the avoidance of doubt the cash flow generated from any toll manufacturing arrangement at Lillestrom shall not be regarded as cash flow generated by the Business. Such amount (payable Purchase Price plus or minus the adjustment) shall constitute the final Purchase Price. The actual Capital Employment Level shall among other accounts be reduced by the Dynea ASA's accounts receivables less Dynea ASA's liabilities not assumed by the Purchaser or the Purchaser's Affiliates as of the Effective Date. In addition, as the Business is financed by Dynea internal interest bearing loans the payable Purchase Price shall be adjusted with the differences in such loan balances between the Effective Date and the Closing Date. To the extent the difference is a decrease in the loan balance the Seller will compensate the Purchaser for such difference and to the extent the difference is an increase in the loan balance the Purchaser shall compensate the Seller for such difference.

         Any amount resulting from a positive adjustment is to be paid by the Purchaser, and any amount resulting from a negative adjustment is to be paid by the Seller (the "Adjustment Amount").

         The Adjustment Amount shall be reduced by the adjustment set out in
         Section 11.2 (Accrued Liabilities) and by the unfunded pension liabilities as set out in Section 11.4 (Unfunded Pension Liabilities) (hereinafter referred to as the "Final Adjustment Amount").

         The Adjustment Amount shall be increased by the lesser amount of (i) the accrued interest calculated in arrears with an interest rate of 3 month EURIBOR on the Purchase Price from 1 January 2003 to and including the Closing Date, and (ii) the EBITDA of the Business from 1 January 2003 to and including the Closing Date, as set out in the Closing Accounts as agreed between the Parties or as determined by the Independent Auditor, however, if the amount set out in (ii) above is negative, the Adjustment Amount shall be increased by the amount as set out in (i) above.

(d) The Seller or the Purchaser, as the case may be, shall pay the Final Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by the Seller or the Purchaser, as the case may be, no later than (i) thirty (30) Business Days following delivery of the Closing Accounts including the Capital Employed Level, or (ii) fourteen (14) Business Days following the resolution of a dispute with respect to any items on the Closing Accounts or the Capital Employed Level as set out in section 7 (d).

6.2      Retained Purchase Price

The Purchaser shall be entitled to retain EUR 198,303 (conversion of USD 215,000 at the rate of 1.0842) of the Purchase Price as security for a close-out of the "Money Holdback Items" listed in Section 18.2 (c) (the "Retained Amount").The Retained Amount is equal to the amount allocated to the "Money Holdback Items" less the additional amount the Purchaser shall contribute according to Section
18.2 (b) (the Hinds-Block Agreement settlement contribution). For the avoidance of doubt, the maximum liability of the Seller related to the "Money Holdback Items" is EUR 313,595 (conversion of USD 340.000 at the rate of 1.0842) and subject to the Seller not being in breach of the representations and warranties related to these Money Holdback Items.

The retained amount must be used by the Purchaser in order to settle these items only and shall do so within twelve (12) months of the Closing Date and in accordance with Section 18.2 (c ). All documented costs and expenses relating to each individual specific item shall be deducted from the retained amount relating to each individual specific item. To the extent the aggregate settlement amount related to the Money Holdback Items is less than the retained amount such excess shall be paid to the Seller's nominated bank account within fourteen (14) days after the expiry of the above-mentioned twelve (12) month period.

The Purchaser shall be entitled to use the aggregate Retained Amount to satisfy any specific item so long as the settlement of all specific items does not exceed the amount allocated to the Money Holdback Items.

6.3      Allocation of Purchase Price

On or before sixty (60) days after the Closing Accounts have been agreed, the Purchaser will provide an Allocation Statement allocating the Purchase Price added the fair market value of the Assumed Liabilities to the Shares and the DOFC Assets to the Seller for review. The Seller shall have thirty (30) days to accept or object to the Allocation Statement. The Purchaser and the Seller shall in good faith endeavour to resolve any dispute concerning the Allocation Statement within thirty (30) days of the Purchaser's receipt of the Seller's written notice of dispute, failing which the matter will be resolved in accordance with Section 7(d) of this Agreement.

The allocation shall be based on a fair market value of the DOFC Assets and Shares as of the Effective Date. The allocation statement shall, if the Seller and the Purchaser do not agree, be as reasonably requested by the Purchaser. The Seller, the DOFC Group Companies and the Purchaser or the Purchaser's Affiliates shall file and cause to be filed all Tax Returns, and execute such other documents as may re required by any taxing authority, in a manner consistent with the allocation statement.

6.4      Earnout Model

In addition to the Purchase Price, the Purchaser shall pay to the Seller EUR 2 million if the budgeted Value Add for the DOFC Business in 2003, totalling EUR 27,911,000 as set out in Schedule 6.4, is achieved.

The Purchaser shall quarterly provide to the Seller Value Add reports for information purposes, which shall be prepared in accordance with the Accounting Principles.

On 30 January 2004 the Purchaser shall submit the consolidated Value Add figures for 2003 for the Seller's review. If the Purchaser's consolidated Value Add figures for 2003 amount to the said budgeted value add of EUR 27,911,00 or more, the payment of EUR 2 million shall be made to the Seller within 1 March 2004, without any interest.

If the Purchaser's consolidated Value Add figures for 2003 do not amount to the said budgeted Value Add, and that is accepted by the Seller, the Purchaser has no obligation to pay the EUR 2 million or parts thereof to the Seller.

If the Purchaser's consolidated Value Add figures for 2003 are not approved/accepted by the Seller, the Seller shall give a written notice of disagreement to the Purchaser specifying in reasonable detail the nature of the disagreement. Such notice of disagreement shall be given no later than 27 February 2004, provided, however, that the Purchaser has presented the consolidated Value Add figures prior to or on 30 January 2004. Purchaser and Seller shall in good faith endeavour to resolve any disagreement concerning the Value Add achieved for the Business in 2003, within thirty (30) days from the date of receipt by the Purchaser of the Seller's written notice of disagreement, failing which the matter shall be resolved by KPMG ("Independent Auditor") within ten (10) days from the submission of any such dispute. The Independent Auditor shall render a decision on the items in dispute together with the reasons therefore. Each Party may dispute the decision by the Independent Auditor by initiating arbitral proceedings according to Section 20.8 hereunder within fourteen (14) days from the decision of the Independent Auditor.


7.       CLOSING ACCOUNTS AND DETERMINATION OF CAPITAL EMPLOYED LEVEL

(a) As promptly as practicable, and in any event not more than Sixty (60) days following the Closing Date, the Purchaser shall prepare the Closing Accounts. The Purchaser shall co-operate with the Seller in preparation of the Closing Accounts and provide the Seller and the Seller's auditors access to the books and other material and documentation pertaining to the Closing Accounts. The Closing Accounts shall be prepared in accordance with the Accounting Principles.

(b) The Seller and the Purchaser shall in co-operation as promptly as practicable after the Closing Date undertake a physical inventory concerning the DOFC Assets and the Inventory of the DOFC Group Companies as at the Closing Date, in respect of which a detailed report shall be prepared and signed by the Parties. The findings of the physical inventory shall be reflected in the Closing Accounts and corresponding adjustments made thereto (as provided in this Agreement), as the case may be.

(c) If the Seller disagrees with respect to the Closing Accounts prepared by the Purchaser, the Seller shall give a written notice of disagreement to the Purchaser specifying in reasonable detail the nature of the disagreement. Such notice of disagreement shall be given no later than thirty (30) Business Days after the Seller has received the Closing Accounts prepared by the Purchaser. Failure by the Seller to notify the Purchaser within the said time limit shall be deemed to constitute an agreement by the Parties to the Closing Accounts.

(d) The Purchaser and the Seller shall in good faith endeavour to resolve any dispute concerning the Closing Accounts within thirty (30) days from the date receipt by the Seller of the Purchaser's written notice of dispute, failing which the matter shall be resolved by KPMG ("Independent Auditor"). Within ten (10) days from the submission of any such dispute, the Independent Auditor shall render a decision on the items in dispute together with the reasons therefore. Each Party may dispute the decision by the Independent Auditor by initiating arbitral proceedings according to Section 20.8 hereunder within fourteen (14) days from the decision of the Independent Auditor.

(e) Any adjustment of the Purchase Price based on an increase or decrease of the Capital Employed Level shall carry interest at the rate of 3 month EURIBOR on the amount of adjustment from the Closing Date until the date of actual payment.

(f) Immediately after the Closing Accounts have been agreed by the Purchaser and the Seller, the Seller shall prepare a statement of Net Cash Flow related to the business acquired from each Chemical Subsidiary for the period from the Effective Date to the Closing Date. The Net Cash Flow from the business will be included as an adjustments to the Purchase Price in accordance with Section 6.1(c). The Net Cash Flow shall be calculated as set out in Schedule 7 (f). For the avoidance of doubt the cash flow generated from any toll manufacturing arrangement at Lillestrom shall not be regarded as cash flow generated by the Business.


8.       PAYMENT OF TAXES

The Purchaser shall be liable for and shall pay all applicable sales taxes, transfer taxes, value added taxes (but not income and withholding taxes of the Seller or the Chemicals Subsidiaries), duties and other like charges properly payable upon and in connection with the consummation of this Agreement. The Seller will do and cause to be done such things as are reasonably requested to enable the Purchaser to comply with such obligations in an efficient manner.

In the event that the Seller is required by the proper authority to pay such taxes, duties or charges, the Seller can seek recourse from the Purchaser who shall indemnify the Seller in full regardless of any limitations to the Purchaser's liability pursuant to this Agreement. As this Agreement comprises a complete transfer of the Business Norwegian VAT does not apply.

Notwithstanding the above, the Seller will fully reimburse the Purchaser, the Purchaser's Affiliates or the DOFC Subsidiaries acquired by the Purchaser or the Purchaser's Affiliates, without any limitations set out in this Agreement for any De-grouping Tax incurred or deemed to be incurred post-closing as a direct result of the execution or completion of this Agreement by the Purchaser, the Purchaser's Affiliates or the DOFC Subsidiaries. A Degrouping Tax is herein defined as any tax imposed on a DOFC subsidiary as a result of the DOFC subsidiary leaving the DOFC Group Companies, as ultimately controlled by the Seller and which reports its tax status as a consolidated or affiliated group in any jurisdiction.


9.       PRE-CLOSING COVENANTS

9.1      Notifications, Filings, etc.

As promptly as practical after the signing of this Agreement, each Party shall make all filings, registrations and notifications, and shall apply for (and otherwise use all reasonable efforts to obtain) all approvals, permits, licenses and consents as required of such Party for the consummation of the transactions contemplated herein.

9.2      Conduct of Business Prior to Closing

During the period from the Effective Date to the Closing Date, the Business shall be conducted by the Seller and the DOFC Group Companies in its ordinary course consistent with past custom and practice, and the Seller and the DOFC Group Companies shall use all reasonable commercial efforts to preserve intact the Business and relationships with third parties and to keep available the services of the DOFC Employees conducting the Business. Without limiting the generality of the foregoing, unless the Purchaser shall grant its prior written consent, during the period beginning on the Effective Date hereof through the Closing Date, the Seller or the DOFC Group Companies shall not take any of the actions set forth below:

a) disposition of any significant assets other than in the ordinary course of business;

b) major expenditures, transactions, commitments, undertakings or actions outside the normal course of business;

c)       But shall conduct the Business only in the ordinary course of business;

d) amending the charter or by-laws of the DOFC Group Companies, except as may be first approved in writing by Purchaser;

e) making any material change in the DOFC Group Companies accounting practices or procedures;

f) Other than in the ordinary course of business, (i) making any purchases, sales or transfers of any material assets of the DOFC Group Companies; (ii) entering into any leases, contracts or commitments that would be required to be disclosed under this Agreement; (iii) mortgaging, pledging, subjecting to lien or otherwise encumbering any DOFC Assets; (iv) borrowing or loaning any funds; (v) terminating or permitting to terminate any permit or Commercial Contract, except as may be first approved in writing by Purchaser (vi) waiving or permitting to terminate any material right of the DOFC Group Companies;

g) Mortgaging, pledging, subjecting to lien or otherwise encumbering any of the Shares;

h) incurring any obligations or liabilities other than those that are usual and normal in the ordinary course of business;

i) making any change in compensation or benefit payable or to become payable to any DOFC Employees or making any new bonus payment or arrangement or benefit to or with any of them;

j) changing the number of shares in any of the DOFC Subsidiaries, from issuing any new shares, debentures, convertible debentures or other securities of the DOFC Subsidiaries, from declaring, setting aside or paying any dividend or other distribution with respect to the Shares, or from directly or indirectly redeeming, purchasing or otherwise acquiring any additional shares of the DOFC Subsidiaries or effecting a split, reclassification or other change in or of the Shares;

k) But shall have in effect and maintain at all times insurance now in force;

l) But shall use its best efforts to preserve the Business' market position and business organization intact, to preserve and maintain all Intellectual Property Rights, to keep available the services of the present officers and employees of the DOFC Group Companies, and to preserve the goodwill of all suppliers, customers, licensors, sales representatives and others having business relations with the DOFC Group Companies.

m) But shall conduct the DOFC Group Companies' business and operations in accordance with applicable law.

The Seller undertakes to keep the Purchaser informed of the development of the DOFC Group Companies' business after the date hereof by providing the Purchaser with copies of the monthly management reports, which the Seller receives from the DOFC Group Companies. The Purchaser shall be entitled to have an observer at all board meetings, except for subjects related directly to this Agreement.

Until Closing, the Seller and the DOFC Group Companies shall give the Purchaser and its representatives full access during normal business hours to the Business's premises and to all relevant books and records of the DOFC Group Companies.

9.3      Notice of Certain Events

The Seller shall promptly notify the Purchaser of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting or that relate to the Business, any DOFC Asset, the Shares or the consummation of the transactions contemplated by this Agreement; and

(iv) any event or circumstance that has rendered, or could reasonably be expected to render, any representation or warranty of the Seller contained in this Agreement untrue in any material respect.

9.4      Best Efforts and Good Faith

The Parties hereto agree that, subject to the terms and conditions of this Agreement, each Party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Seller and the Purchaser each agree, subject to the terms and conditions of this Agreement, and shall cause their Affiliates to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

9.5      Assignments

(a) As soon as practicable after Signing, the Seller and the Purchaser shall co-operate, and use its best efforts, to obtain the written consent of all relevant third parties to the assignment, as of the Closing Date, of all Commercial Contracts.

(b) As soon as practical after Signing, and in any event prior to the Closing Date, the Seller and the Purchaser shall together approach relevant third parties in order to obtain approval for assignment of the Key Commercial Contracts provided for in Schedule 9.5 (b), from the Seller or the DOFC Group Companies to the Purchaser or the Purchaser's Affiliates. The Seller shall give the Purchaser all reasonable assistance in order for the Purchaser or the Purchaser's Affiliates to be able to obtain such approval to assignment of other Commercial Contracts.

(c) Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign any Commercial Contracts if an attempted assignment thereof, without the consent of a third party thereto if such consent is required, would constitute a breach thereof or adversely affect the rights of the Purchaser, the Purchaser's Affiliates or the Seller thereunder. If the assignment of any Commercial Contracts intended to be assigned hereunder is not consummated prior to or at the Closing Date, whether as a result of circumstances referred to in the preceding sentence or for any other reason, then the Seller or the Chemicals Subsidiaries shall thereafter hold such Commercial Contracts for the use and benefit of the Purchaser or the Purchaser's Affiliates (at the risk and expense of the Purchaser or the Purchaser's Affiliates). In addition, the Seller or the Chemicals Subsidiaries shall take such other actions as may be reasonably requested by the Purchaser or the Purchaser's Affiliates, including, without limitation, entering into a subcontract or other similar arrangement with the Purchaser or the Purchaser's Affiliates, in order to place the Purchaser or the Purchaser's Affiliates, insofar as reasonably possible, in the same position as if such Commercial Contracts had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Commercial Contracts, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Commercial Contracts, is to inure from and after the Closing Date to the Purchaser or the Purchaser's Affiliates. In any such case, the Seller or the Chemicals Subsidiaries shall continue to be bound by any Commercial Contracts, unless not permitted by law or the terms thereof, and the Purchaser or the Purchaser's Affiliates shall, as agent or subcontractor for the Seller or the Chemicals Subsidiaries, perform and discharge fully all the obligations of the Seller or the Chemicals Subsidiaries thereunder from and after the Closing Date. The Seller shall, without further consideration, pay and remit, or cause to be paid or remitted, to the Purchaser or the Purchaser's Affiliates promptly all money, rights and other consideration received by it in respect of such performance. If and when any such consent shall be obtained or such Commercial Contracts shall otherwise become assignable, the Seller or the Chemicals Subsidiaries shall thereafter assign such Commercial Contracts to the Purchaser or the Purchaser's Affiliates without payment to the Seller or the Chemicals Subsidiaries of further consideration and the Purchaser or Purchaser's Affiliates shall, without payment to the Seller or its Affiliates of any consideration, assume such rights and obligations.


10.      CLOSING

10.1     Closing

Closing shall take place on the Closing Date starting at 0900 a.m. at the offices of Bugge, Arentz-Hansen & Rasmussen, Stranden 1, Oslo, Norway.

The Closing Date shall be 28 January 2003 or if all the conditions in Sections
10.2 and 10.3 have not been satisfied (or not waived) by such date within 10
(ten) Business days after they have been satisfied (or waived).

Closing of part of the transaction shall not be prevented by restrictions to close other parts of the transaction, provided that the non-closing part is not substantial compared to the Business as a whole and that the non-closing part does not have any Material Adverse Effect on the Business. In the event of a partial non-closing the Purchaser will be entitled to retain such part of the payable Purchase Price as allocated to the non-closing part according to Section 6.3.

10.2     Seller's Conditions Precedent

The obligation of the Seller to close hereunder shall be subject to the fulfilment, on or before the Closing Date, of each of the following conditions (to the extent not waived by the Seller):

(a)      Authority Approvals

         The Seller shall have obtained any authorizations, approvals and consents from all relevant national or supra-national authorities, as the case may be, that are required for the Seller's lawful and valid consummation of the transactions contemplated hereunder.

 (b)     Guarantees

         The Seller and the Chemicals Subsidiaries shall have been released from all guarantees and other undertakings referred to in Schedule 10.2 (b).

10.3     Purchaser's Conditions Precedent

The obligation of the Purchaser to close hereunder shall be subject to the satisfaction, on or before the Closing Date, of the following condition (to the extent not waived by the Purchaser):

(a)      Authority Approvals

         The Purchaser or the Purchaser's Affiliates shall, with the co-operation of the Seller, have obtained all necessary authorizations, approvals and consents from all relevant national or supra-national authorities, as the case may be, required for the lawful and valid consummation of the transactions contemplated hereunder. Any restrictions on, or conditions to such an authorization, approval or consent by such authority, including without limitation any obligations to dispose of any of the Shares or the DOFC Assets shall not affect the Purchaser's obligation to close the transactions contemplated by this Agreement unless these restrictions may reasonable be deemed to have Material Adverse Effect on the transactions in their entirety;

         In the event any necessary authorisations, approvals and/or consents are not obtained, the Purchaser has the obligation to close parts of the transactions that are not materially affected, by not having obtained such authorisation, approval and/or consent. In such event the payable Purchase Price at Closing shall be adjusted as set out in section 10.1 third paragraph;

(b) the Seller has performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date;

(c) No injunction or restraining order or other order shall be in effect preventing or forbidding the consummation of the transactions contemplated hereby or impairing the Purchaser's or its Affiliates' ability to operate the Business and no legal action or governmental investigation shall be pending or threatened which, if adversely determined, would reasonably be expected to result in any such injunction or order;

(d) No suit, claim, action, investigation, challenge, inquiry or other proceeding by any Governmental Authority or other Person shall be pending, threatened or in effect which seeks to obtain material damages from the Purchaser or any of its Affiliates in connection with any of the transactions contemplated by this Agreement or any related agreements;

(e) The warranties of the Sellers shall be true and correct as of the Closing Date, and the Seller and the DOFC Group Companies shall have performed all agreements and obligations required by this Agreement or the agreements contemplated hereby to be performed or complied with by them on or prior to Closing Date;

(f) The Shares and DOFC Assets will not at Closing be subject to any lien, pledge, charge or other encumbrance of any nature;

(g) The Seller or the DOFC Group Companies shall have obtained the written consent of relevant third parties (or other mutually agreeable arrangements) to the assignment and transfer to the Purchaser or the Purchaser's Affiliates of all Key Commercial Contracts, including all property lease, in each case in such manner as will vest in the Purchaser or Purchaser's Affiliates rights and obligations thereunder that are substantially the same as the rights and obligations of the Seller or the DOFC Group Companies thereunder prior to such assignment and transfer;

(h) The "Essential Employees" as described in Schedule 1.34 shall have entered into new or revised employment agreements with the Purchaser or the Purchaser's Affiliates;

(i) The Purchaser shall have received the opinion of legal counsel to the Seller, in form and scope reasonably satisfactory to the Purchaser to the effect that (A) this Agreement has been duly executed by the Seller and the DOFC Group Companies, (B) the execution, delivery and performance of this Agreement by the Seller and the DOFC Group Companies have been duly authorized by all necessary corporate action on the part of the Seller and the DOFC Group Companies and (C) this Agreement is enforceable against the Seller in accordance with its terms ;and

(j) Toll Manufacturing Agreement, shall have been entered into between Dynea ASA and the Purchaser or the Purchaser's Affiliates.

10.4     Deliveries at Closing

(a)      The Purchaser shall pay the Purchase Price to Seller; as set out in
         Section 6.;

(b) The Seller shall sell and transfer to the Purchaser or Purchaser's Affiliates the Shares and deliver to Purchaser or Purchaser's Affiliates the certificates corresponding to the Shares where applicable duly endorsed (together with any coupons and/or talons appertaining thereto);

(c) The Parties shall execute or cause to be executed, as the case may be, the Transfer Agreements pursuant to Section 2.2;

(d) The Parties shall convey copies or extracts of resolutions of the Boards of the respective Parties and DOFC Group Companies authorizing the execution and completion of this Agreement and the consummation of the transactions contemplated herein;

(e) The Purchaser shall deliver to Seller evidence of the release of the guarantees and other undertakings pursuant to Section 10.2 (b);

(f) the Parties shall deliver to each other evidence of the necessary authority approvals, where applicable; and

(g) Such additional documents, certificates, payments and other deliveries as may be specified in any of the other documents listed or referred to in this Agreement which are reasonably required to consummate the transaction contemplated hereby.

10.5     Best Efforts to Close

The Parties shall use their respective best efforts to cause all necessary actions to be taken in order to have the conditions precedent for Closing to be fulfilled as promptly as practicable and to have all deliveries as provided in
Section 10.4 made timely and properly. Inter alia, the Purchaser shall duly and in good faith offer all reasonable proposals for undertakings towards public authorities in order to cause the condition precedent in Section 10.2 (a) and
10.3 (a) to be fulfilled.

Provided Closing or any Partial Closing has not taken place by 15 April 2003, either Party may cancel this Agreement without prejudice to any remedies available to the Parties hereunder or under law.


11.      DOFC EMPLOYEES

11.1     Transfer of DOFC Employees

For the purposes of this Agreement, the employees presently employed by the DOFC Group Companies in the Business as listed in Schedule 11.1 (the "DOFC Employees") will transfer and become employees of the relevant purchasing entity as from the Closing Date in accordance with applicable mandatory law, unless otherwise provided by mandatory legislation in a relevant jurisdiction, in which case the Purchaser or the Purchaser's Affiliates shall offer employment to the DOFC Employees in that jurisdiction at terms and conditions equivalent to the terms and conditions of their present employment agreements.

11.2     Accrued Liabilities

All accrued unpaid liabilities under any employment contract or Employee Benefit Plan, including but not limited to, accrued right to paid holiday and holiday pay as of Effective Date relating to the DOFC Employees transferring to the relevant purchasing entity arisen in the conduct of the Business prior to Effective Date or otherwise imposed on the employer by operation of law or other mandatory regulations will be assumed by the Seller. All liabilities accrued thereafter, to the extent such Employees become employees of the Purchaser or the Purchaser's Affiliates, shall be for the account of the Purchaser or Purchaser's Affiliates, and any necessary apportionments shall be made as of the Closing Date.

Any liability relating to bonus payment according to any compensation agreement between the Seller or the DOFC Group Companies and the DOFC Employees payable in the event of a successful sale of the Business, will be assumed by the Seller, even if the liability is payable and due after Closing.

The amounts assumed by the Seller shall be deducted from the Adjustment Amount.

11.3     Pension Assets

All pension schemes maintained by the Seller and any of the DOFC Group Companies with respect to the DOFC Employees are described in Schedule 11.1 and all such pensions schemes are in full force and effect on the date hereof and will remain in full force and effect up to the Closing Date. All premiums payable under all such pension schemes have been paid and the Seller or any of the DOFC Group Companies are otherwise in full compliance with the terms and conditions of all such pension schemes. The pension schemes are to the Seller's Best Knowledge of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. The Seller or the DOFC Group Companies do not know of any threatened termination of, or premium increase with respect to, any of such policies.

For pension assets under Norwegian lawfully linear pre-paid policies shall be issued by the Sellers insurance company to all employees comprised by the applicable pension schemes according to the applicable rules and regulations as of Closing date.

For pension assets under other jurisdictions, the Purchaser or Purchaser's Affiliates shall have the option of having the pension assets transferred, having pre-paid policies issued to the Employees, or using other measures provided by legislation in order to transfer the pension assets currently held by the Seller, its insurance company or any other Person.

11.4     Unfunded Pension Liabilities

Any unfunded pension liabilities at Closing of the pension assets of the Employees to be employed by the Purchaser or Purchaser's Affiliates at Closing, shall be calculated immediately prior to Closing by the actuary of the Person holding the Pension Assets, and will be calculated using the same actuarial assumptions and methodologies used in the Accounts. Any such unfunded pension liabilities shall be deducted from the Adjustment Amount.

11.5     Employee Negotiations

The Seller and/or the Purchaser or Purchaser's Affiliates/where applicable, shall enter into and properly conduct negotiations with the DOFC Employees and/or their trade union representatives as required by law and/or any applicable collective bargaining agreements.

The Purchaser, and the Seller where applicable, agrees to co-operate fully with the other Party in the employee negotiations.


12.      ORDERS AND TENDERS

12.1     Rights and Obligations in Relation to Orders

All orders and contracts for delivery of products or services related to the Business, whether performed or not, together with new orders, partly or wholly unfulfilled on the Closing Date, shall be transferred to the Purchaser or the relevant Purchaser's Affiliates as from the Closing Date, as long as they are made or entered into in the ordinary course of business.

12.2     Tenders

The Purchaser or Purchaser's Affiliates shall assume responsibility for all tenders relating to the Business binding upon the DOFC Group Companies on the Closing Date, as long as they are made or entered into in the ordinary course of business.

The Seller undertakes to direct all tender requests and orders relating to the Business received by it after the Closing Date to the Purchaser.


13.      TRANSFER OF NEW COMMERCIAL CONTRACTS

13.1     New Contracts

All new agreements and contracts relating to the Business shall be entered into in the name of the Seller (or a DOFC Group Company) until the Closing Date, where after they shall be entered into in the name of the Purchaser (or a Purchaser's Affiliate). The Seller undertakes not to conclude any material agreement or contract outside the ordinary course of the Business after the Effective Date without the consent of the Purchaser.

13.2     Responsibility for Fulfilment

The Purchaser together with the relevant Purchaser's Affiliate shall be jointly responsible for the proper performance of the Commercial Contracts and the orders and tenders referred to in Section 12 transferred to the Purchaser or the relevant Purchaser's Affiliate.


14.      REPRESENTATIONS AND WARRANTIES OF SELLER

14.1     General

Subject to the limitations set out in this Agreement (including but not limited to those in sections 16, 18.1, 18.4, 18.5, 18.6 and 19.4 the Seller and each of the DOFC Group Companies hereby gives the following representations and warranties as at the Signing and at the Closing Date, unless otherwise specifically, and accurately disclosed and contain no material omission in the Disclosure Material.

These representations and warranties are given subject to the applicable laws and regulations in force at Closing.

14.2     Title and Authority to Transfer the DOFC Assets; Capitalization

(a) The Seller and each of the DOFC Group Companies have the power and lawful authority required, (however not including any lack of power or authority ensuing from non-compliance with competition law or governmental authorisations and except as such authorizations, approvals and consents as described in section 10.2 (a) which shall be applied and obtained by the Purchaser), to enter into, execute and deliver this Agreement and the agreements contemplated hereby and to perform their obligations hereunder and thereunder.

         However, the Purchaser is aware that there are certain Commercial Contracts, orders, tenders and leases etc. where the transfer is subject to Third Party Consent.

(b) The Seller and the DOFC Group Companies have title to the DOFC Assets and the Shares except for such assets that are leased or licensed. The Seller and the DOFC Group Companies will on the Closing Date sell, transfer and deliver good and valid title to the DOFC Assets and the Shares, free and clear of any liens, mortgages, charges or other encumbrances, except for

         i.       liens reflected in the Accounts.

         ii. liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Purchaser or any of the Purchaser's Affiliates, as the case may be, in the operations of the Business,

         iii.     liens arising by operation of law, and

         iv. liens for current taxes, assessments or governmental charges or levies on property not yet due.

14.3     Shares

The Shares have been legally and validly issued and are fully paid and are free and clear of any liens, mortgages, charges or other encumbrances. There are no outstanding obligations, warrants, options, depository receipts, subscriptions, pre-emptive rights, contracts or agreements to which the Seller or any of the DOFC Subsidiaries are bound, providing for the issuance of any additional shares of the respective DOFC Subsidiary.

14.4     Validity of Agreement

This Agreement has been, and the agreements contemplated hereby will, on or prior to Closing be, duly executed by the Seller and each of the DOFC Group Companies, and are or will be, as the case may be, the valid and binding obligation of the Seller and each of the DOFC Group Companies enforceable against the Seller and each of the DOFC Group Companies in accordance with their respective terms.

14.5     Existence

The Seller and each of the DOFC Group Companies are duly organized and validly existing under the laws of the jurisdiction of their incorporation and are not in violation of any applicable substantial corporate rules and have full corporate power to carry on the Business as conducted on the Closing Date, except where the failure to have such corporate power and authority could not reasonably be expected to have a Material Adverse Effect.

14.6     No Violation or Conflict

Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will

         (i) conflict with or violate any provision of the articles of association of the Seller or the DOFC Group Companies or any resolution adopted by the Board of the Seller or the DOFC Group Companies; or constitute a violation of any judgment, order, injunction, award, decree, law or regulation applicable to the Seller, any of the DOFC Group Companies or the Business, except where non-compliance could not reasonably be expected to have a Material Adverse Effect or the non-compliance is with reference to any competition law issues or other issues pertaining to authorisations, (except for such authorizations, approvals and consents as described in section
                  10.2 (a) which shall be applied and obtained by the Seller or the DOFC Companies) cause the Purchaser or Purchaser's Affiliates to become subject to, or liable for, the payment of any Tax related to the Business, the Acquired Assets, the Excluded Assets, the Excluded Liabilities or the Assumed Liabilities in respect of the period prior to and including the Closing Date, arising as a result of the Closing taken place except for transfer taxes, stamp duties and the like.

14.7     Corporate Records and Documentation

(a) True, complete and current copies of the articles of association and registration certificates of each of the DOFC Subsidiaries are attached hereto as Schedule 14.7.

(b) All corporate documentation of the DOFC Subsidiaries, including, without limitation, share registers, minutes of the Board meetings and Shareholders' Meetings exist and are safely kept and correct.

(c) The DOFC Subsidiaries have not failed to file their annual reports with the relevant authorities, as required.

14.8     The Accounts and the Closing Accounts

The Accounts have been prepared in accordance with the Accounting Principles and fairly represent the financial condition of the Business as of the Accounts Date and the operations of the Business for the period ended on the Accounts Date. All liabilities reflected in the Accounts are related to the Business and arose only out of, or were incurred only in connection with, the conduct of the Business.

The Closing Accounts will be prepared in accordance with the Accounting Principles and fairly represent the financial condition of the Business as of the Closing. All liabilities reflected in the Closing Accounts are related to the Business and arose only out of, or were incurred only in connection with, the conduct of the Business.

14.9     Conduct of Business

Since the Accounts Date, the Seller and any of the DOFC Group Companies have carried on the Business in the ordinary and usual course consistent with past practice, there has not been any Material Adverse Effect or any event or occurrence which could reasonably be expected to result in a Material Adverse Effect and no event or transaction of the type prohibited or restricted by Sections 9.2 and 9.3 exists or has occurred without the consent of the Purchaser under Section 9.2.

14.10    Working Order and  Conditions

To Seller's Best Knowledge the material properties and assets of Seller and each DOFC Group Company used in the Business are in good working order and condition, with the exception of ordinary wear and tear.

14.11    Leases

All leases pursuant to which the DOFC Subsidiaries lease real property or premises or leases being part of the DOFC Assets, extending beyond the Closing Date, are valid and effective in accordance with their respective terms, and to the Seller's Best Knowledge there exists no default under any such lease.

14.12    Contracts

(a) To Seller's Best Knowledge there are no Commercial Contract of material importance to the Business with respect to the level of turnover and sales and strategic importance of the customer (the "Material Commercial Contracts"), other than those listed in Schedule 14.12. The Purchaser is however aware of the fact that the Business' sales to a large degree are based on single purchase orders. Such purchase orders are included in Schedule 14.12 only to the extent the value (purchase price) is in excess of EUR 100.000 or the purchase order otherwise is regarded to be of material importance to the Business.

(b) As of the date hereof, neither the Seller nor any of the DOFC Group Companies have received or given notice of termination of any material Commercial Contract.

(c) To Seller's Best Knowledge, neither the Seller nor any of the DOFC Group Companies are in default causing a Material Adverse Effect under any Commercial Contract.

14.13    Intellectual Property Rights

(a) The Seller or the DOFC Group Companies holds, and shall transfer to the Purchaser or Purchaser's Affiliates, all rights related to intellectual property presently owned, licensed and/or utilised by the Seller or the DOFC Group Companies in the Business prior to Closing, including but not limited to the DOFC products formulations, patents and patent applications, inventions, registered and unregistered trademarks, service marks, trade names and applications therefore, registered and unregistered copyrights and design rights and applications therefore, software, owned or used by the Business, domain names owned or used by the Seller or the DOFC Group Companies in the Business, and know-how of the Seller and the DOFC Group Companies used in the Business (collectively the "Intellectual Property Rights").

(b) Schedule 3.1(c) sets forth a correct description of (a) the DOFC products formulation database as a centralised and controlled confidential lotus notes database consisting of more than 1500 product formulas and specifications related to the Business, and the complete and correct list of (b) patents and patent applications (c) registered trademarks, service marks, trade names and applications therefore, and
         (d) domain names owned or used by the Seller or the DOFC Group Companies in connection with the Business, and specifically identifies which is owned and which is merely used or licensed.

         The Intellectual Property Rights being transferred to the Purchaser or Purchaser's Affiliates are not the subject of any claim (filed and served) of invalidity or infringement and in full force and effect.

(c) To the Seller's Best Knowledge there is not pending or threatened any claim, action or objection against the Seller or the DOFC Group Companies contesting the rights to any Intellectual Property Rights or the validity of the Intellectual Property Rights, and no infringement of the Intellectual Property Rights by any other third party.

(d) To the Seller's Best Knowledge neither the Intellectual Property Rights nor any of the products of the Business infringe or have infringed the intellectual property rights of any third party.

(e) The Seller or the DOFC Group Companies owns or has valid licenses to use as of the date hereof and at Closing all the Intellectual Property Rights which are related to the Business and will transfer such to the Purchaser or Purchaser's Affiliates on Closing.

f) Schedule 14.13 (f) sets forth an exhaustive list of the Business's obligations to pay royalties to third parties for the use of the Intellectual Property Rights as at Closing and lists all agreements, together with all amendments thereto, that comprise or are related to the Intellectual Property Rights.

14.14    [Not used]

14.15    Governmental Authorizations

All material governmental licenses, permits and authorizations necessary for the Seller and the DOFC Group Companies to carry on the Business as conducted on the Closing Date are in full force and effect and there are to the Seller's Best Knowledge no currently existing violations of any such licenses, permits or authorizations. There is, to the Seller's Best Knowledge, no pending action or other proceeding which seeks the revocation of any such existing licenses, permits or authorizations.

14.16    Environmental Matters

The Seller and each of the DOFC Group Companies currently hold all material environmental permits, licenses and approvals of governmental authorities and agencies required for the current operations of the Business.

Neither the Seller nor any of the DOFC Group Companies have received notice of any violation of any applicable environmental statute, regulation, ordinance or decree binding upon it that has not been substantially corrected, except for violations that could not reasonably be expected to have a Material Adverse Effect.

To Seller's Best Knowledge, except as set out in Schedule 14.16, the Business and the DOFC Group Companies are in compliance with all environmental laws and internal procedures (including but not limited to there being no release of any hazardous substances from the operation of the Business or responsibility for any clean-ups or corrective action under any environmental laws, that would have Material Adverse Effect). The Seller and the DOFC Group Companies do not have knowledge of any environmental condition that could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 14.16, there are no civil, criminal or administrative action, suit, investigation or proceeding pending or, to the Seller's Best Knowledge, threatened against the DOFC Group Companies, the DOFC Assets or the Business relating to or arising from any environmental law which, for any such matter except for criminal actions, suits, investigations or proceedings, that would have no Material Adverse Effect.

14.17    Insurance

All insurance policies (the "Insurance Policies") maintained by the Seller and any of the DOFC Group Companies with respect to the DOFC Assets and operations of the Business are described in Schedule 14.17 (1) and all such Insurance Policies are in full force and effect on the date hereof and will remain in full force and effect up to the Closing Date. Except as set forth in Schedule 14.17
(2), there is to the Seller's Best Knowledge no claim by the Seller or the DOFC Group Companies pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies and bonds have been paid and the Seller or any of the DOFC Group Companies are otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance are to the Seller's Best Knowledge of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. The Seller or the DOFC Group Companies do not know of any threatened termination of, or premium increase with respect to, any of such policies.

The Purchaser shall at its own expense procure insurance policies providing adequate coverage for the relevant Companies and Assets as of Closing and thereafter.

14.18    Employment and Pension Agreements

The DOFC Employees are specified in Schedule 11.1, which also specifies the remuneration, terms and conditions and benefits under any Employee Benefit Plan including notice period. No Employee Benefit Plan exists other than those listed in Schedule 11.1, and the Seller or DOFC Group Companies have as at Closing no obligation to establish any other Employee Benefit Plan. The Seller and DOFC Group Companies are in compliance with all Employee Benefit Plans and with all material applicable laws, codes, regulations and terms of employment relating to the Employee Benefit Plans, employment and employment practices, terms and conditions of employment, wages and hours. Each Employee Benefit Plan is funded in accordance with applicable laws and the funding thereof and liabilities thereunder are accurately reflected in the Accounts. No severance benefits, termination indemnities or similar benefits provided pursuant to any Employee Benefit Plan, local laws, practice or custom or otherwise, shall be payable as a result of the transactions contemplated hereby.

The Seller and the DOFC Group Companies warrant that the relevant works council, worker committee, trade union, staff association or other appropriate employee representative body have been informed of and consulted with in connection with the entering into of this Agreement and the transaction contemplated hereby in compliance with any obligations imposed by the applicable local laws.

(a) No employees other than those listed on Schedule 11.1 are entitled to employment with the Seller and the DOFC Group Companies with regard to the Business or have to the Seller's Best Knowledge any claim against the Business.

(b) Within the last two (2) years, neither the Seller nor the DOFC Group Companies as it relates to the Business, nor the Business have experienced material work stoppage or other labour disputes, and there are no labour strikes, requests for representation, slow downs or stoppages actually pending or to Seller's Best Knowledge threatened against or affecting the Seller, the DOFC Group Companies or the Business.

(c) All Employee Benefit Plan contributions required by applicable law, the terms of any Employee Benefit Plan to be made by the Seller or the DOFC Group Companies have been made within the time prescribed by such law, Employee Benefit Plan, and all such monies and all Pension Assets will be transferred to the Purchaser at the Closing. The Pension Assets that will be transferred to the Purchaser are as at Closing sufficient to satisfy all liabilities under each such Employee Benefit Plan.

(d) Seller or the DOFC Group Companies will retain responsibility for all post retirement health, pension, life insurance and welfare benefits for employees who do not become employees of the Purchaser or Purchaser's Affiliates as of the Closing Date.

(e) Neither the Seller nor the DOFC Group Companies nor any Employee Benefit Plan, nor any officer of the Seller or the DOFC Group Companies of any Employee Benefit Plan, is a party to any litigation relating to any Employee Benefit Plan. There are to the Seller's Best Knowledge no pending or threatened claims, investigations, audits, lawsuits or arbitrations which have been or may be asserted or instituted against any Employee Benefit Plan or against the Seller or the DOFC Group Companies with respect to any Employee Benefit Plan.

14.19    Claims, Litigation

Except as otherwise set forth in Schedule 14.19, (i) there are no actions, suits, litigation or proceedings (including claims to any tribunal or equivalent body) pending or, to the Seller Best Knowledge, threatened, against or affecting the Business before any court, arbitrator or any administrative or governmental body and (ii) there are no judgments, awards, orders, writs, injunctions or decrees issued by any court, arbitrator or Governmental Authority affecting the Business or any Acquired Asset or Assumed Liability.

The Seller or the DOFC Group Companies is not in material violation of or material default under any material law, regulation or order applicable to the Business. This provision shall not supersede any specific Seller representation or warranty.

14.20    Ordinary Course of Business

During the period from Effective Date until Closing, the Seller and the DOFC Group Companies shall have conducted the Business as set out in Section 9.2.

14.21    Inventories

The Inventory have been produced or purchased in the ordinary course of business and consistent with the anticipated requirements of the Business, and the purchase thereof or orders therefore has not been reduced or increased in anticipation of the transactions contemplated by this Agreement. The Inventory are located on the premises of the Business, except to the extent located with sub-contractors or being transported from or to such sub-contractors, and are free from consignment or similar arrangement. The Inventory, in the case of raw materials, are of a quality and specification conforming to the usual standards of materials used in connection with the Business, and in the case of work in progress and finished goods, are of merchantable quality, workmanship and material, or as reflected in the Accounts. The Inventory are sufficient to permit the Purchaser or the Purchaser's Affiliates to conduct the Business from and after the Closing Date in the same manner as the Business was conducted by the Seller or the DOFC Group Companies prior to the Closing Date. All the Inventory of the Seller and the DOFC Group Companies that relate to the Business are included in the Inventory and have been identified and will prior to the Closing be segregated from all other inventories of the Seller or DOFC Group Companies.

14.22    Accounts Receivable

The Accounts Receivable have been incurred in the ordinary course of business consistent with past practice and are bona fide. The Accounts Receivable include all amounts payable to the Business with respect to work performed by the Business for the Seller and the DOFC Group Companies prior to the Closing and have been determined in accordance with the Accounting Principles. All Accounts Receivables are to Sellers Best Knowledge fully collectible, without any counterclaims or set-off and without resort to litigation, within sixty (60) Business Days after Closing Date. The Seller does, however, not warrant the Accounts Receivables collectibility or the debtors willingness or ability to meet payments.

14.23    Entire Business

The DOFC Assets and Shares transferred to the Purchaser or Purchaser's Affiliates at the Closing will be sufficient for the Purchaser to conduct the Business in the same manner conducted by the Seller and the DOFC Group Companies prior to the Closing Date and will constitute all assets material to the operation of the Business.

14.24    Seller Provided Services

The Seller and the Seller's Affiliates have provided services to the Business only to the extent such services are reflected in the Accounts of the Business or the Disclosure Material, and all such services can be terminated by giving fourteen (14) days written notice of termination.

14.25    Tax Warranties

The Seller and the DOFC Group Companies have correctly and timely filed all Tax Returns required to be filed by it and has paid all Taxes shown thereon as due and payable. There is no claim or assessment pending against the Seller or the DOFC Group Companies with respect to activities prior to the Closing based on an alleged failure to pay Taxes or other similar charges, duties, interest or penalties or any pending dispute between the Seller or DOFC Group Companies and any taxing authority. No relief from, against or in respect of any Tax or Taxes relating to the Business or the acquired Assets or Assumed Liabilities has been claimed or received by the Seller or the DOFC Group Companies that could be withdrawn, restricted or otherwise terminated as a result of any act or omission occurring in connection with or after the Closing. The Purchaser or the Purchaser's Affiliates will not be liable for any Tax, Taxes or similar charge, duty, interest or penalty incurred by the Seller or the DOFC Companies or in respect of the Acquired Assets or Assumed liabilities in respect of the period up to and including the Effective Date. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes for any period. All Taxes that the Seller or the DOFC Group Companies have been required to collect or withhold have been duly collected or withheld and, to the extent required, have been paid to the proper taxing authority, and all Taxes not yet due for payment have been fully reserved for in the Accounts. To Seller's Best Knowledge there are no pending reassessment, and no circumstances that will lead to such a reassessment from the proper tax authorities of previous tax returns or tax assessments related to the Business or DOFC Group Companies. The Seller or the DOFC Group Companies do not operate the Business through any office, location or permanent establishment not located on the real property leased by the Seller and the DOFC Group Companies and forming a part of the Business, and does not have any substantial assets in any country other than Azerbaijan and Denmark.

14.26    Condition of Fixed Assets

The DOFC Assets are listed in Schedule 3.1 a and b, except to the extent disposed in the ordinary course of the Business since the date of this Agreement. The DOFC Assets are free from material defects, have been maintained in accordance with normal industry practice and regulatory requirements, are in good operating condition and repair (subject to normal wear and tear), and are to Seller's Best Knowledge suitable for the purposes for which they presently are used and is proposed to be used and its use is permitted by applicable laws.

14.27    No Undisclosed Liabilities

To the Seller's Best Knowledge, there are no liability related to the Business, the Shares or the DOFC Assets, and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller or the DOFC Group Companies that could give rise to a liability related to the Business, the Shares or DOFC Assets, except for liabilities reflected in the Accounts or otherwise disclosed in the Disclosure Material, and except where such action, suit etc. cannot reasonably be deemed to have or result in a Material Adverse Effect on the Business.

14.28    Product and Services Warranties

Each product manufactured, sold, leased, or delivered and each service performed by the Seller or the DOFC Group Companies related to the conduct of the Business have to the Seller's Best Knowledge been in conformity with the applicable Commercial Contracts and all other applicable commitments, regulatory requirements and all express and implied warranties, except as set out in
Schedule 14.28, and the Seller or the DOFC Group Companies have to the Seller's Best Knowledge no liability and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller or the DOFC Group Companies that could give rise to a liability for replacement or repair thereof or other damages in connection therewith, subject only to the warranty reserve set forth in the Accounts as adjusted for the passage of time through the Closing Date in a manner consistent with past practice and the Accounting Principles. To the Seller's Best Knowledge, no work performed by the Seller or the DOFC Group Companies related to the conduct of the Business is subject to any guarantee, warranty, or other indemnity beyond the applicable standard terms of trade.

14.29    Compliance with Law

Except as otherwise specifically provided for in this Agreement, the Seller and the DOFC Group Companies are in compliance with, and is not in default or violation in any respect of any applicable law, regulation, permit or ordinance affecting its properties or the operation of its businesses.

Except as otherwise specifically provided for in this Agreement, the Seller or the DOFC Group Companies have to the Seller's Best Knowledge not committed or is liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise, and no claim that is or remains outstanding against any such member, except where such non-compliance would not result in a Material Adverse Effect.

Except as otherwise specifically provided for in this Agreement, the Seller or the DOFC Group Companies are not nor have been a party to and are not nor have been concerned in any agreement or arrangement and is not conducting nor have been conducting itself (whether by omission or otherwise) in respect of the Business in a manner which infringes Article 81 or 82 of the Treaty establishing the European Community, Article 53 or 54 of the Agreement on the European Economic Area or any other anti-trust or similar legislation in any jurisdiction in which the Business has assets or carries or intends to carry on business or where its activities may have an effect.

14.30    Other Warranties

It is specifically stated and agreed that Seller has not made, and the Purchaser has not relied on, any other expressed or implied warranties or representations regarding the Business, DOFC Assets, the Shares, or the DOFC Group Companies than those contained in this Agreement.

14.31    Accuracy of Information

The Purchaser has been given access to the Disclosure Material. The Disclosure Material is accurate and complete in all material respects, and the Seller after due inquiry is not aware of any facts or information of material significance to the Business, its properties, business, assets, liabilities, operations, condition (financial or otherwise), earnings and prospects which are not disclosed in this Agreement, the Schedules or the Disclosure Material.

In the Agreement, the Schedules and the Disclosure Material the Seller has to Seller's Best Knowledge disclosed all material matters concerning the Business.


15.      DUE DILIGENCE DOCUMENTATION

The Purchaser has been given access to copies of specific documents concerning the Business, the DOFC Assets and the Shares ("the Disclosure Material"). Upon Closing, the Disclosure Material shall become the property of the Purchaser, and the Seller shall be provided with a copy. Bugge, Arentz-Hansen & Rasmussen and Arntzen de Besche will keep one copy each of the Disclosure Material.


16.      THE PURCHASER'S EXAMINATION

Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not be entitled to invoke as a breach of any warranty given by the Seller, or as grounds for any other claim against the Seller, any fact or circumstance whether related to an Excluded Liability or an Assumed Liability, which were correctly and accurately disclosed in the Disclosure Material without any material omissions.


17.      REPRESENTATION AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes and gives the following representations and warranties as at the Signing and at the Closing Date:

17.1     Existence

The Purchaser is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and has full corporate power and all necessary licenses, permits and authorizations to carry on its businesses as conducted on the Closing Date.

17.2     Power and Authority Regarding the Transaction

The Purchaser has the full legal and corporate power to enter into this Agreement and to consummate the transactions contemplated hereby, not including any lack of power or authority ensuing from non-compliance with competition law or governmental authorisations.

The execution of this Agreement, the consummation of the transactions contemplated hereby and the fulfilment of the terms hereof, will not result in a breach of any judgment, decree or order of any national or supra-national court, governmental or other body, any applicable law or regulation or the articles of association of the Purchaser, not including any lack of power or authority ensuing from non-compliance with competition law or governmental authorisations.

For purposes of this representation the Purchaser has made a complete and diligent assessment of competition law issues and its merger control position with respect to consummating the transactions contemplated in this Agreement, and no issues preventing the Closing have been identified.

17.3     Financing

The Purchaser has sufficient funds available to purchase the Business including the Shares and the DOFC Assets pursuant to this Agreement and to satisfy its other obligations pursuant to this Agreement.


18.      INDEMNIFICATION

18.1     Obligation of the Seller to Indemnify

Subject to the limitations contained in this Agreement, the Seller agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates (with any payment to the Purchaser being a reduction of the Purchase Price) from and against and pay or reimburse them for all losses (including reasonable attorneys' and other expenses of enforcing this indemnity), whether or not arising from third party claims, suffered based upon, arising out of or otherwise in respect of any breach of any of the Sellers' warranties, or any covenant or agreement of the Seller contained in this Agreement or in any certificate, document or instrument being a part of this Agreement or delivered by the Seller to the Purchaser hereunder.

The Seller also agrees to indemnify the Purchaser or the Purchaser's Affiliates for any claims or suits made towards the Purchaser or the Purchaser's Affiliates with regard to the Excluded Assets.

Such breach shall not entitle Purchaser to any indirect or consequential damages, including without limitation any compensation for loss of profit or loss of chance (opportunity).

18.2     Specific Seller indemnified matters

(a) Due diligence findings. During the due diligence review, the Purchaser has identified the matters, claims and contingent liabilities set out in Schedule 18.2 (a). In the event such matters, claims and contingent liabilities materialise, the Seller agrees to indemnify, defend and hold the Purchaser or Purchaser's Affiliates harmless without any limitation set out in this Agreement, including but not limited to the limitations found in Section 18.6, to the extent such matters, claims or liabilities have not been sufficiently provided for in the Accounts.

(b) The Hinds-Block Agreement. During the due diligence review, the Purchaser has identified the contract between Dynea USA Inc., DOFC-USA LLC and Hinds Capital LLC and Block Energy LLC dated August 2002 regarding licensing and distribution (the "Hinds-Block Agreement"). The Purchaser is not interested in continuing the Hinds-Block Agreement and hence the Hinds-Block Agreement is Excluded Asset. The Seller will terminate the Hinds-Block Agreement. The Purchaser has paid USD 125.000 to the Seller in order to contribute to any settlement cost the Seller may have as a result of the termination. The Purchaser and Purchaser's Affiliates have no obligation whatsoever to pay to the Seller, Seller's Affiliates or the parties to the Hinds-Block Agreement any additional amount and the Seller will indemnify, defend and hold the Purchaser and its Affiliates harmless from all claims from the parties to the Hinds-Block Agreement, which may arise out of the Hinds-Block Agreement. Notwithstanding anything to the contrary contained in this Agreement, including specifically the provisions of Section 18 the Seller's indemnification obligation shall be absolute and without limitations. However, Purchaser agrees that for a period of ninety (90) days from Closing, Seller and its Affiliates shall not be deemed in breach of its representations, warranties or covenants to Purchaser or Purchaser's Affiliates under this Agreement, specifically, but not limited to Section 14.13 Intellectual Property Rights and Section 19.2 Non-Competition Undertaking, to the extent such relates to Seller's or its Affiliates' current obligations under the Hinds-Block Agreement and/or Seller's or its Affiliates' efforts to negotiate a settlement of the termination of said Hinds-Block Agreement.

(c) Money Holdback Items. During the due diligence review, the Purchaser has identified the matters, claims and contingent liabilities set out in Schedule 18.2 (c ) (hereinafter referred to as the "Money Holdback Items"). As set out in Section 6.2, the Purchaser is entitled to retain money from the payment to be made according to Section 6.1 (a). The maximum liability of the Seller related to the "Money Holdback Items" is EUR 313,595 conversion of USD 340.000 at the rate of 1.0842), and subject to the Seller or Seller's Affiliates not being in breach of the representations and warranties related to these Money Holdback Items. To the extent the aggregate retained amount is higher than the actual amounts needed to settle the Money Holdback Items according to any legal requirement or the recommendations referred to in Scheduled 18.2 (c ) such excess amount shall be paid to the Seller according to
         Section 6.2.

(d) Specific Tax Matters. Seller agrees to indemnify, defend and hold the Purchaser, the Purchaser's Affiliates or the DOFC Subsidiaries or it's Affiliates harmless from, without any limitations set out elsewhere in this Agreement, including but not limited to Section 18.6, any taxes including interest and penalties (i) assessed to Dyno Industries (U.K.) Limited (ii) arisen as a result of the Seller or the DOFC Group Companies being deemed to having permanent establishment in any jurisdictions which is not accrued for in the Accounts, (iii) the impairment of any tax asset on the balance sheet of the DOFC Subsidiaries at the Effective Date as determined under accepted accounting practices, the applicable tax rules and regulations of the relevant jurisdiction or by the appropriate taxing authority. An impairment of a tax asset will occur when such asset cannot be utilized or is completely or partially reduced from what is represented in DOFC Subsidiaries' Closing Accounts, and (iv) assessed to DOFC Group Companies regarding Transfer Pricing Liability. Transfer Pricing Liability shall mean all aspects of inter and intra company pricing arrangements between related business entities resulting from inter and intra company transfers of tangible and intangible property as well as inter and intra company services

         In addition Seller agrees to indemnify, defend and hold the Purchaser, the Purchaser's Affiliates or the DOFC Subsidiaries or it's Affiliates harmless from, without any limitations set out elsewhere in this Agreement, including but not limited to Section 18.6, all tax receivables in PT Dynea Oilfield Chemicals (Indonesia), Dynea Oil Field Asia Pacific Pte. Ltd., and Dynea Oil Field Chemicals ME FZE that are not collected within eighteen (18) months of Closing Date. The Seller agrees to reimburse the Purchaser, the Purchaser's Affiliates or the DOFC Subsidiaries or it's Affiliates for all fees, including but not limited to filing and advisory fees incurred in connection with any issue covered by the tax indemnifications.

18.3     Obligation of the Purchaser to Indemnify

The Purchaser agrees to indemnify, defend and hold harmless the Seller from and against any losses, liability or damage based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant or agreement contained in this Agreement. Such breach shall not entitle the Seller or the Chemicals Subsidiaries to any indirect or consequential damages, including without limitation any compensation for loss of profit or loss of chance (opportunity).

18.4     Mitigation

Each Party has an obligation to mitigate any loss or damage that the Party may suffer, and shall not be entitled to indemnification or compensation for loss or damage that reasonably could be avoided or repaired.

18.5     Notice and Defence of Third Party Claims and Recovery

In case the Purchaser becomes aware of any Third Party Claim, which could lead to a breach of this Agreement, the Purchaser shall, in order to maintain the right to bring a claim against the Seller:

              (i) as soon as reasonably practicable, but in no event later than forty five (45) days after the date the Purchaser became aware of any circumstance giving rise to a Third Party Claim, give notice thereof to the Seller;

              (ii) not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto, without obtaining the prior consent of the Seller;

              (iii) in any action resist, defend, appeal and settle such claim in the best interest of the Seller;

              (iv) give the Seller, or the Seller's duly authorized representatives, reasonable access to the personnel of the Purchaser and its affiliates and to any relevant premises, accounts, documents and records within their respective power, to enable the Seller, or the Seller's duly authorized representatives, to examine such claim, premises, accounts, documents and records and to take copies or photocopies thereof.

In case a Third Party Claim would arise that could lead to a breach of this Agreement, any negotiation, dispute or litigation relating thereto with any third party shall, at the sole discretion of the Seller, be handled by the Seller or Purchaser. However, if a dispute caused by such Third Party Claim is by the Purchaser regarded as commercially sensitive and that the handling and/or result of such dispute may cause damage to the overall business relationship between the Purchaser or the Purchaser's Affiliates and the Third Party, the Purchaser shall have the right to control and handle the dispute. Any settlement of such claim shall be approved by the Seller (as such cost shall be paid by the Seller).

If the Seller has made any payment to the Purchaser as a settlement of any claim and the Purchaser has the right to recover from any third party any amount payable as a result of facts or circumstances forming the basis of such claim, then the Purchaser shall, upon request of the Seller, either assign that right to the Seller or, if the Seller so directs, the Purchaser shall at the direction and cost of the Seller pursue the said recovery and account to the Seller for any monies or property recovered. The Purchaser shall not be obligated to pursue such recovery if such recovery is regarded as commercially sensitive and if it is regarded that the handling and/or result of such dispute may cause damage to the overall business relationship between the Purchaser or Purchaser's Affiliates and the Third Party .

If Purchaser decides not to pursue such recovery, the Purchaser is obliged to assign all rights and positions to the Seller in order to enable the Seller to pursue such recovery.

18.6     Limitations

Except as otherwise provided in this Agreement, the Indemnifying Party shall not be obligated to pay any amounts of indemnification to the Indemnified Party under this Agreement until the aggregate amount of liability for which indemnification may be sought equals EUR 250,000 (the "Basket Amount"). If the aggregate amount of indemnification exceeds the Basket Amount, the indemnification shall be made only for the amount exceeding the Basket Amount. Individual claims in an amount per item of less than EUR 15,000 shall not be aggregated for purposes of calculating whether the Basket Amount has been reached and the Purchaser may not seek indemnification in respect thereof, provided that claims arising from the same event shall be aggregated and shall not be subject to the exclusions set forth in this sentence.

Notwithstanding the foregoing, the aggregate amount of indemnification payable by the Sellers shall in no event exceed EUR 15,000,000.

If a claim for indemnification shall not have been notified to the Indemnifying Party at the end of the 18 months period commencing on Closing (whether or not such fact, circumstance, action or proceeding is within the Indemnified Party's knowledge at the end of such 18 months period) the Indemnifying Party's obligation to pay any amounts for indemnification to the Indemnified Party under this Agreement shall expire. The warranties contained in Section 14.25 (Taxes), however, shall not terminate until two months after the expiry of the statute of limitation under which claims of the competent tax authorities may be raised against the Business.

It is explicitly agreed that the limitations set out in this Section 18.6 shall apply to any and all claims from the Purchaser against the Seller for indemnification or other compensation, regardless of whether the claim is arising out of an Excluded Liability or an Assumed Liability. However, no limitation found in this Section 18.6 shall apply in the event of wilful misrepresentation or gross negligence on the part of the Sellers nor in the event the Seller and/or its Affiliates lacks title to the Shares and DOFC Assets and claims and liabilities with regard to Excluded Assets.


19.      CERTAIN UNDERTAKINGS

19.1     Confidentiality

The Parties undertake not to disclose any Confidential Information unless (i) required to do so by law, including any obligation to inform the employees of in the Business, or by any applicable stock exchange regulations, or (ii) such disclosure has been consented to by the other Party.

19.2     Non-Competition Undertaking

(a) The Seller agrees that for a period of three years from the Closing Date (the "Non- Compete Period"), neither it nor any of its Affiliates shall engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholder in any corporation or joint stock association, in any business (a "Competing Business") that competes anywhere in the world with the Business as conducted at the time of Closing.

(b) The restrictions contained in (a) above shall not prevent the acquisition by the Seller or its Affiliates of less than 5 % of the outstanding voting power, amount and number of securities in a Competing Business.

(c) Neither shall the restrictions contained in (a) above prevent the acquisition by the Seller or its Affiliates of another entity as long as less than 25 % of the entity's aggregate annual turnover at the time of the acquisition is generated in the oil field chemical business in competition with the Business as conducted at Closing, subject to the Seller (or any other acquiring Affiliates as the case may be) offering the Competing Business to the Purchaser (or a company nominated by the Purchaser) on market terms. The Seller (or any other acquiring Affiliates as the case may be) shall use its best efforts to negotiate a purchase agreement with the Purchaser (or a company nominated by the Purchaser). If no purchase agreement is entered into between the Seller (or any other acquiring Affiliates as the case may be) and the Purchaser (or a company nominated by the Purchaser), the Seller (or any other acquiring Affiliates as the case may be) may continue to own such Competing Business, but if the Seller (or the acquiring Affiliate as case may be) during the Non-Compete Period intends to dispose of Competing Business acquired according to this paragraph (c), Purchaser (or a company nominated by Purchaser) shall be given a first right of refusal on the same terms as the third party.

(d) Neither shall the restrictions contained in (a) above prevent the acquisition by the Seller or its Affiliates of another entity as long as less than 50 % of the entity's aggregate annual turnover at the time of the acquisition is generated in the oil field chemical business in competition with the Business as conducted at Closing, subject to the Seller (or any other acquiring Affiliates as the case may be) offering the Competing Business to the Purchaser (or a company nominated by the Purchaser) on market terms. The Seller (or any other acquiring Affiliates as the case may be) shall use its best efforts to negotiate a purchase agreement with the Purchaser (or a company nominated by the Purchaser). If no purchase agreement is entered into between the Seller (or any other acquiring Affiliates as the case may be) and the Purchaser (or a company nominated by the Purchaser), the Seller (or any other acquiring Affiliates as the case may be) shall use its best efforts to actively market and within reasonable time dispose of such Competing Business. The Purchaser (or a company nominated by Purchaser) shall, however, for any such contemplated disposal of such Competing Business during the Non-Compete Period, have a right of first refusal on the same terms as the third party.

(e) The Seller agrees, to the fullest extent permitted by applicable law, that for a period of 5 years from the date hereof neither it nor any of its Affiliates shall either alone or jointly with or on behalf of any Person solicit or entice away or endeavour to solicit or entice away, any employee who was employed as of the date of this Agreement or as of the Closing Date in the Business.

(f) Notwithstanding anything to the contrary above, the Seller or its Affiliates' sale of formaldehyde from the Lillestrom plant to Competing Business of M-I shall be subject to M-I's prior approval and to the sales being concluded on non preferential market rates (e.g. market price with no discount). This Agreement shall, however, not restrict the Seller or its Affiliates' right to sell formaldehyde manufactured at, or sold out of, other locations than Lillestrom, to Competing Business of M-I or any other customer.

19.3     Retiring Directors

At the next annual general meeting of each of the DOFC Subsidiaries, the Purchaser or Purchaser's Affiliates undertake to procure that those Directors and Managing Directors in the DOFC Subsidiaries who have resigned or been replaced in connection with this transaction or thereafter are granted discharge from liability for their management and administration until the Closing Date (or the earlier date of their resignation or replacement) if the auditors of the DOFC Subsidiaries in their reports for the relevant period do not recommend against such discharge.

19.4     Reliance

The Parties agree that this Agreement includes all the representations and warranties given by the Parties. The Seller gives no representations or warranties regarding projection or forecast that may have been delivered by or on behalf of the Seller to the Purchaser. The Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, and (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it.

19.5     Names of DOFC Subsidiaries and Tradenames and Trademarks

19.5.1 Subject to 19.5.2 Purchaser or Purchaser's Affiliates are entitled to use all trademarks and trade names related to the Business.

19.5.2 Purchaser or Purchaser's Affiliates are not entitled to use trademarks and trade names containing "Dyno" or "Dynea" or any other name or trademark that is confusingly similar to "Dyno" or "Dynea".

19.5.3 Notwithstanding Section 19.5.2 the Purchaser or Purchaser's Affiliates are entitled to use the trademarks and trade names containing "Dyno" as set out in Schedule 19.5.2 in relation to its production and sale of products related to the Business until 6 February 2005. Purchaser or Purchaser's Affiliates are also entitled to such use of trademarks containing "Dynea" for the same period.

19.5.4 Except as set out Section 19.5.3, the Purchaser or Purchaser's Affiliates are obliged to change the names of DOFC Subsidiaries, trade names or trademarks containing "Dyno" or "Dynea" or any other trade name or trademarks that are confusingly similar to "Dyno" or "Dynea" at the latest within the period of six months from the Closing Date.

19.6     Seller provided services

The Seller and each of the Chemicals Subsidiaries undertake to provide to the Business for a period of 90 days as from the Closing Date such shared services as currently being provided by the Seller and/or the respective Chemicals Subsidiary and as reasonably requested by the Purchaser. The Purchaser shall pay to the Seller and/or the respective Chemicals Subsidiary, as applicable, the actual costs of providing such services which cost shall not exceed EUR 100,000.


20.      MISCELLANEOUS

20.1     Notices

All notices, demands or other communication, which all shall be in the English language, to or upon the respective Parties shall be deemed to have been duly given or made when delivered by mail, telefax, electronic mail or cable to the party in question as follows:

If to Purchaser:           M-I, L.L.C.

address:                   5950 North Course Drive
                           5th Floor
                           HOUSTON, TEXAS 77072
                           USA
telefax:                   +1 832 295 2500
attention:                 Richard Chandler

with a copy to:            Arntzen de Besche Advokatfirma AS
address:                   P.O. Box 2734 Solli
                           NO-0104 OSLO, NORWAY

telefax:                   +47 23 89 40 01
attention:                 Terje Granvang

If to Seller:              Dynea Chemicals OY

address:                   Snellmaninkatu 13
                           FIN-00170 HELSINKI
                           FINLAND

telefax:                   +358 10 585 2083

attention:                 General Counsel


with a copy to:            Bugge, Arentz-Hansen & Rasmussen
address:                   P.O. Box 1524 Vika, N-0117 Oslo, Norway

telefax:                   +47 22 83 07 95
attention:                 Christian Lund

or at such other address as the respective Party may hereafter specify in writing to the other Party.

20.2     Schedules

Each Schedule to which reference is made herein and which is attached hereto shall be deemed incorporated in this Agreement by such reference.

20.3     Headings and Interpretation

The headings and the table of contents of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of authorship of any of the provisions of this Agreement.

20.4     Assignment

This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties and shall not be assignable by either Party.

20.5     Integration

This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.

20.6     Costs

Each Party shall bear its own costs.

20.7     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Norway.

20.8     Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with Chapter 32 of Norwegian Act on Civil Procedure ("tvistemalsloven") or its enacted successor. The arbitration shall be held in Oslo and the arbitral proceedings shall be conducted in the English language.

20.9     Amendments

Any amendment to this Agreement shall be in writing and shall have no effect before signed by the duly authorized representatives of both Parties.

20.10    Severability

If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby. The provisions as amended due to any partial invalidity or unenforceability shall remain in full force and effect.

20.11    Publicity

Save as required by law, governmental decree, applicable stock exchange rules, any other applicable regulations or any official action, the contents of this Agreement shall remain secret indefinitely. All press releases and other public relations activities of the Parties with regard to this Agreement shall be mutually approved by the Seller and the Purchaser in advance.

20.12    Counterparts of Agreement

This Agreement has been executed in two (2) identical counterparts, one (1) for the Seller and one (1) for the Purchaser.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement in Oslo as of the day and year first above written.

DYNEA CHEMICALS OY                          M-I, L.L.C.


----------------------------                ----------------------------
0ivind Isaksen                              Loren K. Carroll


----------------------------                ----------------------------
Kyosti Siltala                              Christopher I. S. Rivers


----------------------------
Kyosti Sysio

                                                    Exhibit 4.6 to the company's
                                                    annual report for the year
                                                    ended December 31, 2002
                                                    ----------------------------


                               TOLL MANUFACTURING
                        AGREEMENT FOR OIL FIELD CHEMICALS
                           AT DYNEA'S LILLESTR0M PLANT



This Toll Manufacturing Agreement (the "Agreement") is concluded on the 28 day of January, 2003 by and between Dynea ASA ("Dynea"), a corporation organized and existing under the laws of Norway and M-I Norge AS ("M-I"), a corporation organized and existing under the laws of Norway (jointly the "Parties").

                                    RECITALS:

A. M-I has entered into a Master Business Purchase Agreement ("MBPA") with Dynea Chemical OY on January 28, 2003, whereby Dynea Chemicals OY will sell and transfer and M-I L.L.C. will purchase the present oil field chemicals business of Dynea Chemicals OY and its subsidiaries, including the oil field chemical business of Dynea, as set forth in the MBPA (the "Business");

B. The manufacturing assets located in Dynea's Lillestrom plant, including among other assets reactors, pipes, tanks as well as the manufacturing employees shall not form part of the Business as defined in the MBPA and shall not be transferred to M-I L.L.C. but will remain the property and the employees of Dynea;

C. Dynea and M-I agree that in order to facilitate the continuity of the Business sold to M-I L.L.C, and to keep the highest possible utilisation of the Lillestrom plant, the Parties wish to continue the manufacturing of oil field chemicals at the Lillestrom plant as provided hereunder;

D. Pursuant to the MBPA M-I L.L.C. will be the owner of the recipes utilised for the manufacture of oil field chemicals oil field chemical products, as specified in the MBPA Section 3.1 c). Pursuant to this Toll Manufacturing Agreement Dynea is granted the right to use certain recipes for the toll manufacturing of such oil field chemical products for the sole purposes of fulfilling its obligations hereunder;

E. Dynea has the capability, capacity and, following the closing of the acquisition under the MBPA, is willing to manufacture, store and load the oil field chemical products required by M-I subject to the terms and conditions set out herein at its existing Lillestrom plant;

F. M-I as of the closing of the acquisition under the MBPA desires to retain Dynea as an independent contractor for the purposes of manufacturing, storage and loading of the oil field chemical products at the Lillestrom plant.

NOW, THEREFORE, the Parties hereto agree as follows:

1.       OIL FIELD CHEMICAL PRODUCTS AND CAPACITY

1.1 Dynea agrees to produce, store and load, in accordance with M-I's technical instructions and specifications, the oil field chemical products at its plant in Lillestrom.

         Both parties shall use best efforts and cooperate with the aim of establishing a flexible and cost-effective manufacturing of the oil field chemical products and operation of the plant as a whole.

         M-I will have access to the reactors, storage tanks and other assets presently used for the manufacturing of oil field chemicals as set out in Schedule A, such reactors storage tanks and other assets to be dedicated to such manufacturing for M-I. However, as long as Dynea can manufacture the volumes of oil field chemical products ordered by M-I pursuant to this Agreement, Dynea shall, as permitted by M-I and subject to Section 1.2, have the right to temporarily utilise the said reactors, tanks and other assets, in order to secure effective operation of the plant. Subject to Sections 1.2 and 1.6 M-I may have access to further reactors, storage tanks etc., to the extent permitted by the plant's capacity and the manufacturing of other oil field chemical products.

         Dynea shall be obligated to maintain the assets used in the oil field chemical production, and to replace or repair such assets if necessary. Dynea shall be obligated to allocate priority to maintenance and repair of such assets and shall make essential maintenance and repairs in a timely manner.

  1.2    If additional assets dedicated to toll manufacturing pursuant to
         Section 1.1. are required for the production of oil field chemicals as specified by M-I, Dynea will at the request of M-I provide such additional assets for the use and for the purpose of the oil field chemicals production Dynea's consent to such a request shall not be unreasonably withheld, but may for example be denied based on the plant's capacity or the manufacturing of other products. Vice versa, if Dynea should require some of the assets dedicated to M-I pursuant to section 1.1, M-I will at the request of Dynea temporarily provide such assets to Dynea. M-I's consent to such a request shall not be unreasonably withheld.(but may for example be denied based on the capacity required to manufacture rush-orders for M-I).

         In the event utilisation of such additional assets will have a material impact on the production or the production planning or on the cost allocation between the Parties, they shall negotiate with the aim of adjusting the production planning and reallocating such costs as are related to the use of the additional assets.

1.3 Subject to Sections 1.5 and1.6, M-I shall pay a fee as set out in Schedule A.

1.4 The costs and allocation of cost pertaining to personnel and site services/rental, as covered by the fees set out in Schedules C and D respectively for the year 2003, shall be adjusted each year-end according to the budget for the following year, with effect from January 1.

1.5 Notwithstanding anything to the contrary in Section 1.3, if production level is decreased by more than 20 % based on the previous years total production level, the parties shall use best efforts to re-negotiate a decrease in the fees set out in Schedules C and D. The decrease in fees to M-I will occur as soon as the costs savings are achieved by Dynea, e.g the expiry of the termination period for employees.

1.6 Notwithstanding anything to the contrary in Section 1.3, if production level is increased more than 20 % based on the previous years total production level, the parties shall use best efforts to re-negotiate an increase in the fees set out in Schedules C and D. The increase in fees to M-I will occur as soon as the costs have increased e.g. the hiring of new employees or the implementation of an additional shift.

1.7 M-I shall as a main rule place it's orders for the manufacture of oil field chemical products with Dynea on a weekly basis, each order comprising all oil field chemical products to be manufactured within the following week, provided all necessary raw materials delivered by M-I are in place. M-I shall provide Dynea with quarterly and yearly estimates of the volumes of the oil field chemical products to be manufactured.

         Subject to Section 1.1 M-I shall have the right to place orders ("rush orders") that shall be executed by Dynea within a time frame requested by M-I that shall exceed 8 hours. The annual aggregate volume of such orders shall not exceed 15 % of the total aggregate volume of oil field chemical products toll manufactured by Dynea for M-I.

         Subject to the limitations set out herein, M-I may change the production plan. M-I has the overall responsibility of prioritising the different orders including rush orders placed with Dynea, so that unless otherwise instructed by M-I with reasonable notice, all orders including rush orders received from M-I will be executed by Dynea after all previously received orders are executed.

1.8 Dynea will manufacture certain of the oil field chemical products using formaldehyde manufactured, sold and supplied by Dynea as set out in the Supply Agreement for Formaldehyde. The price for methanol will be based on the average Dynea purchase price net of any discounts for the previous month. Any rebates or discounts will be credited to M-I when received by Dynea. The calculation used in Schedule B will be adjusted for future efficiencies in the manufacturing process.

         Other raw materials for use in the manufacturing of the oil field chemical products will be purchased and supplied by M-I, unless otherwise agreed. The parties will mutually agree on possible joint purchasing of certain raw materials. Dynea accounting is to provide the Schedule B at the end of each month. The profit margin established in this Schedule B is to be credited to M-I and applied to the fee set out in Schedule C. Should this credit exceed the fee set out in Schedule C, the remaining balance will be applied to other Dynea invoices.

1.9 The quality of the oil field chemical products shall meet M-I`s specifications. Should it be necessary to amend the specifications, the Parties shall enter into good faith negotiations to find a mutual understanding on such matters.

1.10 Notwithstanding anything to the contrary above, M-I accepts a level of off-specification oil field chemical products manufactured under so-called routine production at the level of such off-specification oil field chemical products at the time of the entering into of the Agreement equal to less than 0.5%. By routine production is meant any production after the first five batches. The first five batches will be regarded as development, introduction and scale-up of new products and thus supervised by M-I personnel.

         M-I shall have no remedy available unless the level of such off-specification oil field chemical products exceeds the present level of 0.5%, and then only for the exceeding volume of such oil field chemical products. Dynea shall bear all cost related to the manufacturing of such off-specification products, including cost of raw materials and disposal cost for any off-specification products that exceed 0.5% not complying with M-I specifications.

         M-I shall bear all cost related to the manufacturing and disposal of off-specification products produced during the development, introduction and scale-up of new products limited to the first five batches of any new product.

         Both parties shall use best efforts and cooperate in order to minimize the level of off-specification oil field chemical products, and to salvage or make use of any such oil field chemical products in the manufacturing process or otherwise.

1.11 A maximum loss of 0.5 weight percent in the raw material storage, manufacturing, blending, packaging and loading operations will be deemed allowable. This percentage loss applies to the total weight of M-I supplied raw materials used in the manufacture of oilfield chemicals oil field chemical products at Lillestrom.



         M-I shall require compensation for any M-I raw materials used in losses exceeding 0.5 % of the total quantity of the oilfield chemical product manufactured by Dynea, based on M-I's actual costs related to the purchase of any such raw materials.

         The parties acknowledge that the said percentages reflect the estimated historic loss in normal production of oil field products at the Lillestrom plant. The parties shall use best efforts and negotiate in good faith to verify, confirm and if necessary adjust the said percentages within the first year of the entering into of this Agreement, based on the actual loss in normal production. Until an agreement on such adjustment is reached, a loss of 0.5 % shall be allowed.

         Notwithstanding anything to the contrary above, any loss referred to in this Section 1.11 which is caused by negligence on the part of Dynea, shall not be taken into account when determining the allowable losses (estimated 0.5%) pursuant to this Section 1.11, and shall be fully compensated by Dynea. Any loss caused by negligence on the part of M-I, shall be allowed in addition to the level of maximum losses (estimated 0.5%) set out above.

1.12 Dynea undertake to upkeep and maintain all permits, authorisations and standards, including without limitation those related to environment, health/safety, as well as ISO Certification(s), as at the entering into of this agreement.

1.13 All toll manufacturing pursuant to this Agreement shall be performed in accordance with the permits etc. set out in Section 1.12 and Dynea's internal practices and regulations.


2.       RAW MATERIALS

         Dynea will manufacture some of the oil field chemical products using formaldehyde manufactured, sold and supplied by Dynea as set out in Schedule B. All other raw materials for use in the manufacturing of the oil field products will be purchased and supplied by M-I, unless otherwise agreed. The parties will mutually agree on possible joint purchasing of certain raw materials. The storage of raw materials shall be in accordance with M-I's instructions.

         In the event of joint purchasing, all raw materials will be supplied by Dynea to M-I or vice versa at cost, with the exception of formaldehyde, which is dealt with under Schedule B.


3.       PRODUCTION EMPLOYEES

         The employees of Dynea listed in Schedule C shall be dedicated to the efficient and timely production of oil field chemicals for the benefit of M-I. However, the employees shall continue to be employed by Dynea, which shall have the responsibility for such personnel.

         M-I shall pay fee according to Section 9.1 b) for the personnel listed in Schedule C along with the associated production cost as set out Schedule C.

         If deemed necessary by M-I to increase production capacity in certain periods, Dynea will at the reasonable request of M-I place additional personnel at M-I's temporary disposal. Dynea's consent to such a request shall not be unreasonably withheld. Vice versa, if requested by Dynea, M-I shall at the reasonable request of Dynea, place personnel dedicated to M-I manufacturing at Dynea's temporary disposal. M-I's consent to such a request shall not be unreasonably withheld.

         In the event such additional personnel or labour will have an impact on the production or the production planning or on each parties cost, the parties shall negotiate with the aim of adjusting the production planning and reallocating such costs as are related to the use of the additional personnel.


4.       Ownership of Materials and oil field chemical products

         Title to all methanol and formaldehyde for use in the manufacturing of certain oil field chemicals shall remain with Dynea.

         Title to all other raw materials purchased by M-I from any source for use in the manufacturing of the oil field chemical products shall remain with M-I.

         The recipes of the oil field chemical products and all the intellectual property rights as set out in section 3.1.c of the MBPA, together with any improvements thereof, relating to the recipes of the oil field chemical products (collectively the "IPR") shall remain and vest with M-I exclusively. Dynea is only entitled to use the IPR for the manufacture of the oil field chemical products at Lillestrom for the sole purpose of fulfilling its obligations under this Agreement.

         Title to the finished oil field chemical products shall remain with M-I.


5.       Handling and Loading of oil field chemical products

5.1 M-I shall provide Dynea with relevant and accurate written loading instructions for the oil field chemical products and Dynea shall load the oil field chemical products according to such written instructions.

         The storage of finished oil field chemical products shall be in accordance with M-I's instructions.

5.2 Dynea shall in connection with every delivery of oil field chemical products take and analyse a sample of the finished oil field chemical products loaded and provide M-I with a product specification and analysis for every such delivery. Dynea shall get an approval from M-I before every delivery.

5.3 The oil field chemical products supplied hereunder are delivered by Dynea FCA (ref. INCOTERMS 2000), however, M-I shall handle all necessary documentation regarding the transportation, delivery and customs clearance, and cover the costs related thereto.


6.       NEW Raw Materials and new oil field chemical products

         Any decision to utilise formerly not used raw materials is subject to Dynea's prior approval.

         Formerly not manufactured oil field chemical products shall be introduced and manufactured according to Dynea's regulations and practices pertaining to such new oil field chemical products.


7.       UTILITIES

         Dynea shall supply the directly consumed utilities necessary for the manufacturing of the oil field chemical products, including steam, electrical energy, cooling water, municipal water, fire water supply and compressed air.

         For the use of such utilities, M-I shall pay a utilities fee according to actual consumption of electricity and certain other utilities, and a percentage of the overall consumption of other utilities, as shown in the example set out in schedule E.

         Heated oil and heated oil treatment shall be provided by Dynea as a part of their obligations pursuant to this Agreement.


8.       SITE SERVICES AND RENTAL

         Dynea shall provide site services related to the manufacturing of the oil field chemical products, and offices to M-I or personnel involved in the said manufacturing, as set out in Schedule D.

         For rental and site services rendered the first year of the term of this Agreement, M-I shall pay a fee based on allocation of costs for services utilised in relation to the oil field chemicals manufacturing as at the entering into of this agreement, as set out in Schedule D. Should M-I wish to reduce the level of site services or make any other changes to the rental and site services presently being provided, the parties shall negotiate with the aim of establishing M-I's need for site services and the fee/allocation of costs on these services. If such an agreement is reached within July 1, in any year following the first year, it will take effect January 1, the following year.



9.       FEES - PRICING - INVOICING ETC.

9.1 For the manufacturing of the oil field chemical products M-I shall pay the following cost-based fees, based on the costs set out in the Schedules, as revised each year according to the budgets for the year in question.

         a)       Assets/depreciation fee, as set out in Schedule A.

         b)       Labour costs/operating cost as set out in Schedules C.

         c) Site service and rental fee for the Lillestrom Production team as set out in Schedule D.

         d) Site service and rental fee for M-I employees as set out in Schedule D.

         e) Utilities fee based on actual consumption of electricity and certain other utilities, and a percentage of the overall consumption of other utilities, as shown in the example set out in schedule E..

         f) Price for formaldehyde as set out in Schedule B.

9.2      The fees are payable in the currency of NOK.

9.3 The Assets/depreciation fee (9.1 a)) and the Labour costs/operating cost fee (9.1 b)) shall be invoiced together, with a separate line on the invoice for each fee. This invoice will be submitted to M-I on the 15th of each month, the invoice covering such depreciation and costs for the said month, with a payment term of 15 days from invoicing.

         The Site service and rental fee for the Lillestrom Production team (9.1c)) and the Site service and rental fee for M-I employees (9.1 d)) shall be invoiced on the 1st working day of the month, covering the previous month with a payment term of 10 days from invoicing.

         The utilities fee (9.1 e)) and formaldehyde price (9.1 f)) shall be invoiced together on the 1st working day of each month, the invoice covering all utilities supplied and all formaldehyde delivered the previous month, with a payment term of 15 days from invoicing.

9.4 The fees in Section 9.1 a) and 9.1 b) ( e.g. covering. labour cost and depreciation) shall be yearly adjusted effective as of January 1, e.g. based on (i) the average salary increase (the official average salary increase for workers in the Norwegian chemical industry) and (ii) any changes in the assets' value which directly or indirectly alters the basis for or amount of depreciation, including without limitation any new equipment requested by M-I and approved by Dynea or requested by Dynea and approved by M-I, and (iii) any change in the product mix that requires additional personnel or assets to manufacture. Additional adjustment shall be performed according to Section 1.4.

9.5 At the beginning of each calendar year, the Parties shall compare the total amount paid by M-I the previous year in Assets/depreciation fee (9.1 a)), Labour costs/operating cost fee (9.1 b)) and site service fees (9.1 c) and 9.1. d)), to the total actual costs of Dynea pertaining to such depreciation, labour/operating costs and site service. M-I will be credited 50% of any payments of such fees in excess of such actual costs, and shall make an additional payment to Dynea of 50% of all such actual costs exceeding the total payments of such fees. Excluded from the actual cost basis in relation to this provision are any actual costs induced by acts, decisions or requests by M-I, which M-I will cover in full unless otherwise provided for herein. However, the additional payment to Dynea in case of cost increase, and the credit to M-I in case of cost reduction, shall be limited to 2 % of the total consideration paid each year to Dynea under this agreement.

9.6 If, during a calendar year, the costs allocated to the oil filed chemicals production is increased by more than 5% per cost centre, the parties shall negotiate in good faith with the aim of evaluating the increase and the fair allocation of the costs. The threshold of 5 % increase shall, however, not apply to cost increases directly related to the production and its volume or that originates from circumstances outside Dynea's sphere of control, such as - but not limited to - an increase in the price of oil or electricity, or increased salaries costs as described in Section 9.4, or costs induced by acts, decisions or requests by M-I, which M-I will cover in full unless otherwise provided for herein.


10.      Force Majeure

         The Parties shall not be held responsible if the performance of any of their obligations under this Agreement is prevented, hindered or delayed as a result of circumstances outside its reasonable control (including but not limited to Acts of God, Acts of Government, War, Civil Commotion, Strikes, Labor Disputes, Lock-Outs and extraordinary weather conditions) (the "Force Majeure") and will be entitled to a reasonable extension of time within which to perform its obligations.

         As soon as possible after the occurrence of a Force Majeure, the Party claiming to be affected will inform the other Party by notice in writing of the circumstances and of the date on which the prevention or delay began. Thereupon the Parties will consult with each other with a view to agreeing on a course of action to overcome the consequences of the prevention or delay. Failing an agreement, the differences shall be resolved as set forth in Section 22 below.

         In event of Force Majeure M-I will only pay those costs that are fixed e.g depreciation and not any of the variable cost associated with production. This mean that all other costs will be suspended until the Force Majoure is ended.


11.      AUDIT

         Dynea shall once a year or as reasonably requested upon three months written notice, provide M-I access to the books and other material and documentation pertaining to the calculation of the fee structure, so that M-I is able to perform a limited audit of the financial accounts effecting the oil field chemical production.


12.      Confidentiality

         Except for the use of such information and documents in connection with the fulfilment of this Agreement or as otherwise required by law or regulations each party agrees to keep confidential any information obtained by it from the other party in connection with this Agreement.


13.      Term

13.1 This Agreement shall become effective upon closing of the acquisition under the Business Purchase Agreement.

13.2 The obligations and rights of the Parties relating to this Agreement, shall be in force for a period of five (5) years from the above effective date. The term of the Agreement shall automatically continue for another successive two (2) year period unless M-I gives a written notice one (1) year prior to the end of the initial term of this Agreement or either party gives one (1) years notice prior the end of the second option period.


14.      Early Termination

14.1 This Agreement may be terminated by either party with 60 days prior written notice to the other party in the event such other party becomes insolvent or files a petition for bankruptcy or a petition for bankruptcy is filed against such other party and is not dismissed within 30 days.

14.2 In the event of default by a party in performing its obligations pursuant to this Agreement, the other party shall give notice thereof and request the defaulting party to cure such default within forty-five
         (45) days after receipt of the notice. If, at the expiry of said forty-five days period the default is not cured, the party not being in default shall have the right to terminate the agreement upon giving the defaulting party thirty (30) days prior written notice.

14.3 Exercise of or failure to exercise any termination right specified in this Section 14 shall not prejudice any other right which party may have at law or in equity.


15.      CONSEQUENTIAL DAMAGES

         M-I will hold Dynea harmless from any claims from third parties based on defects or flaws in the manufactured oil field chemical products sold by M-I, to the extent that the claims are not based on Dynea's demonstrated gross negligence or wilful misconduct with regard to its production procedures and/or facilities.

         The Parties shall be liable for damages due to any breach of this agreement. However, neither party shall be liable under this Agreement for consequential damages, including loss of revenues or profit or increased costs of production, except in cases of gross negligence or wilful breach of contract.


16.      No Waiver

         The failure by either party to insist, in any one or more instance, upon a strict performance of any the terms or conditions of this Agreement, or the waiver by either party of any term, condition or right hereunder or of any default by the other party, shall not be deemed or construed to be a waiver by such party of any term, condition, right, or default in any other instance.


17.      Notices

         All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered within 14 days, if sent by registered mail or private courier, and on receipt if by telefax, evidenced by receipt.

         If to M-I:

         Address:      M-I Norge AS
                       Tangen 12
                       4070 Randaberg
                       Norway
         Telefax:      + 47 51 41 00 96
         Attention:    Arve Sem-Henriksen


          If to Dynea:

         Address:     Dynea  ASA, PB 160, 2001  Lillestrom, Norway
                      (visiting address: Svellev. 33, 2004
                      Lillestrom)
         Telefax:     + 47 63 89 76 10
         Attention:   Svein Rosseland

         or to such other address as such party may indicate by a notice delivered to the other party hereto.

18.      Assignment and non-competition

         Each party shall have the right to with the other party's consent, which shall not be unreasonably withheld, assign and transfer its rights and obligations under this Agreement .

         Any transfer or assignment by Dynea of rights or obligations under this agreement, is subject to the non-competition provisions of the MBPA
         Section 19.2.

         Subject to M-I's prior approval, Dynea shall be entitled to sell formaldehyde from the Lillestrom plant to Competing Business of M-I (as defined in the MBPA) as long as this is done on non preferential market rates (e.g market price with no discount). This Agreement do not restrict Dynea's right to sell formaldehyde manufactured elsewhere to Competing Business of M-I.


19.      Entire Agreement; Amendments

         This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof, and no prior or other representation, understanding or agreement, whether written or oral, shall bind either party hereto in respect of the manufacture of Product by Dynea. This Agreement may be amended only by a written instrument properly signed by authorized representative(s) of both Parties. No document used in connection with estimates, production or delivery orders, or acknowledgement thereof, shall amend, modify, revoke or otherwise affect the provisions of this Agreement.


20.      Severability

         In the event that any one or more of the provisions of this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.


21.      Governing Law

         This Agreement shall be governed by and construed and enforced in accordance with the laws of Norway, without regard to conflict of law principles.

22.      DISPUTE RESOLUTION

         The parties shall negotiate in good faith to resolve any dispute, controversy or claim arising out of or relating to this Agreement. Should the parties not reach a settlement by such negotiations, the dispute shall be finally settled by arbitration in accordance with Chapter 32 of Norwegian Act on Civil Procedure ("tvistemalsloven") or its enacted successor. The arbitration shall be held in Oslo and the arbitral proceedings shall be conducted in the English language.

         IN WITNESS WHEREOF, this Agreement has been executed in duplicate as of the date first set forth above.

M-I NORGE AS                                         DYNEA ASA




----------------------------                         ---------------------------

                                                    Exhibit 8.1 to the company's
                                                    annual report for the year
                                                    ended December 31, 2002
                                                    ----------------------------


Our principal subsidiary undertakings as at December 31, 2002 are as follows:

                                           Country of           Ownership as of
     Subsidiary                        Incorporation          December 31, 2002
     -------------------------  ---------------------------  -------------------
     Dynea ASA                  Norway                                100%
     Dynea Austria GmbH         Austria                               100%
     Dynea B.V.                 Netherlands                           100%
     Dynea Chemicals Oy         Finland                               100%
     Dynea Ireland Ltd          Ireland                               100%
     Dynea NV                   Belgium                               100%
     Dynea Finland Oy           Finland                               100%
     Dynea UK Ltd               UK                                    100%
     Dyno Nederland BV          Netherlands                           100%
     Dynea Canada Inc           Canada                                100%
     Dynea Overlays WI Inc      USA                                   100%
     Dynea U.S.A. Inc           USA                                   100%
     Dynea Singapore Pte. Ltd   Singapore                             100%
     PT Dynea Indria            Indonesia                             51%
     Dynea NZ Ltd               New Zealand                           100%